Exhibit 99.1

[Service Date December 30, 2008]

BEFORE THE WASHINGTON STATE

UTILITIES AND TRANSPORTATION COMMISSION

In the Matter of the Joint	)	DOCKET U-072375
Application of	)
)
PUGET HOLDINGS LLC AND	)	ORDER 08
PUGET SOUND ENERGY, INC.,	)	APPROVING AND ADOPTING
	)	SETTLEMENT STIPULATION;
For an Order Authorizing Proposed	)	AUTHORIZING TRANSACTION
Transaction	)	SUBJECT TO CONDITIONS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	)

Synopsis: The Washington Utilities and Transportation Commission, approving and adopting subject to conditions a Settlement Stipulation proposed by all parties except Public Counsel, authorizes Puget Holdings LLC (Puget Holdings) to acquire Puget Energy, Inc. (Puget Energy), and its wholly-owned subsidiary Puget Sound Energy, Inc. (PSE). The Stipulation includes 63 commitments from the applicants, including ring-fencing provisions to maintain and protect PSE’s financial independence from Puget Energy, Puget Holdings and other corporate affiliates. The commitments preserve the Commission’s access to information necessary to its regulatory responsibilities, protect service quality, protect the environment, protect consumers from rate impacts and preserve low-income programs. Taken together, the commitments and the conditions in this Order reasonably assure that Puget Holdings’ proposed acquisition of PSE will not harm the public interest.

TABLE OF CONTENTS

SUMMARY				1

COMMISSION DETERMINATION				2

MEMORANDUM				15

I.			Background and Procedural History	15

	A.		The Investors	16

		1.	The Macquarie Investors	17

		2.	Canada Plan Pension Investment Board	19

		3.	British Columbia Investment Management Corporation	20

		4.	Alberta Investment Management Corporation	21

	B.		The Proposed Transaction	23

		1.	The Status Quo	23

		2.	The Proposed Ownership Investment	24

	C.		Settlement Stipulation	26

		1.	Capital Requirement Commitments	28

		2.	Financial Integrity Commitments	29

		3.	Regulatory and Ring-Fencing Commitments	32

		4.	Staffing, Management, and Governance Commitments	36

		5.	Local Presence Commitments	38

		6.	Rate Commitments	38

		7.	Quality of Service Commitment	40

		8.	Low-Income Assistance Commitments	41

		9.	Environmental, Renewable Energy, and Energy Efficiency Commitments	41

II.			Discussion and Decision	43

	A.		Standard of Review for Property Transfers	44

	B.		PSE’s Capital Needs	52

	C.		PSE’s Access to Needed Capital	55

	D.		Capital Costs	67

i

E.		Financial Risk	69

	1.	Ring-Fencing	77

	2.	Refinancing Risk	84

	3.	Debt Covenants and Bankruptcy	85

	4.	Effect of Goodwill	90

	5.	Macquarie, Current Circumstances, and Risk	90

F.		Regulatory Risk	95

CONCLUSION			118

FINDINGS OF FACT			120

CONCLUSIONS OF LAW			123

ORDER			125

DISSENT			127

ATTACHMENT A - SETTLEMENT STIPULATION

ATTACHMENT B - TRANSACTION COMMITMENTS WITH COMMISSION CLARIFYING CONDITIONS

ATTACHMENT C - EXHIBIT 422

ii

SUMMARY

1	PROCEEDINGS: Puget Holdings LLC (Puget Holdings) and Puget Sound Energy, Inc. (PSE or Company),[1] on December 17, 2007, filed with the Washington Utilities and Transportation Commission (Commission) a joint application for an order authorizing the proposed transfer of ownership and control of Puget Energy, Inc. (Puget Energy), and its wholly owned subsidiary, PSE, to Puget Holdings. Puget Holdings is a Delaware limited liability company, with its principal offices in New York, formed expressly for the purpose of acquiring, through wholly owned subsidiaries, all of the outstanding shares of common stock issued by Puget Energy. The proposed transfer of ownership is one step in a financial transaction that would ultimately result in Puget Energy no longer being a publicly traded company. Puget Energy and PSE would be privately owned by Puget Holdings, which is an “Investor Consortium” (Consortium) comprised of several private equity investment companies and several government pension fund managers, all of which maintain portfolios of investments, including infrastructure investments, in the U.S., Canada, and several other nations. The Commission set the matter for hearing.

2	All parties, except the Public Counsel Section of the Washington Office of Attorney General (Public Counsel), filed and support a Multi-Party Settlement Stipulation (Settlement Stipulation or Settlement), which includes 63 commitments by the Joint Applicants. The settling parties ask the Commission to approve the proposed transfer, subject to the terms of the Settlement Stipulation, arguing it is consistent with the public interest. Public Counsel argues it is not and urges rejection of the Settlement and the proposed transfer.

3	APPEARANCES: Sheree Strom Carson and Jason Kuzma, Perkins Coie, Bellevue, Washington, represent PSE. Simon ffitch and Sarah Shifley, Assistant Attorneys General, Seattle, Washington, represent Public Counsel. Donald T. Trotter, Senior Assistant Attorney General, Olympia, Washington, represents the Commission’s regulatory staff (Commission Staff or Staff).[2]

1 We refer to Puget Holdings and PSE collectively as “Joint Applicants.”

2 In formal proceedings, such as this, the Commission’s regulatory staff functions independently as a party with the same rights, privileges, and responsibilities as other parties to the proceeding. There is an “ex parte wall” separating the Commissioners, the presiding Administrative Law

4	Melinda J. Davison and Andrew N. Harris, Davison Van Cleve, Portland, Oregon, represent the Industrial Customers of Northwest Utilities (ICNU). Chad M. Stokes and Tommy A. Brooks, Cable Huston Benedict Haagensen & Lloyd LLP, Portland, Oregon, represent Northwest Industrial Gas Users (NWIGU). Michael L. Kurtz and Kurt J. Boehm, Boehm, Kurtz & Lowry, Cincinnati, Ohio, represent the Kroger Co., on behalf of its Fred Meyer Stores and Quality Food Centers divisions (Kroger). Norman Furuta and Scott Johansen, Department of the Navy, San Francisco, California, and San Diego, California, respectively, represent the Federal Executive Agencies (FEA). Ronald L. Roseman, Attorney, Seattle, Washington, represents the Energy Project. Danielle Dixon, Senior Policy Advisor, Northwest Energy Coalition (NWEC), Seattle, Washington, represents the NWEC. Michael P. Alcantar and Donald Brookhyser, Alcantar & Kahl, Portland, Oregon, represent the Cogeneration Coalition of Washington.

COMMISSION DETERMINATION

5	Puget Holdings’ proposal to acquire Puget Energy and its wholly owned subsidiary, PSE, by purchasing all outstanding shares of Puget Energy common stock, is strikingly similar in many respects to other transactions the Commission has reviewed and approved in recent years. It is distinguished by the fact that there is substantial public opposition to the transaction evident from the considerable volume of written public comments, and the high attendance and predominant testimony in the four public comment hearings the Commission conducted throughout PSE’s service territory. This case is also distinguished by Public Counsel’s continuing opposition to a Settlement Stipulation that is patterned after settlement agreements he has supported in previous, similar cases. All other parties contend we should approve and adopt the Settlement Stipulation and allow the proposed transaction to be consummated, because it is “consistent with the public interest,” the standard by which the law demands we measure it.

Judge, and the Commissioners’ policy and accounting advisors from all parties, including regulatory staff. RCW 34.05.455.

6	Under Chapter 80.12 RCW and WAC 480-143-170 the standard for review of this transaction is that the Commission will reject it if the Commission determines “the proposed transaction is not consistent with the public interest.” Put differently, the Commission will approve the transaction if it is shown to be consistent with the public interest. This is sometimes called the “no harm” standard because, stated either way, the transaction must not harm the public interest in order to be approved.

7	The Settlement includes 63 commitments that emphasize important public service obligations including:

•

Capital requirement commitments to provide PSE with assured access to the significant capital it requires for infrastructure investments (e.g. generation, transmission and distribution facilities) necessary to provide sufficient, reliable and safe supplies of electricity and natural gas through 2013.

•	Financial integrity commitments that protect PSE’s financial health.

•	Regulatory and ring-fencing commitments that protect PSE from any financial distress experienced by other companies within the holding company structure.

•	Staffing, management, governance, recordkeeping and reporting commitments that protect and promote the Commission’s ability to regulate PSE in the public interest.

•	Local presence commitments at the levels of directors, officers, line employees, and corporate headquarters.

•	Rate commitments including beneficial rate credits and other protections for customers from rate increases that might otherwise result from the transaction.

•	Quality of service commitments.

•	Low-income assistance commitments.

•	Environmental, renewable-energy, and energy efficiency commitments.

8	These commitments are patterned after provisions developed in connection with similar transactions the Commission has approved in recent years.[3] Indeed, they go further and are even more comprehensive than those previously found fully protective of the public interest. No one suggests any additional commitments that should be required.[4] Nonetheless, we condition our approval upon the clarification and modification of the scope, applicability and enforceability of certain commitments to strengthen their protection of the public interest.[5]

9	On this basis, we find Puget Holdings’ proposed acquisition of Puget Energy and its wholly owned subsidiary PSE, subject to the Settlement’s commitments as clarified by the conditions we set forth in Attachment B to this Order, consistent with the public interest and we therefore approve it.

10	In what follows, we discuss and analyze in considerable detail the proposed transaction, the Settlement Stipulation, and the extensive record upon which the parties base their arguments. While the transaction is complex and our analysis correspondingly detailed, our conclusion ultimately rests upon two basic existing facts that are not changed by the transaction:

•

PSE is an investor-owned monopoly public service company as defined by statute and therefore subject to the Commission’s broad authority to “regulate in the public interest, as provided by the public service laws … [its] rates, services, facilities, and practices.”[6]

3 Notably, Public Counsel’s principal witness, Mr. Hill, recognizes our Commission as a national model in the development of the types of protections the parties propose through their Settlement. Exhibit 253 (NRRI Publication by Stephen G. Hill, Private Equity Buyouts of Public Utilities; Preparation for Regulators (December 2007)); TR. 1036:9-23 (Hill). Transactions that include these types of protections have been approved in jurisdictions such as ours that are governed by the “no harm” standard, and in jurisdictions governed by the “net benefits” standard. See, e.g., In re Application of MidAmerican Holdings Co. & PacifiCorp, d/b/a Pacific Power & Light Co., Docket UE-051090, Order 07 (February 22, 2006); In the Matter of MidAmerican Holdings Co. Application for Authorization to Acquire Pacific Power & Light Co. d/b/a PacifiCorp, Docket UM-1209, Oregon PUC Order 06-082 (February 24, 2006).

4 TR.1036:9-23 (Hill).

5 The conditions, largely clarifying individual commitments, are set forth in Attachment B to this Order.

6 RCW 80.01.040(3). We note that Puget Energy is not a public service company and, therefore, is not generally subject to our regulatory authority. However, it is well-established that our

•

While PSE is a key provider of electricity and natural gas in the Puget Sound region, it is a private company owned by a holding company, Puget Energy, governed by a board of directors elected by its owners, and managed by the officers they hire. Puget Energy is owned by institutional and private investors from around the world.

11	The Legislature has given the Commission pervasive authority to regulate PSE and nothing in the proposed transaction changes our authority, except to enhance it in some ways relative to the status quo, as we discuss in more detail later. The Commission will continue to regulate PSE’s “rates, services, facilities, and practices” just as it does today. The Commission will continue to exercise all of its powers of oversight and authority to protect consumers and the Company in order to ensure that PSE continues to provide safe, reliable service at reasonable rates and of the quality the public expects.

12	The Settlement provides that “Puget Holdings will seek to retain all current senior management of PSE.”[7] This, and a number of other commitments discussed in more detail below, is recognition by Puget Holdings that PSE is a well-run company providing reliable service at reasonable rates, and that its day-to-day operations should not change as a result of the transaction.

13	Considering the terms of this Order and the Commission’s continuing role as regulator, PSE will remain as “local” a company as it is today, under as much “local control” as now exists in any meaningful way. The Commission’s responsibility is to assure that there is no reduction in PSE’s services and no increase in its prices as a consequence of this transaction. Our Order assures that we have the necessary jurisdiction, information and control to do our duty.

regulatory authority extends to Puget Energy, as it will to Puget Holdings, for purposes of RCW 80.12-Transfers of Property. See, In the Matter of the Application of PacifiCorp and Scottish Power PLC, Docket No. UE-981627, Second Supp. Order: Commission Decision and Order Regarding Jurisdiction (March 16, 1999).

7 Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 15).

14	A recurring theme in much of the public’s testimony in opposition to the transaction is concern not only about a loss of “local control” over PSE, but a loss of PSE’s “locally owned” character. While this sense of identification is entirely understandable, we note that as a publicly traded company today PSE is owned by many shareholders, the vast majority of whom are in no sense “local.” As we develop in more detail later, the majority of Puget Energy’s current shareholders are institutions and mutual funds located outside of the region, some outside of the United States. Thus, based on who owns Puget Energy’s stock, neither it nor its subsidiary, PSE, is “locally owned.” As a practical matter, this is of little consequence for two reasons. First, PSE’s day-to-day operations are overseen by its officers who work and live in the Puget Sound region. They conduct PSE’s business subject to guidance from the board of directors, who may or may not live in the region.[8] The concept of PSE as a “local company” depends then, not on who owns it, but on who operates it and, most importantly, who regulates it.

15	The laws, public policies and values of our state define the “public interest.” The Commission’s duty is to assure that all Washington’s investor-owned utilities serve the public interest regardless of their corporate structure, whether they are closely held or publicly traded, and without regard to the nationality or domicile of their owners.

16	The public’s concern that PSE should remain under local control is addressed in practical and legal terms by the commitments in the Settlement and by recognition that the Commission’s responsibilities and powers are unaffected by the change in ownership. Just as in the relatively recent changes in ownership at PacifiCorp when, first it was acquired by ScottishPower (headquartered in the United Kingdom) and then by MidAmerican Energy Holding Company (MEHC) (headquartered in Des Moines, Iowa), or in the acquisition of Cascade Natural Gas Company by MDU (headquartered in Bismarck, North Dakota), the change in ownership of PSE will not

8 We discuss later the fact that there currently are no requirements that Puget Energy’s or PSE’s board members be residents in the Puget Sound region, or even the state. Under the terms of the Settlement Stipulation, at least three members of PSE’s board of directors and at least two members of Puget Energy’s board will be individuals “who are residents of the region,” which we clarify to mean Washington residents.

adversely affect either the service or the rates of PSE customers regardless of where the owners reside.

17	The opposition of both Public Counsel and our dissenting colleague is rooted in their theory that this transaction is a risky, highly leveraged private equity buyout led by foreign investors, which increases the risk of higher rates to service debt used to buy PSE.[9] They are particularly concerned about the Macquarie Group, describing the new ownership structure as so complex and “opaque” that it will impair access to necessary financial information and stymie effective regulation. We analyze this argument in considerable detail later but, simply put, this is an almost entirely inaccurate description of the transaction under the Settlement.

18	First, it is not a “highly leveraged” buyout. Leverage as commonly understood and interpreted in our prior decisions is the percentage of debt used to help purchase a company compared to the percentage of equity. It does not include debt already existing at the acquired company which is assumed, retired or refinanced as part of the transaction. The acquisition of Puget Energy involves $3.4 billion in equity and $850 million in net new debt (after accounting for debt already existing at PSE). Thus, the ratio of debt to total acquisition cost (leverage) in this transaction is 20 percent, substantially less than the leverage involved in the two most recent similar transactions approved by the Commission with the support of both Public Counsel and our dissenting colleague.[10]

19	Second, the source of the equity behind the Investor Consortium, including the Macquarie investors, is overwhelmingly government and private pension funds and endowments. It is not hedge funds, venture capital, “corporate raiders” and other sources of capital often thought of in the context of “highly leveraged private equity

9 The stock purchase, including transaction costs, is funded with $3.4 billion in equity contributed by the investors plus approximately $850 million in new debt, part of a $1.225 billion term loan to be held at Puget Energy. The remaining term loan funds, $375 million, are used to retire existing debt that has near-term maturity dates.

10 In re Application of MidAmerican Holdings Co. & PacifiCorp, d/b/a Pacific Power & Light Co., Docket UE-051090, Order 07 (February 22, 2006); In re Application of MDU Resources Group, Inc. & Cascade Natural Gas Corp., Docket UG-061721, Order 06 (June 27, 2007); See, infra, ¶¶ 167, 168 (Leverage in MDU/Cascade of 28 percent; leverage in MEHC/PacifiCorp of 50 – 100 percent).

buyouts.” The Investor Consortium represents very large pools of “patient capital” that invest in utility companies like Puget Energy expecting relatively stable long-term returns that are a good fit with the relatively long-term liabilities of pension funds and endowments. There is no evidence in our record that the Consortium intends or desires to “flip” its investment in Puget Energy in the near term or at any particular point in time.

20	Third, Public Counsel and our dissenting colleague ignore the extensive “ring-fencing” provisions[11] in the Settlement, acknowledged by Public Counsel’s own principal witness as state of the art.[12] These ring-fencing provisions protect PSE from the risks inherent in Puget Holdings’ taking on debt that will be on the books of Puget Energy, not the books of PSE,[13] and ensure that PSE’s ratepayers do not bear the risks attributable to this debt. The new owners will bear the full risks of their investment, both the debt and equity components, in return for the opportunity to achieve a higher internal rate of return at the Puget Holdings level without affecting at all the rates paid by PSE’s ratepayers. Among other things, these commitments provide that the cost of capital reflected in rates will not be higher than it would have been had the transaction not occurred.[14]

21	In prior similar transactions both Public Counsel and our dissenting colleague have endorsed ring-fencing provisions as sufficient to protect ratepayers against the type of financial risks raised by this transaction. In fact, they have supported all of the recent precedent transactions on terms that are not as rigorous as those provided under this

11 Ring-fencing is a term of art in the world of mergers and acquisitions. It refers to financial and corporate structuring in a transaction that results in a newly acquired company being isolated from the upstream corporate structure of its new owners and, thus, insulated and protected from any financial distress suffered at the higher levels in the organization. In this instance, for example, there are a number of ring-fencing provisions that protect PSE from being involuntarily included in a Puget Energy or Puget Holdings bankruptcy proceeding. Other provisions protect PSE’s ability to retain earnings to fund capital expenditures.

12 TR. 1036:20-23 (Hill).

13 The ring-fencing provisions protect PSE’s ratepayers with respect to the term loan that will be drawn at closing to fund a part of the stock purchase, retire existing debt and cover transaction costs, and with respect to future draws against the Puget Energy credit facility that can be used to inject cash into PSE for infrastructure development. All of this debt will be carried on Puget Energy’s books, not PSE’s.

14 Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 24).

Settlement. Yet they fail to meaningfully distinguish how this transaction differs from those they supported in the past or explain why ring-fencing they found to be sufficient in the past is now insufficient even though it is comparatively stronger here.

22	Fourth, in several detailed provisions the Investor Consortium commits to provide all the financial information necessary to effective regulatory oversight and control of PSE by the Commission. These commitments include compliance with many of the reporting and disclosure requirements of publicly traded companies under the New York Stock Exchange (NYSE), Securities and Exchange Commission (SEC) and Sarbanes-Oxley Act, although Puget Energy and Puget Holdings will not be publicly traded.

23	More importantly, neither Public Counsel nor our dissenting colleague explains how the Commission’s regulatory control and oversight of PSE would be impaired or weakened in any way by the transaction.[15] In fact, the Settlement not only preserves the Commission’s existing authority over PSE, it extends some of that authority to the holding company level and increases the Commission’s power to protect ratepayers beyond what exists today.[16]

24	Fifth, the Settlement provides actual and potential benefits to ratepayers. The new owners agree to maintain a healthy capital structure at PSE with a minimum of 44 percent equity, which will facilitate borrowing at more favorable rates and help protect ratepayers from any financial distress that might occur at PSE. The new owners have committed and are financially able to provide PSE with access to the very significant amounts of capital required over the next five years to improve and expand infrastructure to meet the needs of current and future customers. By relieving

15 As we discuss in detail later in this Order, their concerns about “transparency” and “complexity” in the expansive Macquarie group of investment companies above Puget Holdings raises issues that are not relevant to our consideration of this transaction.

16 Commitments 9 and 27, for example, ensure that the holding company’s books and records will be available to the Commission and other parties, to the extent they relate to PSE. Under Commitment 28, the holding company, albeit not a public service company, submits to certain provisions of our governing statutes. In Commitment 33 Puget Holdings acknowledges that the commitments are binding on Puget Holdings and, where applicable, its affiliates. We clarify by condition to Commitment 33 that these commitments are binding on PSE, Puget Holdings and their successors in interest.

PSE from the challenges of raising this necessary capital in public equity and credit markets, currently a very daunting prospect, the officers and directors will be able to focus their full attention on cost-effectively building and acquiring infrastructure on terms that will benefit ratepayers for many years to come. In addition, the new owners agree to provide at least $88 million and up to $100 million in rate credits over ten years that will directly benefit customers by keeping their bills lower than they would be otherwise.

25	Finally, neither Public Counsel nor our dissenting colleague acknowledge that there is at least as much risk, and probably more, facing PSE and its customers if the Settlement is rejected. No one disputes that over the next few years PSE will need to invest approximately $5.7 billion in infrastructure to provide safe, reliable supplies of electricity and natural gas. While some of this amount will be internally generated from retained earnings, an estimated $3.4 billion of external capital, both equity and debt, will have to be raised. The Settlement secures a substantial part of that capital now, while protecting ratepayers from much of the associated risk through extensive ring-fencing and other commitments. If the Settlement is rejected, PSE will have to raise this capital in any event. Even assuming that it can do so in what could be very daunting market conditions, under the status quo ownership ratepayers have virtually no ring-fencing protection and will be exposed to all the risk associated with the debt capital and the potential risk of higher rates to secure equity capital.[17]

26	In reaching our conclusion, we have conducted through a formal hearing process a thorough and detailed investigation. Within the limits of affording all parties due process, we have extended to Public Counsel every opportunity to present evidence,[18]

17 The dissent apparently is more comfortable with this risk, acknowledging that if the transaction is rejected, “frequent rate cases” and “strengthening regulatory support” (i.e., higher rates to attract capital) may be necessary to fund PSE’s capital costs. Dissent ¶ 57.

18 In addition to his opportunities to file testimony in response to the original proposal and in response to the Settlement, we granted in Order 05, Public Counsel’s motion to reopen the record. We received into evidence from Public Counsel twelve news articles and press releases taken from the online versions of various news sources such as the Wall Street Journal and Bloomberg. These documents reported on various aspects of the current turmoil in U.S. and international financial markets. Without asking to reopen the record, Public Counsel filed an additional set of similar documents with his Reply Brief. He asked the Commission to take official notice of five of these documents. In Order 06 we granted motions from Joint Applicants and Staff urging that cross-examine opposing witnesses and present argument,[19] to persuade us that the settling parties have failed to carry their burden to demonstrate that the Settlement is “consistent with the public interest.”[20] Nonetheless, after a full and dispassionate analysis of all the evidence and careful consideration of all the arguments, we arrive at the same conclusion reached by those parties representing environmental interests, low-income customers, industrial and large commercial customers, and the Commission’s independent Staff: the Settlement is consistent with the public interest and the transaction should be approved.

27	Our dissenting colleague now suggests for the first time that we should reject the Settlement because we do not have enough information to fully and fairly evaluate it, and that “we should require a full adversarial proceeding and a full exposition of current market conditions.”[21] We are confident that we have all we need to make an informed judgment on the merits. If our colleague felt he needed more, he could have satisfied that need by asking more questions at the hearing and by supplemental bench these new documents not be received and that portions of Public Counsel’s Reply Brief that referred to them be stricken. As to five of these documents we said:

There is a point at which due process requires that the record be closed so that the parties are not having to respond repeatedly to “new” evidence and so that the Commission can do its job. Having allowed the record to be supplemented once with similar information, there should be some compelling reason if we are to allow it again. There is nothing compelling about what Public Counsel seeks to introduce here.

We found the sixth document not relevant to the issues in this case.

19 In Order 04, we granted Public Counsel’s motion to increase the number of pages allowed in post-hearing briefs. In addition, on October 8, 2008, we gave notice of an opportunity to file reply briefs to Public Counsel and other parties. Public Counsel filed a Reply Brief on October 24, 2008, which opened with the following statement: “While Public Counsel believes that the most important arguments raised by Joint Applicants and Staff were addressed in the opening brief, Public Counsel appreciates the opportunity to respond to certain points raised by the proponents of the settlement.”

20 WAC 480.143.170.

21 Dissent ¶ 13. Our record includes nearly 1,200 pages of transcript including oral comments from 135 members of the public, written comments from 4,447 members of the public, more than 6,500 pages of documentary evidence in 250 exhibits, and 8 briefs totaling more than 275 pages.

requests for more information.[22] As we said (with our colleague’s agreement) in rejecting Public Counsel’s second request to supplement the record with the latest news clippings about the financial crisis, we are fully aware of what is going on in the world and the latest developments in the financial crisis do not meaningfully change the nature of the issues before us. Furthermore, in a time of uncertainty and fluidity there may be no end of changing circumstances about which one could argue we need to know more. Due process requires that at some point the record be closed and the parties be given a decision to which they are entitled.

28	It is hard to imagine what more we would learn from the further litigation the dissent desires or what more process could be due than that already afforded. This matter has been pending before the Commission for a year. Staff, ICNU and other parties in addition to Public Counsel initially filed testimony opposing the transaction. They engaged in settlement negotiations, a key part of the adversarial process, in an effort to resolve their diverse positions on principled bases. The public interest was represented in these negotiations by our expert Staff, Public Counsel represented the interests of PSE’s residential and small business customers, and various private interests and societal interests (e.g., low-income and environmental) were represented by the intervenors. The Joint Applicants made numerous concessions that ultimately satisfied their adversaries except Public Counsel, which resulted in a Settlement opposed only by Public Counsel.

29	We held four public comment hearings in three cities and a two-day evidentiary hearing in Olympia, during which both Public Counsel and Commissioners were free to, and did, fully inquire of the parties about any relevant issues. By any reasonable standard, we already have had a “full adversarial proceeding.” The dissent may not agree with the settling parties, but the fact is that they came to agreement and presented a common position at hearing. Our colleague wishing the settling parties remained more adversarial cannot make them so. The only remaining adversarial party is Public Counsel. He has said nothing to suggest that he did not have the

22 The Commission supplemented the record with responses to 25 bench requests (Exhibits 401-425), including 2 bench requests issued after the initial round of briefing.

benefit of a “full adversarial proceeding” to challenge the Settlement, because indeed he did.[23]

30	Underlying the dissent’s opinion is our colleague’s anxiety about the current and future state of financial markets, doubts about the need for the transaction, concerns about the “Macquarie business model,” and an earnest desire for more information and, in the end, more certainty about the future. With all due respect, and for the reasons set forth more fully below, we find the dissent’s arguments more rhetorical than persuasively reasoned, impaired by factual errors, in part contrary to precedent and in part irrelevant.

31	Everyone can agree that the present is unsettling and the future uncertain. The only things that are certain are the terms of the transaction before us and our ability to judge whether it harms the public interest. Much of what the dissent would like to “know” is unknowable. No matter how much information is gathered or litigation pursued, we cannot know how the financial markets will evolve over the next months and years. Nor can we know how PSE might fare in those markets in the status quo as a publicly traded company rather than as part of an international holding company backed by government and private pension funds. That is precisely why ring-fencing protections and ensuring adequate regulatory oversight and control are central to our analysis and ultimate approval of the Settlement. Robust ring-fencing and regulation provide a bulwark against future risk and actually reduce the future risk to PSE’s ratepayers compared to the status quo given the undisputed need to raise large amounts of capital over the next few years.[24] The dissent does not acknowledge the very real risk that rejection of the Settlement will not result in a further opportunity to learn more about how the options of the status quo and the proposed transaction compare because the transaction might no longer be an option. The Investor

23 See, supra, ¶¶ 10-13 and accompanying footnotes.

24 Id.; Commitments 35 through 40, for example, require PSE to maintain a healthy level of equity and impose restrictions on dividends at PSE and Puget Energy that protect PSE’s financial strength. Commitments 8, 16 and 25 protect PSE from bankruptcy in the event of financial distress at Puget Energy or higher levels in the holding company structure.

Consortium could withdraw its offer or the financing upon which it depends could collapse.[25]

32	We understand and have borne in mind throughout our deliberations the public’s apparent anxiety over, and opposition to, this change in PSE’s ownership as reflected in the record of public comments. Yet the clear weight of the evidence, precedent cases and applicable law compel us to conclude that the settling parties are correct – the transaction does not harm the public interest. Indeed, we believe that the transaction not only does no harm, it offers affirmative benefits to ratepayers and to the region. We have done our best in this Order to explain in detail as clearly as we can how and why we reach this conclusion, which we hope will assuage public concern.

33	Neither Public Counsel nor the dissent meaningfully distinguishes this case from prior cases nor explains abandoning positions each consistently held in those prior cases. In truth, the primary distinction between this transaction and the others is the degree of public opposition. While it is entirely appropriate that we consider the public opinion reflected in the record, it would be more than inappropriate to let that consideration drive our decision. It would be unfair to the parties, who are entitled to equitable treatment under the law even if the result is unpopular. It would also damage the institution of the Commission as a regulatory agency, which since its inception in 1905 has been structured and governed to balance equitably the interests of ratepayers, shareholders and the broader public based on facts, law and informed judgment, and without regard to politics or popular opinion. Such damage would do lasting harm to the public interest.

34	We turn now to a detailed explanation of the analysis leading us to this conclusion.

25 See, e.g., Exhibit 424 HC (Joint Applicants’ Response to Bench Request 24— Executed Copy of Puget Energy Credit Facility and Form of Credit Agreement for PSE (PSE Capex Facility), Attachment B, page 32.

MEMORANDUM

I.	BACKGROUND AND PROCEDURAL HISTORY

35	On December 17, 2007, Puget Holdings and PSE filed their joint application for an order authorizing the transfer of ownership and control of Puget Energy and its wholly owned subsidiary, PSE, to Puget Holdings. The applicants filed testimony and exhibits in support of their initial filing. Commission Staff, Public Counsel, the Energy Project, the Industrial Customers of Northwest Utilities, and the Northwest Energy Coalition conducted discovery and filed their respective response testimonies and exhibits on June 18, 2008, in which they identified their concerns with the transaction, as then proposed. The applicants filed rebuttal testimony on July 2, 2008, which included proposed commitments intended to address the concerns raised by the response testimonies. This set the stage for settlement negotiations.

36	On July 21, 2008, Staff filed a letter on behalf of itself, PSE, Puget Holdings, ICNU, NWIGU, The Energy Project, Kroger, and the NWEC informing the Commission that these parties (Joint Parties) had reached an agreed resolution of all issues. The Cogeneration Coalition indicated it would not oppose the Settlement. The Federal Executive Agencies took no position. Public Counsel opposed the Settlement.

37	On July 22, 2008, the Joint Parties filed their Settlement Stipulation. They asked the Commission to suspend the evidentiary hearings scheduled for July 28 -31, 2008, and requested that a prehearing conference be convened to determine a procedural schedule for a hearing on the proposed settlement. The Commission conducted a prehearing conference on July 25, 2008. By notices issued on July 29 and 30, 2008, the Commission established dates for the Joint Parties to file testimony in support of their Settlement, for Public Counsel to file response testimony and for the Joint Parties to file rebuttal testimony. The Commission conducted four public comment hearings: May 15, 2008, in Bellevue; May 20, 2008, in Bellingham, and; two in Olympia on June 4, 2008, and August 26, 2008.

38	The Commission conducted evidentiary hearings in Olympia, Washington, on August 25 – 26, 2008. The parties filed Initial Briefs on September 19, 2008, and Reply Briefs on October 23, 2008.

A.  THE INVESTORS

39	The proposed change in Puget Energy and PSE’s ownership would mean that Puget Energy would no longer be a publicly traded company.[26] Thus, the numerous investors who currently benefit from the utility’s success and bear the risks of any lack of success will no longer have direct voting rights on matters that must be approved by shareholders.[27] Instead, that power will be exercised by the members of the Consortium. Therefore, in evaluating the merits of this transaction it is important to consider carefully the nature of these investors, their plans as owners of Puget Energy and PSE, and the governance structure of their holding company, Puget Holdings.

40	Puget Holdings is a consortium of six primary investors who own the following percentages:

•

Macquarie Infrastructure Partners, which is comprised of three limited partnerships (i.e., Macquarie Infrastructure Partners A, L.P.; Macquarie Infrastructure Partners International, L.P.; and Macquarie Infrastructure Partners Canada, L.P.) who will indirectly invest in Puget Holdings, holds the largest single minority ownership interest at 31.8 percent.

•	Canada Pension Plan Investment Board holds 28.1 percent.

•	Macquarie Capital Group Ltd holds 15.9 percent.

26 Only Puget Energy, Inc., is a publicly traded company listed on the New York Stock Exchange. PSE is a wholly owned subsidiary of Puget Energy.

27 This change actually is less significant than it might appear considering that many of the ultimate beneficiaries of PSE’s success today have only indirect interest in PSE by virtue of their ownership of shares in a mutual fund, or through an institutional investor who invests on their behalf. These classes of investors are much like the pensioners who, for example, depend on the Canadian asset managers participating in this transaction to invest on their behalf.

•	British Columbia Investment Management Corporation holds 14.1 percent.

•	Alberta Investment Management holds 6.3 percent.

•	Macquarie-FSS Infrastructure Trust holds 3.7 percent.

Although the three Macquarie entities collectively own 51.4 percent of Puget Holdings, this is not a controlling share under Puget Holdings’ governance structure, which requires a vote of 55 percent of the shares to support any action and a vote of 80 percent or more of the shares for certain significant corporate decisions.28

41	All these entities manage investments largely for government pension funds, corporate pension funds, endowments and foundations, and Taft-Hartley (i.e., labor union pension) funds. These investors seek to become the new indirect owners of PSE, replacing the institutional, mutual fund and individual shareholders who now indirectly own PSE through their stock in Puget Energy, a publicly traded company on the NYSE.

1.  THE MACQUARIE INVESTORS

42	According to Mr. Leslie’s testimony for the Joint Applicants:

The Investor Consortium includes three members of the Macquarie Group:

•

Macquarie Infrastructure Partners. Macquarie Infrastructure Partners is a diversified, unlisted investment fund that is headquartered in New York.[29] It focuses on infrastructure investments in the United States and Canada. The majority of

28 TR. 719:14-22 (Leslie). See Exhibit 408 (Response to Bench Request 8 – Puget Holdings LLC governance structure and voting rights).

29 “Unlisted” funds are those not listed on a stock exchange and, hence, not publicly traded.

“Listed” funds are those listed on a stock exchange.

its investors are US and Canadian institutions such as government pension funds, corporate pension funds, endowments, foundations and labor unions. Macquarie Infrastructure Partners currently has eleven infrastructure investments in the utility, toll road, ports and communications sectors.

•

Macquarie-FSS Infrastructure Trust. Macquarie-FSS Infrastructure Trust is an unlisted Australian infrastructure trust managed by Macquarie Specialised Asset Management Limited. The investment objective of Macquarie-FSS Infrastructure Trust is to make investments in a diversified range of infrastructure and related assets. It currently holds interests in five assets across sectors including communications infrastructure, vehicle inspection, utilities, and water infrastructure in three countries: the United States, Spain, and the U.K.

•

Macquarie Capital Group Ltd. Macquarie Capital Group Ltd. is a wholly owned subsidiary of the Australian-listed Macquarie Group Limited and the operating company for Macquarie Group Limited’s non-banking operations. Macquarie Capital Group Ltd. often invests alongside Macquarie Group-managed funds in investments of this kind in an underwriting capacity. This is the case for Puget Holdings, and Macquarie Capital Group Ltd. expects to sell down its minority position to other Macquarie Group-managed funds or other like-minded third party investors prior to financial close or shortly thereafter. [30]

43	Mr. Leslie testifies further that:

The Macquarie Group is a diversified international provider of banking, financial, advisory and investment services, with approximately US$200 billion of total assets under management (as of September 30, 2007). The Macquarie Group is headquartered in Australia with

30 Exhibit 31T (Leslie) at 8:6 – 9:1.

subsidiaries located across the globe and employs over 11,000 people in 25 countries including more than 1,300 in North America. The Macquarie Group has been active in North America for over a decade, establishing its first office in New York in 1994. As discussed above, three of the Consortium members – Macquarie Infrastructure Partners, Macquarie Capital Group Ltd. and Macquarie-FSS Infrastructure Trust—are also members of the Macquarie Group. The Macquarie Group is one of the world’s largest owners and managers of infrastructure assets, managing more than $50 billion of equity in infrastructure and specialized assets around the world. Through its 31 listed and unlisted funds and other managed entities, the Macquarie Group manages, operates and invests in a diversified group of infrastructure businesses, including water companies, natural gas transmission and distribution companies, and electricity generation, transmission and distribution companies. Through its investments, the Macquarie Group is responsible for providing utility service to over 13.7 million households.

The Macquarie Group is a committed, long-term investor in infrastructure that seeks to own, develop and responsibly manage investments in the infrastructure sector that are financially stable and predictable over the long-term. From these investments, it seeks stable, predictable cash flows and seeks to effectively manage and grow the businesses under its control. 31

2.  CANADA PLAN PENSION INVESTMENT BOARD

44	The Canada Plan Pension Investment Board (CPPIB) invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries.[32] CPPIB invests in a diversified portfolio including

31 Id. at 9:3 – 10:6.

32 Exhibit 151T (Wiseman) at 2:9-14.

publicly-traded stocks, private equities, real estate, inflation-linked bonds, infrastructure and fixed income.[33] Mr. Wiseman testifies for CPPIB:

The infrastructure program is focused on assets with lower risk and return characteristics, typically characterized by strong regulatory elements and with low substitution risks. Such investments might include integrated utilities, electricity transmission and distribution, gas transmission and distribution, water utilities, toll roads, bridges and tunnels, airports, and ports.

The CPPIB infrastructure group is currently targeting investments that enable us to contribute in excess of $500 million of equity capital, and the CPPIB infrastructure group generally participates in consortia with partners that have similar stated investment objectives. 34

3.  BRITISH COLUMBIA INVESTMENT MANAGEMENT CORPORATION

45	British Columbia Investment Management Corporation (bcIMC) is a trust company authorized to carry on trust and investment management services on behalf of trust funds, special funds and public monies of government bodies and designated institutions. According to bcIMC’s witness, Mr. Webb:

The trust’s investment activities help to finance the retirement benefits of more than 400,000 B.C. residents including college instructors and staff, municipal and healthcare workers, firefighters, police officers, public servants and teachers; the staff and faculty at the University of Victoria; and employees of WorkSafeBC, Insurance Corporation of British Columbia and others. In addition, bcIMC’s investment activities help to finance the insurance funds that cover almost two million workers and 173,000 employers in B.C.35

33 Id. at 2:21 – 3:2.

34 Id. at 4:16 – 5:7.

35 Exhibit 141T (Webb) at 2:16 – 7:2.

46	Mr. Webb testifies further that:

bcIMC typically makes investments in infrastructure assets that are stable cash-yielding assets, which, over a long-term period, offer the potential to produce moderate returns in a relatively low risk context. Often the resulting cash flows generated by these assets are indexed to inflation and are therefore appropriate for holding periods of well in excess of ten years. Longer hold periods are aligned with the long-term focus and liability streams of many of bcIMC’s clients.36

4.  ALBERTA INVESTMENT MANAGEMENT CORPORATION

47	The Alberta Investment Management Corporation (AIMCo), based in Edmonton, Alberta, provides investment management services to various public sector bodies of the Province of Alberta. Mr. McKenzie testifies for AIMCo that:

The majority of AIMCo assets under management come from Alberta public sector pension plans and provincial endowment funds. These pension plans provide benefits for more than 270,000 pension members. These members include public servants, health care workers, academic staff, police officers, and provincial judges. AIMCo endowment clients provide funding for purposes including undergraduate scholarships and medical, science, and engineering research.

36 Id. at 6:13 – 7:3.

AIMCo invests client funds across a wide range of asset classes, such as equities, bonds, and alternative investments. Alternative investments include infrastructure, private equity, real estate, and timberland.37

48	Mr. McKenzie testifies further that:

Infrastructure assets are viewed as an effective duration match against the long-term liabilities of AIMCo’s pension and endowment fund clients. AIMCo’s pension clients need to fund liabilities of the plan for its members for many years following the anticipated date of their retirement. Also, AIMCo’s endowment clients need to provide funding for their programs into perpetuity.

AIMCo places great importance on its direct equity investment program (including the Proposed Transaction) because direct equity investments allow AIMCo to hold investments indefinitely and effectively match client liabilities. AIMCo expects infrastructure investments to provide a moderate return with a lower degree of risk compared to other asset classes.

Furthermore, the dividend yield provided by infrastructure projects also matches the needs of AIMCo’s clients to make annual distributions. Infrastructure investments also provide AIMCo’s clients with portfolio diversification and an element of inflation-sensitivity in their returns.38

49	In sum, these investors represent primarily government and private pension funds, endowments and foundations that have access to very large amounts of long-term, “patient” capital which is invested in diversified portfolios, including relatively lower-risk, lower-return assets such as regulated public utilities and real estate that

37 Exhibit 91T (McKenzie) at 2:10-19.

38 Id. at 5:12 – 6:5.

balance their portfolios against higher risk, higher return investments such as commodities or venture capital.[39]

B.  THE PROPOSED TRANSACTION

1.  THE STATUS QUO

50	Puget Energy is an energy services holding company incorporated in the state of Washington in 1999. All of its operations are currently conducted through its wholly-owned subsidiary PSE, a utility company incorporated in Washington in 1960. PSE, as of December 31, 2007, provided electric services to approximately 1,056,400 customers and natural gas services to approximately 729,500 customers in the Puget Sound region.

51	Puget Energy, the parent corporation, is publicly traded on the New York Stock Exchange. Although the individual owners of Puget Energy’s stock change from time to time, institutions and mutual funds are the principal categories of investors at any given time. Puget Energy’s top ten institutional investors have held between 30 and 40 percent of the outstanding shares in the 2005–2008 timeframe. As of March 31, 2008, the top ten institutional investors owned approximately 35 percent of the outstanding shares.[40] The top ten mutual fund investors owned another 14 percent.[41]

39 TR. 833:22-836:13 (Leslie). We note that our citation here, and in several subsequent footnotes in this Order, refers to a confidential portion of the transcript. We avoid disclosure of sensitive commercial information by referring to any such information in general terms. In most instances the information cited is not confidential, having been disclosed in other, non-confidential evidence, or in Joint Applicants’ briefs.

40 Exhibit 406 (Response to Bench Request 6—Puget Energy, Inc’s, Top 10 Institutional Investors as of March 31, 2008).

41 Exhibit 415 (Response to Bench Request 15—Puget Energy, Inc’s, Top 10 Mutual Fund Investors as of March 31, 2008). Institutional investors are organizations that pool large sums of money and invest those sums in various ways. They include banks, insurance companies, retirement or pension funds and hedge funds. Their investments may include publicly traded stocks, real estate, infrastructure and other alternative forms of investment. Mutual funds are a type of institutional investor, but we distinguish them here as a separate category. Unlike other types of institutional investors, mutual funds pool money by selling shares of the fund to many

Altogether institutional and mutual fund investors have held between 52 and 72 percent of Puget Energy’s common shares outstanding during recent periods. 42 Retail and individual direct investors, including officers and directors, generally constitute about 28 to 38 percent of the ownership during the same periods.43

52	Puget Energy’s shareholders do not have any direct involvement in the day-to-day operation of the company. That is the responsibility of the company’s officers and, to a lesser extent, its board of directors. The same is true at the level of the operating utility subsidiary, PSE. Shareholders are called upon from time to time to exercise their ownership rights by electing the members of the board of directors and by voting on certain actions proposed by the board. The transaction under consideration here, for example, required shareholder approval, which was given on April 16, 2008.

2.  THE PROPOSED OWNERSHIP INVESTMENT

53	Under the proposed transaction, Puget Energy and its subsidiary PSE would be acquired by Puget Holdings.[44] Holders of Puget Energy common stock will receive $30 per share – a 25 percent premium over the October 25, 2007, stock price. The current Puget Energy’s common stock will cease to be traded publicly and the new Puget Energy will continue with Puget Holdings owning 100 percent of the shares. Puget Holdings, in turn is owned by the six members of the Consortium in the proportions identified above. Neither the Macquarie investors collectively, nor any single investor, has a controlling voting interest in Puget Holdings.

investors, which the fund managers invest in stocks, bonds, short-term money market instruments, and/or other securities.

42 Exhibit 416 (Response to Bench Request 16—Percentages of Puget Energy, Inc’s, outstanding shares owned by various investor classes); Exhibit 402 HC (Response to Bench Request 2—Independent Analyses Presented to Puget Energy Board of Directors from September 2005 –November 2007, Re Strategic Options).

43 Id.

44 The full corporate structure is somewhat more involved. There are two entities between Puget Holdings and Puget Energy. Equico, described as “a bankruptcy remote special purpose entity,” will hold 100 percent of Puget Energy’s stock. Puget Intermediate will own Equico and Puget Holdings will own Puget Intermediate. See Exhibit 410. A key purpose of this structure is to isolate and protect PSE from any adverse financial events at Puget Energy or Puget Holdings, or the two entities separating them.

54	The total enterprise value of the transaction is estimated by the Joint Applicants at $7.4 billion, to be financed as follows:

•	$3.4 billion in shareholder capital provided by the Consortium.

•	$1.4 billion of newly issued debt ($0.57 billion of which will be used to retire or refinance existing debt).

•	Assumption of $2.6 billion of existing debt (net of the retirement or refinancing of approximately $0.57 billion of existing debt).

55	These amounts reflect the infusion of an additional $200 million in equity pursuant to Commitment 50 in the Settlement Stipulation. The Consortium previously invested $296 million in equity on December 3, 2007, purchasing 12.5 million shares of newly issued, privately placed Puget Energy common stock, an investment that was not contingent on completion of the proposed merger. This infusion of new capital was completed at a stock price of $23.67 per share.

56	Once the transaction is consummated, the Consortium will have invested $3.4 billion of equity through Puget Holdings. In addition, the transaction will be funded with $850 million of a $1.225 billion term loan to be held by Puget Energy. The balance of this term loan, $375 million, will be used to retire existing debt on PSE’s books. This debt is scheduled to be refinanced in the near term in any event. Finally, $196 million will be drawn on a new $400 million revolving credit facility at PSE to repay existing short-term debt. Considering the $1.421 billion in newly issued debt (i.e., $1.225 billion plus $196 million), net of the retirement of $571 million of existing debt (i.e., $375 million plus $196 million), the amount of leverage in the transaction will be approximately 20 percent.[45] All of the net new debt will be on Puget Energy’s books, outside the financial ring fence the Joint Applicants established around the operating utility, PSE. In other words, PSE’s ratepayers are shielded from liability for this debt.

45 $1.421 billion new debt—$375 million in retired long-term debt—$196 million in retired short-term debt = $850 million net new debt used to purchase Puget Energy stock. Stock purchase requires $3.4 billion equity + $850 million debt = $4.25 billion. 850,000,000/4,250,000,000 = 20percent.

57	In addition, the investors have arranged for a $1.0 billion credit facility for Puget Energy and a $0.4 billion credit facility for PSE, both of which will be available to PSE for the exclusive purpose of funding utility infrastructure expansion and improvements over the next several years.[46] Neither of these credit facilities will be drawn upon at closing. Future balances on the $1.0 billion credit facility will be recorded on Puget Energy’s books, not PSE’s, as the facility is drawn on to fund capital improvements at PSE. Here again, ring-fencing provisions in the Settlement shield PSE’s ratepayers from liability for debt recorded on Puget Energy’s books.

58	After the transaction is consummated, Puget Energy and PSE will continue to be governed just as they are today by their respective boards of directors and officers. Several of the current directors will remain on the boards and Puget Holdings agrees in Commitment 41 that three members of the PSE board and two members of the Puget Energy board will be locally based. The current officers, including the chief executive officer, Mr. Steve Reynolds, are expected to stay and will continue to manage PSE’s day-to-day operations much as they do today.[47]

C.  SETTLEMENT STIPULATION48

59	The Settlement includes 63 commitments by the Joint Applicants, identified by them in testimony supporting the Settlement Stipulation in nine basic categories: capital

46 Exhibit 301 (Settlement Stipulation, Appendix A, Commitments 3 and 58).

47 Id. Commitment 15.

48 The Settlement Stipulation is included as Attachment A to this Order. The 63 commitments to which the parties agree are included as Appendix A to the Settlement Stipulation. Attachment B to this Order restates certain of the commitments with clarifications that we make as conditions to our approval of the Settlement Stipulation and this transaction. Attachments A and B are incorporated into, and made part of, this Order by this reference.

In this section of our Order, we briefly summarize the settling parties’ proposed commitments and describe certain of the conditions we impose on the transaction. To the extent of any arguable inconsistency between our summary here and the terms of the Settlement Stipulation or our conditions, the terms of the Stipulation (Attachment A, including Appendix A) and our stated conditions (Attachment B) control.

requirements; financial integrity; regulatory and ring-fencing; staffing, management and governance; local presence; rates; quality of service; low-income assistance; and environmental, renewable energy, and energy efficiency. Several of the commitments fit into more than one category and, hence, may be mentioned more than once in our summary below. Where pertinent we will note the effect of the commitment in comparison to the status quo. We will discuss the impact of these comparisons on the public interest in our more detailed analysis of the effect of the commitments which follows.

60	With minor exceptions, the 34 commitments filed with the original Application remain unaltered. Several of the additional commitments included by Joint Applicants in their rebuttal case were modified or eliminated by agreement among the settling parties, and the Joint Applicants agreed to a number of new commitments in the Settlement Stipulation. Where pertinent, we will note our modification of a commitment as a condition of our approval of the Settlement.

1.  CAPITAL REQUIREMENT COMMITMENTS

61	Puget Holdings acknowledges in Commitment 2 PSE’s need for significant amounts of capital to invest in its energy supply and delivery infrastructure and commits that meeting these capital requirements will be considered a high priority by the boards of Puget Holdings and PSE.[49] Indeed, as reflected in Commitment 3, Puget Holdings has already secured, and will provide at closing, committed credit facilities for PSE and Puget Energy, including $1.4 billion of facilities with a five-year term to support PSE’s capital expenditure program as set forth in the summary of PSE’s multi-year Business Plan, dated October 19, 2007. We condition our Order with respect to Commitment 3, clarifying that it may be fulfilled with either committed credit facilities or additional equity investment by the Consortium.

62	Commitment 10 provides that PSE will maintain separate debt and preferred stock, if any. PSE will maintain its own corporate and debt credit rating, as well as ratings for long-term debt and preferred stock. Additionally, in Commitment 34, Joint Applicants commit that the transaction documents permit PSE to issue certain hybrid securities to third parties, including public markets, and Puget Holdings. Thus, options are left open for PSE to obtain additional financing on its own, just as under the status quo.

63	Commitment 34 also provides that (i) Puget Holdings is not prohibited from issuing new equity to third parties, including public markets, and; (ii) the Joint Applicants will not amend the LLC Agreement or other transaction documents to prohibit Puget Holdings from issuing new equity to such third parties. If Puget Holdings makes a new equity issuance for the purpose of contributing the proceeds to Puget Energy or PSE through its subsidiaries, or applying the proceeds to purchase hybrid securities from PSE, the proceeds of any such new equity issuances by Puget Holdings must be used for such purpose.

49 Staff notes in its reply brief that “Commitment 2 is patterned off a commitment in the Avista reorganization, which Public Counsel endorsed.” The Commission favorably observed that the settlement in that case required that “the capital requirements of Avista will be met by AVA and such capital requirements will be given a high priority by the board of directors of AVA and Avista.” In re Application of Avista Corp., Docket U-060273, Order 03 (February 28, 2007) at 4, ¶ 12 (quoting Commitment 18 in that Stipulation). Public Counsel supported the settlement in the Avista docket.

64	In Commitment 56 Joint Applicants agree that Puget Energy will not own or operate any businesses other than PSE. Under the status quo there is no such limitation on Puget Energy.

65	Joint Applicants affirm in Commitment 57 their objective to refinance the Puget Energy term loan using medium-term and/or long-term financing. Joint Applicants commit to develop a plan to achieve this objective and maintain records of their efforts to achieve it. This plan will be available to the Commission and other interested parties, upon request and subject to the protective order in this proceeding.[50]

66	Finally, in Commitment 58, Joint Applicants agree that the current and any future capital expenditure credit facilities at Puget Energy and PSE will, by their terms, limit the use of such funds only for financing PSE capital expenditures. Quarterly officer certificates under each of the credit facilities of Puget Energy and PSE will be made available to the Commission and other interested parties, upon request and subject to the protective order. Under the status quo there is no limitation on Puget Energy issuing debt and no limitation on the use of funds derived from any such debt.

2.  FINANCIAL INTEGRITY COMMITMENTS

67	In Commitment 59, Joint Applicants commit to reduce the amount of the Puget Energy term loan at closing to $1.225 billion from $1.425 billion as originally proposed. The Consortium will inject an additional $200 million of its own capital to purchase equity in PSE, bringing the investors’ commitment of their own funds to the acquisition of Puget Energy’s stock to $3.4 billion. Thus, the transaction is less leveraged than originally proposed, reducing any risks associated with the need for

50 This term loan does not directly affect PSE or its ratepayers because it is recorded on Puget Energy’s books.

cash flow from PSE in the form of dividends needed to service debt at the Puget Energy level.

68	Commitment 35 provides that as of the closing of the proposed transaction (or within 60 days thereof), PSE will have a common equity ratio of not less than 50 percent. Joint Applicants further commit that PSE will maintain a common equity ratio of not less than 44 percent at all times, except to the extent the Commission establishes a lower equity ratio for ratemaking purposes. Significantly in this connection, Commitment 36 prohibits PSE from declaring or making any distribution to Puget Energy unless, on the date of such PSE distribution, the PSE common equity ratio after giving effect to the distribution remains at or above 44 percent, or any lower equity ratio established by the Commission for ratemaking purposes. Under the status quo there is no limitation on PSE distributions to Puget Energy tied to a requirement that PSE maintain a minimum equity ratio.

69	Joint Applicants have made additional commitments that protect PSE’s financial integrity by restricting the ability of Puget Energy or PSE to declare dividends under other circumstances. In Commitment 40, Joint Applicants commit that PSE will not declare or make any distribution unless, on the date of such distribution, either:

(a)	The ratio of PSE Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to PSE interest expense for the most recently ended four fiscal quarter period prior to such date is equal or greater than 3.00 to 1.00, or;

(b)	PSE’s corporate credit/issuer rating is investment grade at BBB- (or its then equivalent) or higher with Standard & Poor’s Ratings Group (“S&P”) and Baa3 (or its then equivalent) or higher with Moody’s Investors Service, Inc. (“Moody’s”).

70

However, if PSE satisfies part (a) above but its corporate credit/issuer rating is downgraded to a level below BBB- (or its then equivalent) with S&P or Baa3 (or its then equivalent) with Moody’s, then PSE must provide notice to the Commission of the downgrade within two business days of PSE’s receipt of notice of such downgrade. Following a downgrade, distributions by PSE to Puget Energy will be limited to an amount sufficient to service debt at Puget Energy, and to satisfy financial covenants in the credit facilities of Puget Energy. All distributions by Puget Energy to the special purpose entity Equico are prohibited in this circumstance.[51]

71	If PSE seeks under these circumstances to make any distribution to Puget Energy greater than that required to service debt and satisfy financial covenants or if Puget Energy seeks to make any distribution to Equico whatsoever, PSE and Puget Energy must file a petition with the Commission to show why either of these distributions should be allowed. Commission approval for any such distribution is required.

72	Finally, in terms of dividend restriction, the Joint Applicants agree in Commitment 37 that Puget Energy may not declare or make a distribution to Equico or Puget Holdings, unless on the date of such distribution, the ratio of Puget Energy’s consolidated EBITDA to consolidated interest expense for the most recently ended four fiscal-quarter period prior to such date is equal or greater than 2.00 to 1.00.

73	No dividend restrictions exist for either PSE or Puget Energy under the status quo. The dividend restrictions in Commitments 36, 37 and 40 constitute new and important protections for PSE’s financial integrity.

74	Joint Applicants also agree, in Commitment 39, that Puget Energy and PSE will continue to be rated by both S&P and Moody’s. Joint Applicants have committed to use their best efforts to obtain and maintain from S&P confirmation of separation between the respective corporate credit rating for Puget Energy and PSE within 90 days after closing the transaction. If Joint Applicants are unable to obtain or maintain ratings separation, they will make a filing with the Commission explaining the basis for their inability to do so, and parties will have an opportunity to participate and propose additional commitments.

51 All distributions by PSE to Puget Energy are prohibited if neither condition in ¶57 is satisfied. We clarify the operation of these dividend restrictions in our condition to Commitment 40, in Attachment B to this Order.

3.  REGULATORY AND RING-FENCING COMMITMENTS

75	Commitment 9 requires PSE to maintain separate books and records. Joint Applicants agree to provide access to books and records under Commitment 19, which provides that Puget Holdings and PSE will make reasonable commitments, consistent with recent Commission merger orders, to provide (i) access to PSE’s books and records; (ii) access to financial information and filings; (iii) audit rights with respect to the documents supporting any costs that may be allocable to PSE, and; (iv) access to PSE’s board minutes, audit reports, and information provided to credit rating agencies pertaining to PSE.

76	Additionally, in Commitment 27(a) the Joint Applicants agree that PSE and Puget Holdings will maintain the necessary books and records so as to provide an audit trail for all corporate, affiliate, or subsidiary transactions with PSE, or that result in costs that may be allocable to PSE. Commitment 27(b) provides that PSE will provide Staff and Public Counsel with access to books and records (including those of Puget Holdings or any affiliate or subsidiary companies) required to be accessed to verify or examine transactions with, or that result in costs that may be allocable to, PSE. Joint Applicants agree that the proposed merger will not result in reduced access to the necessary books and records that relate to transactions with PSE, or that result in costs that may be allocable to PSE, and the corporate structure resulting from the merger will not be used as a basis to oppose requests for such books and records made by the Commission, its Staff or Public Counsel.

77	Furthermore, in Commitment 27(c), the Joint Applicants confirm that nothing in this transaction will limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of PSE pursuant to RCW 80.04.070 or RCW 80.16.030. Nor will it limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of Puget Holdings pursuant to RCW 80.16.030 to the extent they pertain to transactions affecting PSE’s regulated utility operations, which is consistent with our current authority over PSE and Puget Energy.

78	In Commitment 27(d) the Joint Applicants agree that Puget Holdings and PSE will provide the Commission access to written information provided by and to credit rating agencies that pertains to PSE. This commitment expands the Commission’s access to information relative to what it receives today. Puget Holdings and each of its members will also provide the Commission with access to written information provided by and to credit rating agencies that pertains to Puget Holdings’ subsidiaries to the extent such information may potentially affect PSE.

79	Commitment 9 also requires PSE to agree to prohibitions against loans or pledges of utility assets to Puget Energy or Puget Holdings without Commission approval and, generally, to hold PSE customers harmless from any business and financial risk exposures associated with Puget Energy, Puget Holdings and its other affiliates.[52] We condition our Order with respect to this commitment by clarifying that the prohibition against loans or pledges of utility assets without Commission approval applies to Puget Energy, Puget Holdings, or their subsidiaries or affiliates. We further condition our Order by requiring Puget Energy and Puget Holdings to file with the Commission, prior to closing of the transaction, a form of notice to prospective lenders describing the ring-fencing commitments and stating that these provisions provide no recourse to PSE assets as collateral or security for debt issued by Puget Energy, Puget Holdings, or their subsidiaries or affiliates.

52 We note in connection with this commitment that Public Counsel’s assertions at ¶ 56 of its Initial Brief and ¶ 50 of his Reply Brief that PSE’s assets are the collateral for the $1.225 billion term loan at Puget Energy are not correct. Puget Energy’s equity interest in PSE—not the assets of PSE—serve as collateral. Exhibit 424 (Joint Applicants’ Response to Bench Request 024) at 179 – 236 (Exhibit C-1 (Form of Security Agreement) and Exhibit C-2 (Form of Pledge Agreement) to Credit Agreement). Thus, even in the highly unlikely event that a default were to occur, the consortium of banks that hold the Puget Energy debt have no claim to the operating assets of PSE but only a claim against the Joint Applicants’ stock in Puget Energy. At most, the consortium of banks could seek Commission approval to take over ownership of Puget Energy, pursuant to Chapter 80.12 RCW. Through such approval process, the Commission undoubtedly would require ring-fencing provisions to protect PSE from any financial distress suffered by the new owners. Public Counsel’s concern that the current ring-fencing provisions may not apply to a future transaction is misplaced because the Commission would set the terms for any subsequent change of control. As discussed below, Commission approval is required in the event of any material change in effective control of PSE, including transfer of stock representing 10 percent or more of the equity interest in PSE.

80	Commitment 10 requires PSE to maintain separate debt and preferred stock, if any. PSE will maintain its own corporate and debt credit rating, as well as ratings for long-term debt and preferred stock.

81	Commitment 8 requires PSE and Puget Holdings to file a non-consolidation opinion with the Commission within 90 days of the transaction closing. Subject to customary assumptions and exceptions, the opinion must conclude that the ring-fencing provisions are sufficient that a bankruptcy court would not order the substantive consolidation of the assets and liabilities of PSE with those of Puget Energy or its affiliates or subsidiaries. If the ring-fencing provisions are insufficient to obtain a non-consolidation opinion, Commitment 25 requires Puget Holdings and PSE to promptly:

•	Notify the Commission, and;

•

Propose and implement, upon Commission approval, such additional ring-fencing provisions around PSE as are sufficient to obtain a non-consolidation opinion subject to customary assumptions and exceptions.

Under the status quo no non-consolidation opinion exists as to PSE and Puget Energy.

82	In Commitment 16, the Joint Applicants agree that at least one director of PSE will be an independent director who is not a member, stockholder, director, officer, or employee of Puget Holdings or its affiliates (except as an independent director of PSE). We condition our Order with respect to this commitment by clarifying that PSE’s upstream owners (i.e., Equico, Puget Energy, Puget Intermediate and Puget Holdings) will also include on their boards at least one independent member. PSE’s organizational documents will not permit PSE, without the unanimous consent of all its directors, including the independent director, to consent to the institution of bankruptcy proceedings or the inclusion of PSE in bankruptcy proceedings. We condition our Order with respect to Commitment 8 by clarifying that PSE’s upstream owners must affirm they will not seek to include PSE in any bankruptcy filing without unanimous consent of PSE’s directors.

83	In Commitment 20, the Joint Applicants agree that (i) PSE will file cost allocation methodologies used to allocate Puget Energy or Puget Holdings-related costs to PSE; (ii) PSE will propose methods and standards for treatment of affiliate transactions, and; (iii) there will be no cross-subsidization by PSE customers of unregulated activities. We condition our Order with respect to this commitment by clarifying that the cost allocation methodology PSE files will be a generic methodology that does not require Commission approval prior to its being proposed for specific application in a general rate case or other proceeding affecting rates.

84	The Joint Applicants further agree in Commitment 26(a) that PSE’s customers will be held harmless from the liabilities of any non-regulated activity of PSE or Puget Holdings. In any proceeding before the Commission involving rates of PSE, the fair rate of return for PSE will be determined without regard to any adverse consequences that are demonstrated to be attributable to the non-regulated activities. Any new non-regulated subsidiary will be established as a subsidiary of either Puget Holdings or Puget Intermediate Holdings Inc., rather than as a subsidiary of PSE. Measures providing for separate financial and accounting treatment will be established for each non-regulated activity.

85	Commitment 28(a) provides that PSE will advise the Commission within 30 days and will submit to the Commission a written document setting forth PSE’s proposed corporate and affiliate cost allocation methodologies, if and when any subsidiary of PSE becomes a subsidiary of Puget Holdings, Puget Intermediate Holdings Inc., or Puget Energy. PSE agrees under Commitment 28(b) to notify the Commission of any change in corporate structure that affects PSE’s corporate and affiliate cost allocation methodologies. PSE will propose revisions to the cost allocation methodologies to accommodate such changes.

86

In Commitment 26(b), Joint Applicants agree that Puget Holdings and PSE will notify the Commission subsequent to Puget Holdings’ board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing five percent or more of the capitalization of Puget Holdings or; (2) the change in effective control or acquisition of any material part of PSE by any other firm, whether by merger, combination, transfer of stock or assets. The Joint Applicants agree further in Commitment 26(c) that neither PSE nor Puget Holdings will assert in any future proceedings that, by virtue of the proposed merger and the resulting corporate structure, the Commission is without jurisdiction over any transaction resulting in a change of control of PSE. We condition our Order with respect to these commitments by clarifying that the term “material part of PSE” means any sale or transfer of stock representing 10 percent of the equity ownership of Puget Holdings or PSE, and that any acquisition of a material part (i.e., 10 percent or more) of PSE or any change in effective control of PSE requires Commission approval.

87	In Commitments 31 and 33, the Joint Applicants agree that Puget Holdings and PSE are bound by their commitments and the Commission has authority to enforce them in accordance with their terms. We condition our Order with respect to these commitments by clarifying that their scope includes authority for the Commission to compel from Puget Holdings and Puget Energy the attendance of witnesses pertinent to matters affecting PSE, that Puget Holdings and Puget Energy waive any claim they may have that such compulsory process is beyond the Commission’s jurisdiction, and that commitments binding on Puget Holdings and PSE are also binding on their successors in interest. Further, Puget Holdings must agree to submit to the jurisdiction of Washington state courts for the enforcement of our orders adopting these commitments and subsequent orders affecting PSE.

4.  STAFFING, MANAGEMENT, AND GOVERNANCE COMMITMENTS

88	The Joint Applicants make several commitments with respect to PSE’s staffing and management. Specifically, the commit to:

•	Honor PSE’s labor contracts (Commitment 12).

•	Maintain PSE’s pension funding policy in accordance with sound actuarial practice (Commitment 13).

•	Maintain PSE staffing and presence in the communities in which PSE operates at levels sufficient to maintain the provision of safe and reliable service and cost-effective operations (Commitment 14).

•

Seek to retain all current senior management of PSE. PSE will retain its current ability to determine its organizational structure and select and retain personnel best able to meet its needs over time (Commitment 15).

•

In Commitments 16 and 41, as previously discussed, Joint Applicants make commitments with respect to having an independent director at PSE and local directors on the boards of PSE, Puget Energy and Puget Holdings.

•

In Commitment 43, the Joint Applicants agree that PSE will comply with the rules applicable to a registrant under the rules of the New York Stock Exchange, to the extent practical for a company that is no longer publicly traded. Joint Applicants also agree under Commitment 44 that after the transaction closes Puget Energy and PSE will continue to meet the same Securities Exchange Commission (SEC) financial reporting and disclosure requirements pursuant to SEC sections 13(a) and 15(d), and disclosure requirements pursuant to PSE’s indenture covenants. Furthermore, under Commitment 45, Puget Energy and PSE each will adhere to numerous requirements of the Sarbanes-Oxley Act. Finally, under Commitment 46, PSE will continue to meet all the applicable FERC reporting requirements with respect to annual reports (FERC Form 1) and quarterly reports (FERC Form 3).

5.  LOCAL PRESENCE COMMITMENTS

89	In Commitment 17, Joint Applicants agree that PSE and Puget Energy will keep their corporate headquarters in PSE’s service territory. Similarly, as discussed above, Commitment 41 provides for local directors on both Puget Energy’s and PSE’s boards. Together, Commitments 17 and 41 recognize the importance of retaining management within PSE’s service territory and community representation on the boards of directors to help ensure the full board is aware of, and responsive to, local concerns. We condition our Order with respect to Commitment 41 by clarifying that the term “local” means resident within Washington.

90	In Commitment 18, PSE and Puget Sound Energy Foundation commit to maintain PSE’s existing level of corporate contributions and community support in Washington (as identified by PSE for the state in its budget for 2007) for a period of five years after closing of the proposed transaction. This Commitment makes clear that PSE will continue its role as an active, responsible corporate citizen in the communities it serves in the future. In addition, the commitment of Puget Holdings to make a one-time contribution of $5 million to the Puget Sound Energy Foundation represents a benefit of the proposed transaction for those organizations receiving assistance from the Foundation.

6.  RATE COMMITMENTS

91	Commitment 11 provides a potential benefit to PSE’s customers because it provides a mechanism for customers to realize any savings that result from the transaction. Commitment 21 protects PSE’s customers by providing that the Joint Applicants will not seek recovery of the acquisition premium in PSE’s rates. Furthermore, the Joint Applicants agree that they will not request recovery in PSE’s rates of legal and financial advisory fees associated with the transaction. We condition our Order with respect to Commitment 21 by clarifying that any bonuses or additional compensation tied to change of control that are paid to senior executives are included in the transaction costs that are not recoverable in rates.

92

In Commitment 24, the Joint Applicants offer further protection to customers by agreeing not to advocate for a higher cost of debt or equity capital as compared to what PSE’s cost of debt or equity capital would have been absent Puget Holdings’

ownership. We condition our Order by clarifying what this commitment means from the Commission’s perspective.[53]

93	In Commitment 34, Joint Applicants agree to provide rate credits of $100 million ($10 million per year for a ten-year period) beginning at the closing of the transaction, including $88 million or $8.8 million annually that cannot be offset and effectively reduces the investor’s returns for ten years. Based on the Consortium’s projections of the first 10 years post closing of the transaction, the credit represents an average reduction in pre-tax return on equity of 24 basis points per year ($8.8 million divided by an average rate base of approximately $8 billion multiplied by an average equity ratio of approximately 47 percent) for the first 10 years. This credit will be provided regardless of the actual return on equity approved by the Commission during that ten-year period. These rate credits will be allocated between PSE’s gas and electric operations and returned to customers on an equal percent of margin basis.

94	The $12 million balance of the rate credits confirm a previous commitment to flow through to customers in future rate proceedings the $1.2 million of annual savings that are expected to materialize from de-listing Puget Energy from the NYSE. Commitment 34(b) provides these benefits immediately following the close of the transaction, through an annual rate credit of $1.2 million. This portion of the rate credit can be offset to the extent PSE can demonstrate in a subsequent rate proceeding that these savings are reflected in its underlying cost of service. In that event, this

53 Our condition specifically requires that for purposes of future ratemaking:

(a)	Determination of PSE’s debt and equity costs will be no higher than such costs would have been assuming PSE’s credit ratings by S&P and Moody’s in effect on the day before the transaction closes and applying those credit ratings to then-current debt and equity markets, unless PSE proves that a lower credit rating is caused by circumstances or developments not the result of financial risks or other characteristics of the transaction.
(b)	PSE bears the burden to prove prudent in a future general rate case any prepayment premium or increased cost of debt associated with existing PSE debt retired, repaid, or replaced as a part of the transaction.
(c)	Determination of the allowed return on equity in future general rate cases will include selection and use of one or more proxy group(s) of companies engaged in businesses substantially similar to PSE, without any limitation related to PSE’s ownership structure.

portion of the rate credit would cease to be provided separately to customers as that would constitute double counting.

95	The Joint Applicants make an additional four commitments with respect to specific rate issues that concern industrial customers. They agree that PSE:

•

Will not make any proposals to materially change or affect industrial service under rate Schedule 449, including any change to the methodology used for calculating rates for Schedule 449 customers during the five-year period commencing as of the date of the closing of the proposed transaction (Commitment 60).

•	Will propose and support rates for Schedule 40 in the Company’s next general rate case based on the current calculated rate methodology (Commitment 61).

•	Will not make any proposals regarding decoupling for gas industrial customers during the two-year period commencing as of the date of closing of the transaction (Commitment 62).

•	Will not make any proposals regarding decoupling for electric industrial customers during the two-year period commencing as of the date of closing of the transaction (Commitment 63).

7.  QUALITY OF SERVICE COMMITMENT

96	In Commitment 1, the Joint Applicants agree to continue the current Service Quality Indices (“SQIs”) that are in place for PSE, as such SQIs may be amended or modified. PSE will continue to report to the Commission on its progress in meeting the SQI benchmarks and will continue to be subject to penalties if the benchmarks are not met.

8.  LOW-INCOME ASSISTANCE COMMITMENTS

97	In Commitment 22, Joint Applicants agree to maintain existing low-income programs, subject to modification in any future proceeding. In addition, Joint Applicants commit to increase the budgeted funding of low-income energy efficiency programs in future years to a level commensurate with increases in funding for energy efficiency programs for other residential customers through the CRAG (Conservation Resources Advisory Group) process.[54] The Joint Applicants agree in Commitment 23 to continue to work with low-income agencies to address issues of low-income customers.

98	Joint Applicants agree in Commitment 42 to PSE’s proposal to increase bill assistance benefits for qualifying low-income customers by making the appropriate tariff filings in Dockets UE-072300 & UG-072301, a general rate case proceeding pending at the time the Settlement was filed. PSE made the appropriate filings and the Commission approved an increase in the total aggregate funding cap for PSE’s low-income customer bill assistance program to approximately $15 million per year from approximately $10.25 million per year. Commitment 42 also provides that benefit funds not distributed to qualifying customers in any single program year can be carried over to provide supplemental benefit funding in the next program year. Finally, Commitment 42 affirms PSE’s proposal for clarification of the program accounting rules to define the program caps to include benefits and administrative costs. Amounts included in rates include a gross-up over and above the program caps sufficient to cover PSE’s revenue sensitive items.

9.  ENVIRONMENTAL, RENEWABLE ENERGY, AND ENERGY EFFICIENCY COMMITMENTS

99	Joint Applicants make several commitments with respect to environmental, renewable energy, and energy efficiency issues. Under Commitment 49, they will maintain

54 Mr. Markell explained that the CRAG process is one in which interested parties come together to formulate priorities for spending money on conservation. Among other things, they formulate a budge and present it to the Commission for its ultimate approval and rate setting process. TR. 509:7-10 (Markell).

PSE’s current goal to acquire renewable resources that will enable PSE to meet its internal objective of serving 10 percent of load with renewable energy resources by 2013, to the extent such resources are reasonably commercially available and determined to be necessary to meet load, and are cost-effective under PSE’s established integrated resource plan (IRP) and resource evaluation and acquisition processes. PSE is not prohibited by the commitment from retaining or selling renewable energy credits associated with such resources that are surplus to PSE’s needs to meet Washington’s renewable portfolio standards (RPS) targets.

100	Additionally, Joint Applicants commit to support each of the following PSE activities:

•	The Green Power Program (Commitment 50).

•	Net metering programs (Commitment 51).

•	Participation in national and regional forums regarding transmission issues, pricing policies, facilities site evaluation requirements, and interconnection and integration policies (Commitment 52).

•	Annual greenhouse gas emissions inventory reports, including an inventory of total emissions from each of the sources listed in Table 2-1 of PSE’s 2006 Greenhouse Gas Inventory Report (Commitment 53).

101	Additionally, under Commitment 54, PSE will file a carbon-offset program for its natural gas customers with the Commission within two years of closing of the transaction. This pilot program would allow PSE’s customers to offset the greenhouse gas emissions associated with their natural gas use. Customers’ participation in the program will be voluntary.

102	Finally, Joint Applicants agree that PSE will consider within the context of its IRP the final recommendations of the Oregon Public Utility Commission (OPUC) regarding the treatment of CO2 risk in integrated resource planning,[55] and report to the Commission and the parties to this proceeding its assessment OPUC’s recommendations and their applicability to PSE’s IRP process within twelve months after the transaction close.

II.	DISCUSSION AND DECISION

103	Among the diverse parties to this proceeding, Public Counsel stands alone in his opposition to the Settlement. At the core of his argument are three fundamental concerns: that the transaction involves too much debt or leverage; that the resulting debt puts ratepayers at risk of higher rates than otherwise necessary; and that regulatory oversight and control over PSE will be weakened because of a new complex corporate ownership structure that does not include a publicly traded entity, but does include Macquarie Group entities—described as an opaque and risky business model.[56] The dissent echoes these concerns, framed in the context of a fundamental mistrust of the Macquarie Group and a desire for more information about the current and future state of the financial markets and how PSE might fare if its status quo as a stand-alone entity were to continue.

104	These are important issues to be sure, but they are all fully addressed in the Settlement. Contrary to the characterization of Public Counsel and the dissent, this transaction involves less leverage than others previously approved by the Commission with the support of Public Counsel and our dissenting colleague. The ring-fencing is more comprehensive and stronger than any previously approved by the Commission. Under the Settlement the Commission’s regulatory control over PSE is strengthened, not weakened, and access to pertinent financial information is expanded, not reduced. Rather than marshalling facts and law into a cogent attack on alleged specific shortcomings of the Settlement, Public Counsel ignores inconsistent facts, misconstrues applicable law and resorts to straw-man arguments. This may suffice in the court of public opinion, but both due process and the public interest require a more rigorous analysis. The dissent largely embraces Public Counsel’s arguments

55 Investigation into the Treatment of CO2 Risk in the Integrated Resource Planning Process, OPUC Docket UM 1302.

56 See, e.g., Public Counsel Brief ¶¶ 96 – 98; Dissent ¶¶ 17 – 20.

while compounding their deficits with his own factual errors and unreasonable, often irrelevant hypothetical constructs.

105	We begin with a discussion of the applicable legal standard and then turn to consider each of Public Counsel’s principle arguments, also responding to the dissent where appropriate.

A.  STANDARD OF REVIEW FOR PROPERTY TRANSFERS

106	The Commission’s authority and responsibility regarding transfers of ownership and control of public service companies are found in RCW 80.12 and WAC 480-143.[57] These statutes require Commission approval whenever a public service company agrees to a change-of-control transaction. The standard governing our review is:

If, upon the examination of any application and accompanying exhibits, or upon a hearing concerning the same, the commission finds the proposed transaction is not consistent with the public interest, it shall deny the application.

WAC 480-143-170.

107	Public Counsel acknowledges that for many years the Commission has consistently interpreted the standard to mean that the transaction must not harm the public interest, rather than produce a net public benefit.[58] Yet he argues that the Joint Applicants must justify some need for the transaction, the satisfaction of which will benefit the public interest compared to the status quo. The Joint Applicants cite PSE’s need for

57 No public service company shall sell, lease, assign or otherwise dispose of the whole or any part of its franchises, properties or facilities whatsoever, which are necessary or useful in the performance of its duties to the public, and no public service company shall, by any means whatsoever, directly or indirectly, merge or consolidate any of its franchises, properties or facilities with any other public service company, without having secured from the commission an order authorizing it so to do. RCW 80.12.020. Any such sale, lease, assignment, or other disposition, merger or consolidation made without authority of the commission shall be void. RCW 80.12.030.

58 Public Counsel Initial Brief ¶ 5 (“As a general matter, the Commission has, in a series of decisions since at least 1997, interpreted the public interest test as a ‘no harm’ standard.”).

substantial capital to fund necessary infrastructure investment and claim the Consortium can improve PSE’s access to capital as an advantage of the transaction, but Public Counsel challenges this alleged benefit. He contends:

•	The claim that PSE’s need for new capital over the next five years through 2013 is “enormous” is an exaggeration.[59]

•	The transaction does not assure access to capital that is meaningfully improved over the status quo.

108	Joint Applicants respond generally that the standard by which we must measure the transaction—whether it will harm the public interest—makes irrelevant Public Counsel’s argument that they have not shown a financial or operational need for this acquisition:

Although the Joint Applicants believe that such a need has been demonstrated—given PSE’s significant capital expenditure requirements over the next several years—such a showing of need is not the standard by which the Commission must weigh the Proposed Transaction. Nor is it required that the Joint Applicants demonstrate that the Proposed Transaction is superior to any other hypothetical proposed transaction or to the status quo. Absent a showing that the Proposed Transaction harms the public interest or that the Joint Applicants are not qualified to manage PSE, the Commission must approve the Proposed Transaction.60

109	Staff makes a similar point, arguing that the applicants are not required “‘to show that customers, or the public generally, will be made better off if the transaction is approved and goes forward;’ no harm to the public interest is enough.”[61] Staff

59 Id. ¶¶ 2, 9, 10 and 35.

60 Joint Applicant’s Initial Brief ¶ 17 (citing: See In re PacifiCorp and Scottish Power plc, Docket No. UE-981627, Third Supplemental Order at 3 (Apr. 2, 1999)).

61 Staff Initial Brief ¶10 (citing: ScottishPower Acquisition of PacifiCorp, Docket UE-981627, Third Supplemental Order at 2 (April 2, 1999)).

expressly objects to Public Counsel’s argument that the Joint Applicants must prove that there is an affirmative need for the transaction:

Notably, Public Counsel cites no precedent for this new requirement, and like Public Counsel, Staff could find no precedent, either. Indeed, as the Commission has stated, under the “no harm” standard, the question is whether the transaction “[harms] customers by causing risks or rates to increase … compared to what could reasonably be expected to have occurred in the absence of the transaction.” There is nothing in this standard, express or implied, that justifies the new “threshold” requirement Public Counsel now seeks to apply.62

110	Public Counsel responds:

Joint Applicants are wrong about the legal standard. The Commission has expressly stated that “the financial impacts of the proposed merger on cost of capital, capital structure, and access to financial markets” is [sic] a factor for review and pertinent to applying the public interest and “no harm” standards.63

62 Staff Reply Brief ¶12 (quoting: In re Puget Sound Power & Light Co. and Wash. Natural Gas Co., Dockets UE-951270 and UE-960195, Fourteenth Supplemental Order (February 5, 1997) at 19).

63 Public Counsel Reply Brief ¶ 3(citing In the Matter of the Joint Application of Verizon Communications Inc. and MCI, Inc., For Approval of Agreement and Plan of Merger, Docket No. UT-050814, Order No. 07, ¶ 58 (Verizon/MCI Merger Order). The liberty Public Counsel takes in making this assertion based on the cited paragraph from Order No. 07 in the Verizon/MCI merger case (Docket No. UT-050814) is striking. In fact, paragraph 58 in that order does nothing more than relate Public Counsel’s own assertion concerning factors the Commission recognized in the US West/Qwest merger (Docket No. UT-991358) as being appropriate for consideration. The paragraph is merely expository, not dispositive. Moreover, the citation in Order No. 07 from the Verizon/MCI merger case to the 9th Supp. Order in the US West/Qwest merger case is incorrect. The 9th Supp. Order in US West/Qwest says nothing about the factors the Commission considers in transfer-of-property cases. Instead, the factors Public Counsel lists appear to have been derived from language in the 3rd Supp. Order in the US West/Qwest case, which, when read in context, shows that the factors the Commission considers in any individual transfer-of-property case are specific to the case under consideration, but, in all events, are measured against the no harm standard, not a net benefit standard.

111	While it is undoubtedly true that the Commission, when appropriate, will examine in a transfer-of-property case such issues as cost of capital, capital structure, and access to financial markets, the language Public Counsel quotes says nothing about whether the standard against which these issues are evaluated is “no harm,” “net benefit,” or something else.

112	The Commission previously has explored the meaning of the “consistent with the public interest” standard in the context of transfers of entire companies, including several energy companies in recent years. For example, in 1999 the Commission considered ScottishPower’s acquisition of PacifiCorp in which ScottishPower and PacifiCorp executed a stock swap that took the publicly traded PacifiCorp into private ownership. There the Commission said:

The public interest standard by which we regulate is fundamental to our review under RCW 80.12.020. Our rules articulate this standard… [quoting WAC 480-143-170]

Public Counsel contends the Commission must find positive benefits to the public in order to approve the transaction. [Applicants], by contrast, suggests we need only find the transaction does no harm. Whether Applicants must show that customers, or the public generally, must be made better off by a proposed transaction, or need only show customers and the public will be no worse off if the transaction goes forward, is our threshold question. The standard in our rule does not require the Applicants to show that customers or the public generally, will be made better off if the transaction is approved and goes forward. In our view, Applicants’ initial burden is satisfied if they at least demonstrate no harm to the public interest.

Neither RCW 80.12.020 nor WAC 480-143-050 establishes specific review criteria for determining consistency with the public interest. Some precedent exists in Commission orders in past merger or transfer of property application proceedings, but none of these prior decisions provides criteria we might apply generally when judging whether a transaction is in the public interest. Puget Sound Power & Light Company and Washington Natural Gas Company, Docket Nos. UE-951270 and UE-960195, 14th Supplemental Order, (February 5, 1997) pp. 15-20 and Orders cited therein at p.16.

We recognize from a review of these Orders that the approach for determining what is in the public interest varies with the form of the transaction and the attending circumstances.64

113	ScottishPower’s ownership of PacifiCorp ended in 2006 when MidAmerican Energy Holdings Company (MEHC), backed by its principal owner, Berkshire Hathaway, acquired PacifiCorp from ScottishPower.[65] In approving MEHC’s acquisition of PacifiCorp, we summarized the factors that weighed in favor of the public interest as follows:

In summary, the Stipulation is consistent with the public interest because it includes a comprehensive set of commitments that emphasize important public service obligations including customer service, safety, system reliability, and diversity in resource mix, including renewable generation, use of energy efficiency and DSM. The Stipulation includes basic safeguards intended to protect PacifiCorp’s customers from any financial distress experienced by other companies within the MEHC holding company structure. The Stipulation provides for rate credits, which protect customers from rate increases that might otherwise result from the transaction. The Stipulation includes commitments that provide benefits to low-income

64 ScottishPower Acquisition of PacifiCorp, Docket UE-981627, Third Supplemental Order at 2 (April 2, 1999).

65 This history is instructive. The Commission’s experience regulating PacifiCorp was not different in any perceptible way when it was publicly traded, when it was purchased and held by a foreign utility, and after it was sold to MEHC and, indirectly, to the publicly traded private investment firm of Berkshire Hathaway. The seamlessness of the Commission’s regulation, and the uninterrupted provision by PacifiCorp of safe, reliable power in its service territory underscore that regardless of ownership structure or the nationality of investors in our utilities, careful vetting of changes in ownership, placement of appropriate conditions on such transfers and adherence to the controlling statutory and regulatory requirements collectively can adequately protect the public interest against harm.

customers. Finally, the Stipulation protects the Commission’s ability to regulate in the public interest and set rates that are just, fair, reasonable and sufficient by guaranteeing full access to all relevant information and by confirming that approval of the Stipulation does not in any respect determine the prudence or reasonableness of any investment, expenditure or action undertaken by the applicants under these commitments.66

114	In 2007 we approved MDU Resources’ (MDU) acquisition of Cascade Natural Gas Company (Cascade). There we said:

As we observed in the ScottishPower case, two threshold criteria in considering whether a merger of this type meets the no harm test are the acquiring company’s financial and managerial fitness to take over the acquired utility’s operations, including its ability to run those operations safely and reliably.67

115	Taken together, these cases articulate useful principles that guide us here. To be “consistent with the public interest,” a transaction need not confer net benefits on customers or the public by making them better off than they would be absent the transaction. It is sufficient if the transaction causes no harm. This determination must be made in each case, considering the context and circumstances. Among the factors that should be weighed in evaluating the transaction’s effect on the public interest are whether there are commitments by the purchaser to important public service obligations such as customer service, safety, reliability, resource adequacy including energy efficiency and conservation, support for low-income customers, and environmental stewardship; whether customers are protected from rate increases that might result from the transaction and from financial distress that might occur as a result of the manner in which the purchase was financed or distress at other

66 MECH/PacifiCorp Order ¶ 28.

67 In the matter of the Joint Application of MDU Resources Group, Inc. and Cascade Natural Gas Corporation for an Order Authorizing Proposed Transaction, Docket UG-061721, Order 06, ¶¶12, 13 (June 27, 2007) (internal citation omitted).

companies affiliated with the purchaser; whether the Commission’s ability to regulate the utility in the public interest is fully protected, including preserving access to all necessary information; whether the purchaser has the financial and managerial fitness to own and operate the utility in fulfillment of its public service obligations; and last, but not least, whether the commitments made in the transaction are enforceable.

116	In applying these principles to the transaction before us, we thoroughly analyze the transaction’s details, the risks of harm to the public interest, and whether the Settlement’s commitments are adequate to protect against those risks.

117	The dissent believes “the arguments of Public Counsel are more persuasive regarding the legal standard.”[68] While nominally disavowing rejection of the no harm standard,[69] a central, if somewhat veiled, theme of the dissent is that this transaction has not been proven necessary because there has not been sufficient exploration of whether PSE could secure adequate capital on reasonable terms over the next several years if it continued as a stand-alone entity. The dissent’s theory is that we should evaluate and compare the risks and benefits of the proposed transaction against those of the stand-alone or status quo and only approve the transaction if it is “better” for the public interest.[70] This is simply another way of saying that the standard should be

68 Dissent ¶ 6. The implication in Public Counsel’s briefs and the dissent that there are two lines of authority representing alternative views of the standard by which the Commission has evaluated such transactions over the past decade is simply wrong. The Commission’s jurisprudence in this context is well-developed and completely consistent across the half-dozen or so cases cited by various parties, the dissent and this Order. The only proposed departure from this jurisprudence is Public Counsel’s argument that we must find this transaction is both needed and a superior alternative to the status quo. This necessarily implies a net benefits test. As the Commission said in rejecting Public Counsel’s arguments for a benefits standard in an earlier case: “The standard in our rule does not require the Applicants to show that customers, or the public generally, will be made better off if the transaction is approved and goes forward.” In the Matter of the Application of PacifiCorp and ScottishPower PLC for an Order (1) Disclaiming Jurisdiction or, in the Alternative, Authorizing the Acquisition of Control of PacifiCorp by ScottishPower and (2) Affirming Compliance with RCW 80.08.040 for PacifiCorp’s Issuance of Stock in Connection with the Transaction, Docket No. UE-981627, Third Supp. Order at 2-3 (April 2, 1999).

69 Id., ¶ 15.

70 As we discuss in more detail later, there is a persuasive argument that PSE and its customers will be better off under the transaction than under the status quo, but we need not decide that issue under the “no harm” standard.

whether there is a net benefit from the transaction rather than that it cause no harm. It is not surprising that the dissent takes this position because, if the “no harm” standard applies, much of what he argues is irrelevant. As Staff and the Joint Applicants point out, it does not matter if PSE could access capital on reasonable terms under the status quo so long as the transaction does not diminish the possibility that it can do so or otherwise cause harm.

118	The policy rationale favoring a “no harm” standard over a “net benefit” standard recognizes that while it is appropriate to impose public service obligations and regulatory protections on an investor-owned monopoly utility to assure it provides service in a manner consistent with the public interest, it nonetheless remains investor-owned private property. As with much other utility regulation, the goal in reviewing proposed changes in ownership is to balance the interests of customers, shareholders (i.e., owners) and the broader public. Allowing shareholders to sell their company if it can be done without harm to these other interests protects an important private property right (i.e., the right to sell), while fully protecting customers and the broader public interest. In contrast, a “net benefit” standard effectively imposes a burden on the shareholders’ right to sell by making any potential buyer pay a premium to non-owners. This imposes costs in addition to those necessary to protect the public interest from harm. Thus, a net benefit standard effectively makes it more difficult or expensive for a utility to attract investor capital, which in the end is not in the public interest. We are not prepared to abandon the Commission’s well-established precedent applying the “no harm” standard to transactions of this sort in the absence of some persuasive reason to do so. Public Counsel and the dissent provide none.

119	We therefore reject Public Counsel’s argument that Joint Applicants—as buyer and seller—must show some need or justification for the transaction they propose.[71] Puget Energy’s shareholders may wish to sell their company and Puget Holdings’ owners may wish to buy it because it is profitable to do so or because the sale serves their interests in other ways. The law and our precedent focus us on the outcome of the transaction. So long as PSE’s customers and the broader public interest are not

71 Shareholders of investor-owned utilities routinely buy or sell their ownership interests on national and international stock exchanges without having to demonstrate need or other justification for acquisition or sale.

harmed it is neither lawful nor good policy for us to consider the need or rationale for the transaction as being central to our review.

120	In sum, the “no harm” standard we apply here is the same standard the Commission has consistently applied in many prior transactions, some quite similar to this one. It has served the public interest well and neither Public Counsel nor the dissent has offered any reasoned argument why we should change it now.

121	We turn, then, to a detailed consideration of whether the transaction, in light of the parties’ Settlement, would harm the public interest.

B.  PSE’s CAPITAL NEEDS

122	One point about which there is no disagreement is that PSE must raise a substantial amount of capital over the next few years to invest in infrastructure. The degree of that need relative to other utilities and whether that need can be met under the Settlement’s terms without harm to the public interest is where the dispute is joined.

123	According to Public Counsel, PSE’s capital needs are not unique in the utility industry and financial observers, including Standard & Poor’s in 2007 and early 2008, expect the utility industry to be more attractive to investors as other sectors of the economy become more risky.[72] Public Counsel argues PSE’s projected five-year need for equity capital is $900 million or about 30.8 percent of its total market value. He contends PSE’s capital needs are not significantly different than the 32.75 percent of market value average he calculates for the electricity industry.[73]

124	Public Counsel’s estimate of PSE’s equity requirements over the next several years ignores $500 million in hybrid securities on which PSE depends under the status quo

72 Public Counsel Initial Brief ¶¶ 20 and 22.

73 Id. ¶¶ 37 and 39. Public Counsel identifies certain of the data he cites in ¶ 37 of his Initial Brief as “highly confidential” under the protective order in this proceeding, yet discloses it elsewhere without any confidential designation (e.g., in ¶ 39 of his Initial Brief and in ¶63 of his Reply Brief). The information redacted from the public version of Public Counsel’s Initial Brief at ¶37 is not confidential in our record.

to meet its needs for external capital. Mr. Pettit, testifying for Joint Applicants, counts this as equity because Joint Applicants consider such securities to have equity characteristics. In addition, Public Counsel looks at 15 years of historical data in estimating the industry comparable.

125	Mr. Pettit states that it was necessary for him to include the hybrid securities when calculating PSE’s needs to raise equity for an “apples to apples” comparison because the industry group data to which he compares PSE includes such instruments. Mr. Pettit also rejects Public Counsel’s use of 15 years of historical data to determine the average equity issuance as a percent of market capitalization. He testifies that the industry looks at very recent data, not lengthy historical data, to determine the market’s ability to absorb new stock issuances. Mr. Pettit describes his analysis, which goes back ten years, as conservative compared to the industry practice of looking at only the most current year of data.[74] Viewed from Mr. Pettit’s perspective, PSE’s need to raise equity and “equity-like” capital relative to the industry at large is significantly higher than what Public Counsel contends.

126	Whether or not Mr. Pettit’s testimony exaggerates the significance of PSE’s capital needs relative to its size or to the industry at large, it is indisputable, as Staff argues, that the Company “is in a substantial ‘growth phase,’ in which it will be making significant capital additions and improvements to fulfill its public service duties.” [75] Staff says that in addition to maintaining and improving its existing facilities, PSE plans to add 1,600 megawatts in new resources by 2015, compared to its present resource base of 2,116 megawatts.[76] This undoubtedly is a capital-intensive effort, as Staff argues, requiring the Company to spend a projected $5.7 billion through 2013, and substantial amounts in subsequent years.[77] We agree with Staff that this is a significant capital need relative to PSE’s size.[78] The evidence also shows that the ratings agency Standard & Poor’s considers PSE’s need for capital as “very high”[79] in

74 See TR. 656:12-24 (Pettit).

75 Staff Initial Brief ¶ 16.

76 Id. (citing TR. 463:5-21 (Leslie)).

77 Id. (citing Exhibit 71T (Markell) at 9:1-3).

78 Id. (citing TR. 556:3-15 (Leslie)).

79 Id. (citing Exhibit 161HCT (Elgin) at 22:20-22; Exhibit 170 at 2).

an era that finds many utilities in a building cycle, with high needs for capital in a market that may be constrained.[80]

127	It is undisputed in our record that PSE faces the need to raise through external financing some $3.4 billion over the next five years to support projected capital spending of $5.7 billion.[81] With respect to this estimated $5.7 billion of capital expenditures between 2008 and 2013, PSE’s management anticipates that approximately $2.3 billion can be provided through internally generated funds. This means PSE must access the capital markets for the remaining $3.4 billion.[82] PSE forecasts that $2 billion of this will be financed with debt, leaving $1.4 billion that will need to be financed with equity and equity-like securities under the status quo.[83] This includes $900 million in equity and $500 million in hybrid securities under PSE’s current business plan. [84] Notwithstanding Public Counsel’s effort to downplay PSE’s significant need for equity and equity-like capital during the relevant period, by any measure, $3.4 billion represents a significant need for external capital. When focusing on equity capital, whether the proper comparator is $900 million, $1.4 billion, or something in between, this is a significant amount of money relative to the

80 Id. (citing Exhibit 161HCT (Elgin) at 20:21 - 21:23; Exhibit 169).

81 Exhibit 131T (Reynolds) at 4:20; Exhibit 71T (Markell) at 9:4-13. Customer growth, the need to expand and replace PSE’s aging power generating and delivery infrastructure, and the need to acquire more “green” energy, all contribute to PSE’s increasing capital needs through 2013 and beyond. Exhibit 131T (Reynolds) at 4:7-13.

82 Exhibit 71T (Markell) at 9:10-13; Exhibit 111CT (Pettit) at 7:7-10 (note: Mr. Pettit’s testimony incorrectly identifies this information as confidential under the terms of the protective order).

83 Exhibit 111CT (Pettit) at 7:7-12 (note: Mr. Pettit’s testimony incorrectly identifies this information as confidential under the terms of the protective order).

84 TR. 674:3-10 (Markell). According to Public Counsel’s Brief at ¶ 37: “The difference between the actual amount of equity to be issued by Puget and that included in Mr. Pettit’s analysis is that Mr. Pettit has included Puget’s projected issuance of [hybrid securities] as if it [sic] were equity. Puget has recently issued such securities, and those securities are neither common equity capital nor preferred equity capital, they are debt capital, as confirmed by Puget Treasurer Don Gaines.” Exhibit 26 (Joint Applicants’ response to Public Counsel Data Request 3248-decription of “hybrid securities”). In fact, Public Counsel misrepresents what this cross-examination exhibit shows. In the excerpt of Mr. Gaines testimony from PSE’s 2007 general rate case, he unequivocally testifies that the market treats these securities as 50 percent equity. This is consistent with what another of Public Counsel’s cross-examination exhibits shows. See, Exhibit 231 (PSE Regulated Common Equity Ratio March 2002 – March 2008) at 3, note (c).

$500 million in equity PSE has raised in public offerings over the past five years.[85] Successfully attracting that much capital on reasonable terms, whether as equity, debt or a combination of the two, is a daunting task for a utility the size of PSE.

C.  PSE’S ACCESS TO NEEDED CAPITAL

128	Public Counsel asserts that PSE could continue to access public capital markets for its capital needs as it has in the past – including during periods of turmoil like the Great Depression, two World Wars, the Western energy crisis, and the Enron bankruptcy – in substantial amounts and on reasonable terms. He points specifically to the $310 million raised in 2005 through Lehman Brothers as an example, citing Mr. Reynolds’s testimony that PSE “fixed a good price” and transferred business risk to Lehman Brothers. Finally, Public Counsel says that PSE’s private placement of $296 million in stock was completed at a share price of $23.67 – a price above book value[86] and that PSE, since 2002, has paid an above-average dividend yield.

129	While PSE’s witnesses acknowledge that Puget Energy could raise additional common equity through traditional stock issuances to the public to fund PSE’s capital program in the coming years, they point to the difficulties of doing so and express significant concerns over whether such capital would be available on reasonable terms. [87] Staff points out that PSE’s need to issue common equity over the next five years is almost twice what it has been the last five years,[88] and PSE’s last public

85 We reject Public Counsel’s contention that PSE should be considered to have raised $800 million in equity over this period, for purposes of this comparison. Nearly $300 million of the equity Public Counsel identifies was injected by the members of the Investor Consortium as, according to Public Counsel, “an integral part of this proposed transaction.” Public Counsel Response to Staff and Joint Applicant Motions To Strike Portions of Public Counsel Reply Brief at ¶4.

86 Public Counsel Initial Brief ¶¶ 15-17. This ignores the fact that the capital infusion was “an integral part” of the Investor Consortium’s bid for PSE, was negotiated as part of the deal to which the Company agreed, and presumably would not otherwise have happened.

87 Exhibit 133T (Reynolds) at 12:3-15; TR. 1023:4 - 1024:1 (Campbell); TR. 673:1-6 (Markell).

88 TR. 619:8 - 620:1 (Reynolds). Mr. Reynolds explained that PSE plans to issue $900 million in equity over the next five years, and it issued about $500 million in equity capital to the public over the last five years. This $500 million figure does not include the $300 million private equity placement in late 2007, involving the Investor Consortium.

equity financing presented substantial difficulties for the issuer, Lehman Brothers, that will likely impact any future PSE public equity issuances.[89] According to Staff:

It is fair to conclude that it will be a challenge for PSE to raise hundreds of millions of dollars in new equity through 2013 (i.e., under the status quo), compared to the [sic] under the transaction, where that equity immediately will be available in committed credit facilities for PSE to access when it needs that capital to fulfill its public service duties.90

130	Joint Applicants observe that while Lehman Brothers was the underwriter of Puget Energy’s last public offering of 15 million shares in November 2005, it now is counted as one of the “very institutions that are currently failing for lack of capital.”[91] Lehman’s failure and Merrill Lynch’s acquisition by Bank of America mean that two of the largest underwriters of investment-grade utility debt and common stock issuances in the United States[92] effectively disappeared on September 15, 2008. Thus, Joint Applicant’s argue, “[t]he difficulties faced by major firms in these financial markets, and the resultant consolidation in the domestic and international financial services industry will likely present obstacles to PSE in obtaining capital on reasonable terms absent the Proposed Transaction.”[93]

131	In addition, in their response to Public Counsel’s Motion To Reopen the Record, Joint Applicants argue that the collapse of Lehman Brothers is illustrative of the volatility faced by publicly-traded utilities, such as Puget Energy. As of June 30, 2008, Lehman Brothers held 2,856,953 shares of Puget Energy, making it the fifth largest shareholder of Puget Energy. [94] Joint Applicants state that with Lehman Brothers having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, its large position in Puget Energy likely will be unwound, which may place downward

89 Staff Brief ¶ 20 (citing: TR. 605:7 - 606:1(Reynolds)).

90 Id. ¶ 21.

91 Joint Applicant’s Brief ¶ 95.

92 Exhibit 19HC (Joint Applicants’ Response to Public Counsel Data Request No. 3202) at 32 (listing the largest underwriters of investment-grade utility debt in the U.S.).

93 Joint Applicant’s Initial Brief ¶ 96.

94 Joint Applicants’ Response ¶ 19 (citing: Yahoo! Finance, Puget Energy Inc. Major Holders, http://finance.yahoo.com/q/mh?s=PSD (last visited Sept. 17, 2008)).

pressures on Puget Energy’s share price. Such pressure could present additional obstacles to PSE in obtaining capital on reasonable terms on a stand-alone basis.

132	The risks PSE faces going forward on a stand-alone basis and the benefits of the transaction relative to the status quo are illustrated by the testimony of the Company’s lead independent director, Ms. Campbell. She testified that the board of Puget Energy was concerned PSE’s long-term business plan required raising significant equity and debt capital relative to both internally generated funds and PSE’s capital base, and that these external financing requirements could place pressure on share price and credit ratings.[95] Moreover, Mr. Reynolds testified that smaller and mid-size utilities such as PSE that need to fund large capital spending programs are often unfavorably viewed by the public markets as “serial” issuers of equity. [96]

133	Because equity investors look for consistent and rising earnings per share to support rising dividends, Puget Energy’s board was very concerned that regular and large equity offerings in the face of their forecast earnings per share would adversely affect the share price, cause dilution of current shareholders’ value, and ultimately make it difficult for PSE to obtain the necessary capital for infrastructure expenditures.[97] Finally, analysis by Morgan Stanley, serving as an independent financial advisor to Puget Energy’s board, supported the forecast of essentially flat earnings and the need for significant amounts of capital relative to Puget Energy’s and PSE’s earnings power.[98]

134	Although PSE remains confident it can raise capital in the markets on which it has historically relied, there is a significant question whether it can continue to do so on reasonable terms that would not require relatively substantial rate increases. Mr. Reynolds testified, for example, that raising $3.4 billion over the next five years, when considered in relation to PSE’s current book equity of $2.1 billion makes this a significant challenge.[99] Indeed, he stated that: “The magnitude of this financing

95 Joint Applicants’ Initial Brief ¶ 25 (citing: Exhibit 1CT (Campbell) at 6:16-20).

96 Id. (citing: Exhibit 133T at 14:7-11(Reynolds); Exhibit 111CT (Pettit).

97 Joint Applicants’ Initial Brief ¶ 26 (citing Exhibit 1CT (Campbell) at 7:13-17).

98 Id. (citing Exhibit 1CT (Campbell) at 7:20 – 8:2).

99 Exhibit 131T (Reynolds) at 4:20 – 5:2.

requirement relative to [PSE’s] current capital base puts the Company and the region at risk.”100

135	Looking back over the past several years when Puget Energy raised approximately $500 million in public placements in the equity market, Mr. Reynolds testified that each public issuance became increasingly challenging.101 He stated that Puget Energy’s most recent public offering in November 2005 was a very difficult transaction.102 Although Puget successfully shifted the risk of the offering to its underwriter, Lehman Brothers, “they [i.e., Lehman Brothers] suffered” and “it was very clear that we were issuing too many shares at a point in time that the market was saturated with Puget stock.”103 As Staff argues, Puget Energy’s experience with Lehman Brothers will likely impact any future PSE public equity issuances.104

136	Staff also points out that Lehman Brothers, a major investor in PSE, may not be in existence for PSE’s next public issuance of common equity, as shown by testimony Public Counsel introduced.105 Indeed, as Public Counsel has continually reminded us, there has been tremendous contraction in the equity markets and credit markets during recent periods, which may persist for some time.106 This adds to the difficulties PSE

100 Id. at 5:2-3.

101 See Exhibit 133T (Reynolds) at 12:6-7; TR. 991:12-22 (Campbell). As has been noted, Public Counsel’s arguments that we should find comfort in Puget Energy having raised $800 million in equity capital in recent periods ignores the fact that nearly $300 million came from the Investor Consortium as equity via a private placement that, although not dependent on the consummation of this transaction, almost certainly would not have occurred but for it.

102 TR. 605:7 – 608:3 (Reynolds).

103 TR. 605:13-16 (Reynolds).

104 Staff Initial Brief ¶ 20.

105 Id. footnote 38 (citing Exhibits 501-502 and noting: “This just adds to the difficulties PSE will face, if the Commission denies the Joint Application in this case, and the status quo is maintained.”).

106 Public Counsel introduced a significant number of documents concerning contemporary market conditions during our evidentiary proceedings and upon our granting his motion to reopen the record on September 22, 2008. Public Counsel sought to introduce yet additional documentation on market conditions in its Reply Brief, but the Commission declined to receive it on grounds that it was cumulative, only marginally relevant if not irrelevant, and that allowing the record to be reopened yet again would raise due process concerns. In the Matter of the Joint Application of Puget Holdings LLC and Puget Sound Energy, Inc., for an Order Authorizing Proposed Transaction, Docket U-072375, Order 06 Granting Motions To Strike (November 5, 2008).

may face, if the Commission denies the Joint Application and the status quo is maintained.

137	In stark contrast to the uncertainties Puget and PSE currently face in the public equity market, the evidence shows that the Consortium understands the extent and importance of PSE’s capital needs and has the capacity to fulfill them. As noted, through Puget Holdings it has already injected nearly $296 million in equity into Puget Energy107 and will contribute an additional $3.1 billion in equity at closing, raising its equity stake to $3.4 billion.108

138	Staff states that Commitments 3 and 59 require Puget Holdings to secure no less than $1.4 billion in capital by establishing committed credit facilities for the benefit of PSE.109 Of that amount, Puget Energy will hold a $1 billion credit facility available to meet PSE’s future capital needs. Puget Energy thus can provide PSE the $900 million in cash that otherwise would have to be raised in the public equity markets. This will add equity to PSE’s balance sheet allowing it to take on additional debt without affecting its capital structure, which under the Settlement is required to include at least 44 percent equity unless otherwise approved by the Commission.

139	In addition, under the terms of the transaction PSE will have its own $400 million credit facility available for capital expenditures.110 Commitment 58 assures that the total $1.4 billion of capital available under these two credit facilities will be used exclusively to fund PSE’s capital needs.111 Finally, PSE will have additional credit facilities to support its hedging activities and working capital needs.112

107 Exhibit 71T (Markell) at 11:8-18.

108 Exhibit 301 (Settlement Stipulation) ¶ 9.

109 Staff Initial Brief ¶ 18.

110 Exhibit 167 shows that as part of this plan, PSE will replace certain of its existing credit lines. According to Staff: “Commitments 9(iii), 24 and 26(a) assure that the cost to ratepayers of these new credit facilities will be no more than it would have been absent the transaction.” Staff Initial Brief ¶ 19.

111 Staff Initial Brief ¶ 18; Joint Applicants’ Initial Brief ¶ 29 (citing: Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 58); see also Exhibit 302T (Early, et al.) at 13:12-17).

112 Exhibit 71T (Markell) at 28:6 – 29:4.

140	PSE is expected to tap the credit markets over the next five years for about $2 billion, or 35 percent of its capital needs, as under the status quo. PSE may access the credit markets as it has done in the past, hopefully under more benign market conditions than prevail at present. Not only should PSE be able to access these traditional credit markets on terms at least as favorable as those that would be available without a change in ownership, the Consortium provides PSE expanded access to global credit markets and itself represents large pools of available capital.

141	Members of the Consortium testified that they would be willing to make further investments in PSE, assuming they can “deploy capital in a value-accretive and prudent manner.”113 Indeed, PSE is ideally suited to their plans to place additional funds in infrastructure assets, because these investors are investment funds and specialized infrastructure investors comprised principally of pension funds, foundations and endowments with long-term investment horizons and “large and growing pools of capital for which they need to find a home.”114 They seek out investments such as this one that produce steady, predictable, long-term cash flow streams from high quality assets, and they do not require a sale or defined exit strategy to achieve their investment goals.115 These types of investments effectively match the long-term liabilities of public sector and corporate pension plans such as Canada Pension Plan Investment Board, British Columbia Investment Management Corporation, Alberta Investment Management, and the investors in Macquarie Group’s managed infrastructure funds.116 These characteristics, confirmed by their commitment to invest $3.4 billion of initial capital in PSE, mean the investors have both the capability and the incentive to provide PSE with access to equity capital as necessary to fund its infrastructure needs.117

113 Joint Applicants’ Initial Brief ¶ 86 (citing: Exhibit 91T (McKenzie) at 9:12-14; Exhibit 141T (Webb) at 12:5-7; Exhibit 151 T(Wiseman) at 13:13-16).

114 See TR. 465:6-11 (Leslie).

115 See Exhibit 31T (Markell) at 6:16 – 7:20; Exhibit 91T (McKenzie) at 2:4 – 6:4; Exhibit 141T (Webb) at 2:6 – 7:2; Exhibit 151T (Wiseman) at 2:5 – 7:14.

116 Exhibit 31T (Leslie) at 6:18-21; Exhibit 413 HC (Joint Applicants’ Response to Bench Request No. 13—Largest Investors in limited partnerships that constitute Macquarie Infrastructure Partners); Exhibit 91T (McKenzie) at 2:4 – 6:4; Exhibit 141T (Webb) at 2:6 – 7:2; Exhibit 151T (Wiseman) at 2:5 – 7:14.

117 Joint Applicants’ Initial Brief ¶ 86.

142	Faced with PSE’s significant capital needs and potential difficulties raising that capital, Mr. Markell testified:

Puget Energy and PSE have continually evaluated their financial needs and strategic imperatives with the long view in mind. Asset acquisition, divestiture, merger, combination and strategic alliance are all opportunities considered from time to time by the management and boards of Puget Energy and PSE…

Simply stated, Puget Energy and PSE concluded that partnering with a consortium of committed and experienced infrastructure investors, like the Investor Consortium, that have access to significant investment capital and that are focused on the long-term investment in the U.S. utility business was the best means to balance all the interests of customers, shareholders and employees. Partnering with the Investor Consortium provides a more reliable method of obtaining needed capital now and in the future on reasonable terms without being subject to the vagaries of quarterly and annual earnings forecasts and short-term market reactions. The Investor Consortium’s expected infusion of such capital in PSE (through a multi-staged plan of recapitalization) will continue to help strengthen and grow PSE in the years ahead, while providing the same safe, reliable service expected by PSE’s customers.118

143	It is unclear what the dissent thinks about the effect of the transaction on PSE’s access to capital compared to the status quo. He raises concerns about several hypothetical scenarios that he believes might become problematic (often constructed around information not in our record), expresses anxiety about future uncertainties and his desire for more information, and, like Public Counsel, suggests that the transaction is not necessary because it has not been proven that PSE cannot access capital on reasonable terms. In addition to turning the “no harm” legal standard on its head, what is clear is the dissent’s complete lack of analysis of how PSE’s comparative access to capital under the status quo would be harmed under the proposed

118 Exhibit 71T (Markell) at 10:9 – 11:3.

transaction. It is one thing to argue that the transaction is not “necessary” to enable PSE to access capital or that it will not improve such access, but quite another to conclude that it will harm PSE’s access to capital. We find no credible evidence in the record that could support such a conclusion. No doubt that is why Public Counsel argues for a “net benefit” rather than the controlling “no harm” standard to be applied, and why the dissent finds this argument “more persuasive.”119

144	In terms of access to capital, there arguably is harm only if the evidence shows that PSE will be less able to meet its foreseeable capital needs on reasonable terms as a result of the transaction. Thus, if the Settlement imposed a barrier to PSE’s ability to access capital or resulted in capital being made available only on less favorable terms then it would cause harm to the public interest.

145	Here, in contrast, the evidence shows PSE would have improved access to capital on terms as favorable, or more favorable, than might be achieved absent the transaction. In fact, the evidence suggests PSE’s future costs of debt may be less than today as a result of the protections built around the Company in the Settlement, thus benefiting ratepayers with a lower overall cost of capital to be recovered in rates.120 Moreover, Commitment 24 protects ratepayers from any risk that the transaction might result in higher capital costs relative to the status quo by providing that PSE will not seek recovery of any such costs in rates.

146	Another important consideration is that the transaction means that under PSE’s current business plan there is certainty with respect to a significant part of PSE’s capital needs being met through 2013. Inarguably, there is some degree of uncertainty absent the transaction. With Commitment 3 in place, however, Puget Energy will have a $1 billion credit facility available that can be drawn upon solely to inject cash into PSE for capital expenditures. This eliminates PSE’s need to obtain approximately $900 million in equity over the next five years.121 To emphasize the

119 Dissent ¶ 6.

120 Exhibit 304 CT (Joint Rebuttal Testimony of Horton, et al.) at 5:7—7:8; Exhibit 305 C (Joint Applicants’ Response to Public Counsel Data Request 3255—Updated S&P Rating Evaluation Service Letter, August 4, 2008).

121 Public Counsel and the dissent downplay the significance of this fact by pointing out this funding satisfies only a part of PSE’s capital needs through 2013. They completely ignore that importance of Commitment 3, we condition our Order by clarifying that this support of capital expenditures may come from committed credit facilities, or additional equity.

147	If additional equity or equity-like investment is needed, there is no prohibition against Puget Holdings issuing equity and contributing the proceeds to Puget Energy or PSE, or applying them to purchase certain “hybrid securities” PSE is allowed to issue to third parties, including public markets. Finally, members of the Consortium are capable of, and may, inject capital in addition to that already committed in the transaction. Although they are not expressly required to provide for PSE’s capital needs using their own resources, the investors here recognize and commit in the Settlement to make funding PSE’s capital needs a “high priority.”122 With significant capital to place in such investments, their very large equity stake in PSE gives them every incentive to support its continued financial success.

148	In terms of debt capital, pursuant to Commitment 3 there will be in place at the close of the transaction a $400 million capital expenditure (“capex”) facility at PSE. If additional credit is required to fund capital improvements or for other reasons, PSE can access the credit markets as it does now. There is evidence that PSE’s credit ratings may improve after the transaction is consummated, thus making this and future credit facilities available on more favorable terms than at present.123

PSE’s existing business plan calls for funding the balance of its capital expenditure needs with debt and retained earnings. In respect to these sources of funds, $400 million of the planned debt is in place under the transaction and the balance can be arranged, as needed, possibly on terms more favorable than under the status quo. In any event, there is no evidence to suggest that the terms of this planned debt would be less favorable under the transaction than under the status quo and thus no basis to find harm.

122 See Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 2). Commitment 2 tracks language the Commission approved in the Avista reorganization docket in 2007, here providing that: “Puget Holdings acknowledges PSE’s need for significant amounts of capital to invest in its energy supply and delivery infrastructure and commits that meeting these capital requirements will be considered a high priority by the Boards of Puget Holdings and PSE.”

123 Exhibit 304CT (Horton, et al.)at 6:6-14; see also Exhibit 305C (Joint Applicants’ Response to Public Counsel Data Request 3255—Updated S&P Rating Evaluation Service Letter, August 4, 2008).

149	In the near term, the issue of access to capital may be most relevant in the sense that the risks of stand-alone financing are mitigated, if not eliminated, by the capital committed by the Consortium. In the current tumultuous market environment this appears to be beneficial and certainly does no harm. This benefit may or may not be offset by refinancing costs in capital markets five years from now, but PSE faces refinancing risks under either alternative.

150	The evidence manifestly shows that PSE will not be worse off with its new owners than under the status quo in terms of its ability to access needed capital over the foreseeable future. Indeed, the evidence would support finding that PSE’s access to capital would improve. The transaction will largely remove PSE from the currently heightened uncertainties of the public equity market, retain its access to the credit markets while gaining assured access to a highly stable source of significant amounts of equity and credit capital – government and private pension and endowment funds. More secure sources of capital are difficult to find.124

151	Public Counsel disputes the proposition that the Consortium’s resources are “patient capital,” citing the fact that one of the six members of the Consortium raised capital for this transaction via a fund organization of finite duration with an “exit strategy.” This misconstrues the evidence.125 A fund with a defined finite term does not mean that the underlying capital is not of the long-term nature described by the Consortium. Indeed, the Canadian investors testified that they do not have a defined exit strategy

124 We note symbolically in this regard that at the top of the organization chart of the Alberta Investment Management Corporation is “Her Majesty The Queen in Right of Alberta.” Exhibit 43 (Response to Public Counsel Data Request 3012-diagram showing “wholly owned, intermediate subsidiaries of the ultimate owners”).

125 TR. 748:18-24 (Leslie); Exhibit 31T (Leslie) at 6:16 – 7:20. Public Counsel confuses the evidence in implying that the Puget Holdings investment in PSE has a finite, ten-year term. Public Counsel cites to Exhibit 50, the Private Placement Memorandum for Macquarie Infrastructure Partners (“MIP”). The language Public Counsel cites from this exhibit does not apply to Puget Holdings’ investment in PSE. As Joint Applicants note in their Reply Brief: “Throughout this case, Public Counsel has repeatedly confused MIP with Puget Holdings and has repeatedly misread the MIP Private Placement Memorandum as defining Puget Holdings’ investment in PSE.” Joint Applicants’ Reply Brief ¶20, footnote 55 (citing: Exhibit 251 HCT (Hill) at 13:1-3 (misstating the structure of Puget Holdings as “Macquarie is the general or lead partner and the members of the Investor Consortium are the limited partners”). Moreover, although MIP was created as an investment fund with a defined term, it can be extended. Exhibit 50 at 11.

or finite term for their investment in PSE, and they consider themselves long-term investors.126 The dissent similarly questions the long-term nature of the investors’ capital (focusing mainly on the Macquarie funds), but cites no evidence to contradict the testimony of the Consortium in this regard.

152	We find the Consortium’s testimony about the long-term nature of its investment persuasive. Common sense supports the argument that pension and endowment funds have long-term perspectives and investment strategies as described in the testimony. Neither Public Counsel nor the dissent acknowledges that the Macquarie funds are themselves comprised largely of pension fund investors.127 Nor do they acknowledge that the Canadian investors own 49 percent of Puget Holdings and have a “right of first refusal” should Macquarie’s shares be put up for sale. They also fail to acknowledge that even if a Consortium member should seek to sell its shares, that sale would require Commission approval if 10 percent or more of Puget Holdings’ shares were involved. These facts support the credibility of the Consortium’s testimony regarding the long-term nature of their investment perspective.

153	Finally and most importantly, Public Counsel and the dissent fail to explain how the status quo of PSE as a publicly traded company is superior in this regard. Currently, any investor can sell any amount of stock at any time without Commission approval.

154	Further, we know from experience in every rate case that “Wall Street expectations” about returns on equity are at issue in PSE’s ability to attract and retain capital. There is no evidence to suggest and no reason to believe that the current Puget Energy investors are more “patient” than the Consortium. Applying the appropriate “no harm” standard, we can find no rational basis to conclude that the Consortium’s

126 Exhibit 91T (McKenzie) at 2:4 – 6:4; Exhibit 141T (Webb) at 2:6 – 7:2; Exhibit 151T (Wiseman) at 2:5 – 7:14.

127 Exhibit 401(Proxy Statement to Puget Energy Shareholders) at Attachment A, page 25; Exhibit 413 HC (Response to Bench Request 13: Attachment A: ten largest investors in each of the underlying limited partnerships that make up the Macquarie Infrastructure Partners; Attachment B: ten largest MIP investors in each of the limited partnerships that make up the Macquarie Infrastructure Partners that are not “U.S. and Canadian institutions such as public pension funds, corporate pension funds, endowments and foundations, and Taft-Hartley (Union) funds). Forty-seven of the fifty-one investors identified in Exhibit 413 HC are pension funds from the U.S., Canada, or other countries.

investment time-frame is worse for the public interest than the status quo, even if we were willing to accept Public Counsel’s and the dissent’s characterization of the evidence on this point. Indeed, as to this issue the relative stability of the capital provided by the Consortium is a comparative benefit to the public interest.

155	In the final analysis, PSE is trading uncertainty for certainty in terms of its ability to access on reasonable terms very significant amounts of capital it requires over the next five years. These assured sources of capital through 2013 will fund new and improved infrastructure that is necessary to ensure PSE’s provision of safe, reliable electricity and natural gas to customers in the Puget Sound region now and in future decades. Beyond 2013, the nature and quality of these investors, their multi-billion dollar equity stake in Puget Energy, their deep pockets, and their commitment to fund PSE’s ongoing capital needs all are factors that suggest improved access to capital relative to the status quo. When combined with the Settlement’s ring-fencing provisions which protect PSE and its ratepayers from any financial or other risks inherent in the corporate structure of the new ownership, as discussed more fully below, it is clear beyond peradventure that the transaction does not harm the public interest.

156	In contrast, the dissent would reject the Settlement in order to undertake a more comprehensive inquiry into the current and future state of the financial markets and how PSE might fare as a stand-alone entity. Not only do we believe this to be unnecessary given the evidence already in our record, which is sufficient to determine the risk of harm from the transaction, it is futile and risky. It is futile because there is no reason to believe that further litigation and “expert testimony”128 about the future will provide any more clarity to our crystal ball view of the financial markets and how the status quo would fare compared to the transaction. It is risky because in the process the proposed transaction could collapse, either because the Consortium abandons its proposal or because the financing upon which it partially depends

128 Dissent ¶ 14.

collapses.129 The dissent ignores the very real possibility that at the end of the process he seeks there will no longer be a choice except the status quo.

157	We turn next to the question of capital costs and whether the transaction will harm the public interest by raising those costs higher than they would be absent the transaction.

D.  CAPITAL COSTS

158	Public Counsel claims that the proposed transaction will increase capital costs for five reasons:130

1.	Debt issued by Puget Energy will have a cost rate 100 basis points higher than debt issued at PSE due to Puget Energy’s lower credit rating.

2.	New debt issued as part of the transaction to replace some of PSE’s existing debt will cost more than the existing debt.

3.	The planned refinancing of $375 million of existing PSE debt is uneconomic and requires a $19 million pre-payment premium.

4.	Cost of debt after closing will be higher according to the financial model.

5.	Cost of equity will be higher based on the equity returns estimated for the Consortium.

159	Even assuming for the sake of argument that debt and equity capital costs will be higher after the transaction, it is irrelevant unless Public Counsel can demonstrate how this higher cost will be borne by ratepayers. The Commission has historically recognized the financial separation between PSE and Puget Energy even with less

129 See, e.g., Exhibit 424 HC (Joint Applicants’ Response to Bench Request 24— Executed Copy of Puget Energy Credit Facility and Form of Credit Agreement for PSE (PSE Capex Facility), Attachment B, page 32.

130 Public Counsel Initial Brief ¶¶ 70-75.

elaborate ring-fencing than proposed in the Settlement. We would be concerned about the cost of Puget Energy’s debt being higher, relative to PSE’s debt, only if we looked at the parent company’s capital costs or the consolidated capital costs when setting rates for PSE. We do not. There is no reason to expect us to abandon this practice now.

160	More to the point, Commitment 24 provides that the Joint Applicants will not advocate for a higher cost of debt or equity capital as compared to what PSE’s cost of debt or equity capital would have been absent Puget Holdings’ ownership.131 For Public Counsel’s concern that the transaction will increase the capital costs to be borne by PSE’s ratepayers to come about this ring-fencing provision would have to fail. He provides no analysis suggesting why this would occur. Nor can he credibly argue such provisions are inherently unreliable since he has supported precisely these provisions in settlements of previous similar merger transactions.132

161	The dissent raises similar concerns about Commitment 24, yet acknowledges “such a commitment has been included in ring-fencing conditions in other cases.” 133 Indeed, he has supported this same condition in the past. The dissent professes concern that “it is difficult to foresee how this provision will actually function since it has never been tested and such a decision must rely to some extent on imponderables.”134 This concern is misplaced given that the determination of the cost of capital typically is made in the light of standard analyses by experts and the Commission’s exercise of informed judgment supported fully by detailed evidence.

131 See, Exhibit 301, (Settlement Stipulation, Appendix A, Commitment 24); see also Exhibit 302T (Early, et al.) at 27:9-12.

132 See, In re Application of MidAmerican Holdings Co. & PacifiCorp, d/b/a Pacific Power & Light Co., Docket UE-051090, Order 07 (February 22, 2006); In re Application of MDU Resources Group, Inc. & Cascade Natural Gas Corp., Docket UG-061721, Order 06 (June 27, 2007); see also, In re Application of Avista Corp., Docket U-060273, Order 03 (February 28, 2007).

133 Dissent ¶ 52. In fact, this condition has been included in every holding company and merger/acquisition of an electric company we have approved since ScottishPower – including approval of the Puget Energy holding company.

134 Id. In fact, the condition has been tested over any number of rate cases over this decade.

162	Furthermore, we address this concern by conditioning our Order to clarify Commitment 24. We identify specific, non-exclusive criteria for interpreting and applying it in future rate proceedings.135 In the end, however, both Public Counsel and the dissent miss the important point — Commitment 24 gives the Commission the authority to control this issue and protect ratepayers. We do not share the dissent’s anxiety about the process, because we are confident the Commission will control the result. That fact protects customers and the public interest from any harm associated with possibly higher costs of capital that otherwise might result from the transaction.

163	Public Counsel’s concerns about potential costs associated with refinancing existing PSE debt are misplaced because PSE must refinance this debt in the near term in any event.136 The evidence does not show that the terms and costs of this refinancing in connection with this transaction are inferior to those PSE could obtain on its own under current market conditions. Moreover, to the extent PSE seeks to recover these costs, including any prepayment charges, in a future rate case, if the costs are shown to be excessive, imprudently incurred, or to have violated Commitment 24 they can be disallowed to insulate ratepayers to the degree necessary.137

164	In sum, in regard to the cost of capital we find the transaction, as conditioned by the Settlement and in particular Commitment 24, consistent with the public interest because customers can be protected against any costs of capital that are higher than they would be in the absence of the transaction.

E.  FINANCIAL RISK

165	We come now to the heart of the matter — Public Counsel’s argument that the debt associated with the proposed transaction creates unacceptable financial risk for ratepayers. He argues that “approval of this acquisition will increase the business and financial risk of Puget to the detriment of its over one million customers and the

135 See, supra, ¶ 91, footnote 53; Attachment B at B-4.

136 Exhibit 87 at 4 shows the replaced debt maturities at March 9, 2009 and February 22, 2010.

137 See, Exhibit 75 CT (Markell) at 17:13 –18:10.

Company’s own financial health.”138 In his view the transaction involves too much debt, against which the ring-fencing provisions are inadequate to protect ratepayers. The dissent concurs with Public Counsel. We begin with an assessment of the level of debt or leverage associated with the acquisition, discuss second the significance of the capital expenditure facilities and turn finally to our assessment of the adequacy of the ring-fencing provisions. We conclude our discussion of financial risk by examining other risk factors cited by Public Counsel as threatening harm to the public interest.

166	As previously discussed, the total enterprise value of the transaction is about $7.4 billion, which includes the assumption of approximately $2.6 billion of existing debt (net of the retirement or refinancing of approximately $600 million of existing debt). This $2.6 billion debt is currently on PSE’s books and ratepayers bear the full risk of its repayment.

167	The balance of the enterprise value of the transaction, approximately $4.8 billion, represents $3.4 billion in shareholder capital from the Consortium139 and $1.421 billion of newly issued debt. “Newly issued” debt, however, is not “net” debt. Of the $1.421 billion in newly issued debt, $571 million will be used to retire and refinance existing debt at PSE. The terms of the transaction provide that $196 million of the $571 million will be used to refinance $196 million in existing debt so that amount will remain on PSE’s books as debt. Of the remaining $1.225 billion, (i.e., $1.421

138 Public Counsel Initial Brief ¶ 152. As Staff notes in its Reply Brief (¶ 31 fn. 57), Public Counsel’s ubiquitous use of the term “Puget,” and his inconsistent definition of that term causes confusion. In Mr. Hill’s testimony for Public Counsel, he defined “Puget” to include “both the parent [PE] and the subsidiary [PSE].” Exhibit 251THC (Hill) at 8:21 – 9:2. Public Counsel defines “Puget” in the singular form in its Initial Brief: “the acquired company.” Public Counsel Initial Brief at 1, footnote 1. The acquired company, of course, is Puget Energy, not PSE, but at times Public Counsel appears to include both companies while at others he appears to refer to one or the other, without being clear as to which company he actually refers. In at least one instance, Public Counsel uses the term to refer to “five corporate entities” in the holding company structure. Id. ¶ 132. Public Counsel qualified his definitions of “Puget” with the disclaimer “unless the context requires otherwise.” Because of the central importance of the ring-fencing that separates PSE from Puget Energy and Puget Holdings in this transaction, not clearly defining or indeed conflating references to “Puget” in varying contexts not only confuses the analysis, it can be misleading.

139 This includes the initial $3.2 billion in equity already committed by the Consortium plus the $200 million in additional equity that the investors have promised in Commitment 50.

billion - $196 million) $375 million will be used to retire and remove debt from PSE’s books, thus deleveraging PSE and improving its financial strength.

168	It follows that of the $1.421 billion of newly issued debt, only $850 million is net new debt. This $850 million will be used to partially fund the purchase of Puget Energy’s stock along with the $3.4 billion in equity capital from the Consortium. This $850 million is the only net new debt in the transaction.140 Thus, the ratio of debt to total funds used in the acquisition itself, which is what we call “leverage,” is approximately 20 percent.141 Not only is this leverage modest relative to other transactions we have approved with support from Public Counsel and our dissenting colleague, as we discuss more fully below, it will be on Puget Energy’s books behind a ring fence that fully protects PSE and its ratepayers.142

140 Public Counsel studiously ignores throughout his Initial Brief the use of $375 million of the $1.225 million Puget Energy term loan to retire existing debt, repeatedly misstating that the proposed transaction will use $1.225 billion of new debt to finance the transaction. See, e.g., Public Counsel Initial Brief ¶¶ 41, 44

141 In a “leveraged buyout”, the buyer’s assumption of debt at the acquired company is not considered leverage or debt financing of the acquisition. Similarly, replacement debt, $196 million in this transaction, is not part of the leverage in the transaction. Finally, retired debt at PSE is not counted as leverage in the transaction because there is no net new debt associated with it.

142 The dissent seems particularly confused concerning the issue of new debt and where it will reside. The dissent speaks in terms of a $3.6 billion “combined credit facility providing debt facilities for both PE and PSE.” Dissent ¶ 50. There is no such combined credit facility. Indeed, as the dissent later states, there are five individual credit facilities. Dissent ¶ 51; see Exhibit 423 HC. The dissent’s conflation of these separate, drawn and undrawn credit facilities is misleading for two reasons. First, these credit facilities represent additional “debt” at Puget Energy or PSE only to the extent drawn and used for a purpose other than refinancing or retiring existing debt at Puget Energy or PSE. As we discuss here in detail, the amount of additional, or new, debt is $850 million, not $3.6 billion. Contrary to the dissent’s expressed “belief,” the fact is that 100 percent of this new debt will be on Puget Energy’s books, outside the ring-fence. Total debt at PSE, in fact, is reduced by approximately 12 percent. Exhibit 38 HCT (Leslie) at 19:8.

Second, as the new credit facilities at PSE are tapped in coming years, the amount of debt in PSE’s capital structure will increase, but this is just part of the financial picture. The dissent ignores that at the same time PSE takes on additional debt the amount of equity in PSE’s capital structure must also be increased. This is ensured by the commitment requiring PSE to maintain an equity ratio of no less than 44 percent and by commitments restricting dividends. Moreover, both the $1 billion credit facility at Puget Energy and the $400 million capex facility at PSE are required to be used exclusively for infrastructure development.

169	In evaluating the degree of leverage in this transaction, it is instructive to compare it to other similar transactions the Commission has approved. For example, in 2006, MDU proposed to acquire all the outstanding common stock of Cascade Natural Gas for approximately $305 million in cash through a holding company structure funded by a combination of $85 million in new debt and $220 million of new common equity to be issued by MDU or from other available capital resources. Two intermediate subsidiaries of MDU, Debtco and Equico would finance the transaction and Equico would end up owning 100 percent of Cascade’s stock. The debt was secured by Equico’s ownership of 100 percent of the outstanding shares of Cascade. The leverage in the transaction was 28 percent (i.e., $85 million/$305 million) compared to 20 percent leverage in the Puget Holdings proposal. Public Counsel and our dissenting colleague supported a settlement approving the MDU transaction without any objection to the degree of leverage.

170	Similarly, neither Public Counsel nor our dissenting colleague objected to the degree of leverage when we approved PacificCorp’s acquisition by MEHC. In that transaction the “equity infusion” of $5.1 billion used to purchase the stock was to be “raised by MEHC through the sale of convertible preferred stock to Berkshire Hathaway, and long-term senior notes, preferred stock, or other securities with equity characteristics, to third parties.”143 These are all so-called “hybrid securities.” Public Counsel argues in this proceeding that these sources of funds are debt, not equity. Taking that perspective, he would have to view the MEHC transaction as having been funded with 100 percent debt. Even taking the view supported by Exhibits 26 and 231 that such securities can be viewed as 50 percent equity would mean the MEHC/PacifiCorp transaction was proposed to be funded with 50 percent debt.

171	Ignoring MDU altogether, the dissent describes our analysis of leverage in the MEHC transaction as a “narrow view [that] does not recognize the record developed in that merger case…and the views ultimately accepted by the commission regarding the nature of that capital structure.”144 He adds that “the leverage employed to fund a

143 MEHC Application at page 6. We take administrative notice of the MEHC Application for the limited purpose of quoting this description of the financing of the transaction.

144 Dissent ¶ 24.

transaction is important, but merely a snapshot in time” and that we should focus on “post-transaction leverage” on a consolidated capital basis.145

172	The dissent is mistaken in his discussion of the MEHC/PacifiCorp transaction. First, the record in the MECH/PacifiCorp case does not show the acquisition was funded by “the issuance of trust preferred stock to Berkshire Hathaway.”146 As demonstrated by the Commission’s final order in PacifiCorp’s general rate case, which was entered about two months after the MECH acquisition was approved, the Commission was not apprised, even then, concerning the exact source of funds MEHC used to purchase PacifiCorp.147 Second, whether trust preferred stock or some other form of hybrid security was used to fund MEHC’s acquisition did not concern the Commission because there, as here, the ring-fencing was adequate to protect PacifiCorp from any risks associated with the funding. Third, the use of “post-transaction leverage” on a consolidated capital basis to evaluate capital structures was considered and specifically rejected in the above-mentioned PacifiCorp rate case for the reasons set forth in detail below.148 The dissent joined in that decision, but makes no effort to explain his departure from it here.

173	In the final analysis, other than expressing his confidence in Berkshire Hathaway and its CEO, Warren Buffet, in contrast to his anxieties about the Macquarie investors, and generalizations about credit rating agency views of the MEHC/PacfiCorp merger, our dissenting colleague does not meaningfully analyze the comparable leverage in the precedent transactions at all.

174	In sum, we have analyzed the leverage in the proposed transaction, compared it to recent similar cases and conclude that the debt leverage proposed to be used to finance the acquisition of Puget Energy is well within that approved in similar precedent transactions. When considered in light of the ring-fencing provisions that we discuss later, this level of leverage does not pose a risk of harm to PSE customers or the public interest.

145 Id.

146 Id.

147 WUTC v. PacifiCorp, Docket UE-050684, Order 04, ¶ 282 (April 17, 2006).

148 See, infra, ¶¶ 178-181.

175	Public Counsel also expresses concerns with respect to Puget Energy’s plan to use debt in the future to fund infrastructure improvements at PSE. He is specifically concerned that the Consortium has arranged for a $1 billion credit facility for Puget Energy and a $400 million credit facility for PSE. Neither of these credit facilities will be drawn against at the close of the transaction. Thus, in no sense can they be considered as part of the leverage in this transaction.149 Both credit facilities, however, will be available to PSE for the exclusive purpose of funding utility infrastructure expansion and improvements over the next several years.

176	Significantly, the $1 billion credit facility at Puget Energy, to the extent it is drawn upon, will be provided to PSE as cash and used exclusively to fund the acquisition of infrastructure that will appear as equity on PSE’s books, to the extent the Commission finds the acquisition prudent in a formal proceeding such as a general rate case. PSE’s ratepayers get the benefit of improved or expanded infrastructure that is financed by debt held at Puget Energy but, as discussed below, they are fully protected from the risks associated with this debt by ring-fencing. In addition, customers are protected by the Commission’s regulatory oversight whenever Puget Energy draws on its credit facility to finance infrastructure acquisitions by PSE.

177	The “cost” to PSE customers for new infrastructure financed in this fashion is the same as it would be if funded instead by equity capital raised at PSE. The “cost” is the return on equity that is included in customer rates under our system of “rate base rate of return” ratemaking. Puget Energy’s owners are willing to carry all of the risks associated with this type of financing for infrastructure improvements because they hope to get the benefit of the equity return, which is greater than their cost of debt assuming PSE earns its full allowed return.

178	PSE’s business plan calls for funding infrastructure development over the next five years using a combination of equity (e.g., cash infusions from Puget Energy), retained earnings, and debt. The overall scope of the capital resources required to fund this business plan has not been disputed by any party. The $400 million capital expenditure facility the Consortium arranged for PSE provides one source for the debt

149 The dissent, as previously discussed, incorrectly identifies these credit facilities as part of the leverage in this transaction.

capital the Company will need. Since PSE would need this debt in any event, the PSE credit facility can only be viewed as neutral or as a benefit relative to the status quo in that it is unknown whether PSE could obtain the same credit on as favorable terms absent the transaction. Similarly, absent the $1 billion credit facility at Puget Energy infusing equity into PSE to fund infrastructure, that capital would have to be raised elsewhere, whether as equity, debt or a combination, and it is unknown whether PSE could obtain that capital on as favorable terms absent the transaction.150

179	In our review of the financial risks inherent in this transaction, including the initial leverage in the acquisition itself and the plans for using credit facilities at Puget Energy and PSE to fund infrastructure development, we have adhered to the Commission’s long-standing policy and precedent of consistently examining financial and accounting issues on a non-consolidated basis. Despite having previously embraced this precedent, the dissent now would have us abandon it without any explanation why and instead adopt Public Counsel’s similarly unsupported argument that this transaction should be reviewed on a consolidated basis despite state-of-the-art ring-fencing that firmly separates PSE from all other entities in the holding company structure.

180	We considered in some detail in connection with the MEHC acquisition of PacifiCorp questions concerning how, if at all, we should consider a holding company’s use of debt to finance equity at the level of a ring-fenced operating subsidiary.151 Following the familiar principle in utility law that financial benefits should follow the burden of risks, we concluded:

If the risks and costs of activities at the parent-level are born exclusively by shareholders—because customers are insulated from

150 Contrary to the dissent’s assertion, neither the “investor consortium” nor anyone else argues that “it will be nearly impossible for a status quo PE/PSE to access equity capital in the range of $900 million over the next six years on reasonable terms.” Dissent ¶ 55. There is considerable evidence, however, of the challenges PSE would face in this regard, as discussed elsewhere in this Order. See, supra, ¶¶ 128-135.

151 WUTC v. PacifiCorp, Docket UE-050864, Order 04 ¶¶281-286 (April 17, 2006). Docket UE-059864 was PacifiCorp’s general rate case that was pending at the time the Commission approved MEHC’s acquisition, which included ring-fencing provisions quite similar to the ones in this transaction.

them by the ring fence—then it is fair and appropriate for the shareholders, and not the customers, to receive the benefits that result from those activities. In circumstances that do not include adequate ring fence protections, the analysis could well be different. But in circumstances that do include a “state-of-the-art” ring fence, as here, we are not persuaded it would be equitable to insulate customers from the burden of risks and costs borne at the parent-level while allowing customers to capture the benefits of those same parent company activities. Without the proposed double leverage adjustments, customers are held harmless from the consequences of the acquisition—they pay a return on capital that is no higher than they would have paid if PacifiCorp were a stand-alone utility. Reducing potential harm to customers by activities at the parent-level is the objective of the ring fence and also an appropriate objective for our determination of a reasonable and sufficient cost of capital for PacifiCorp.152

181	In this manner, the Commission recognized the importance and the financial implications of ring-fencing. Ring-fencing is important because it effectively separates the risks and benefits incurred by the parent from the risks and benefits incurred by the subsidiary. From a financial perspective it is only fair for risks and benefits at each level to stay together and to not be comingled among levels.

182	In this case, we cannot take a consolidated perspective on the debt at Puget Energy, treating it as if it is debt at PSE (which among other things implies the necessity for a double-leverage adjustment in setting rates), and simultaneously give the ratepayers the substantial benefits of ring-fencing protection. If the debt resides at Puget Energy, Puget Energy’s owners are entitled to the benefits of their election to take on the full risks of assuming debt to acquire equity. This is no different than the status quo at Puget Energy. We do not know the source of the capital current shareholders, whether individuals or institutions, used to buy their stock. Perhaps some of it was bought using debt (i.e., trading on a margin account). Ratepayers will pay an equity return to all shareholders, even though some of the stock may have been bought with debt, but they have no exposure to that debt. If the stock performs as the shareholder hopes, the return will cover the debt. If the stock underperforms, the debt coverage is the shareholder’s problem.

152 Id. ¶285 (internal citations omitted).

183	This is not to say that we should be unconcerned about financial distress afflicting Puget Energy’s owners. We touched earlier on our concern that Puget Energy’s fifth largest shareholder, Lehman Brothers, has filed for bankruptcy protection, which means its holding of nearly three million shares of Puget Energy stock will likely be unwound, perhaps placing downward pressure on Puget Energy’s share price. This, of course, has occurred under the status quo. There currently is no protection for Puget Energy when one of its larger owners suffers financial distress that may result in harm to Puget Energy. With the ownership of Puget Energy concentrated in fewer hands following Puget Holdings’ acquisition of Puget Energy’s stock, our concern in this regard is heightened. We would not approve this transaction if the Settlement did not offer commitments that sufficiently protect PSE against the risk of financial distress at the holding company level. Such protection, however, is provided under the terms of the Settlement and strengthened by the clarifications and conditions that we make a part of this Order. When considered in light of the example provided by the experience with Lehman Brothers, we see that the transaction produces results that do not harm the public interest and probably are an improvement relative to the status quo.

184	Ring-fencing provisions, including various restrictions on dividends and requirements to maintain a strong balance of equity in PSE’s capital structure, leave all the risk of holding company debt where it belongs, with Puget Energy and its owners. We discuss more fully below the specific protections ring-fencing affords in this transaction.

1.  RING-FENCING

185	Although Public Counsel acknowledges that all of the acquisition debt and the $1 billion capital expenditure facility upon which PSE may draw in the future will be on Puget Energy’s books, not PSE’s, he argues that PSE is at risk because it is the only source of cash to meet these additional debt service requirements.153 A number of ring-fencing provisions address this risk. Commitment 35 requiring PSE to maintain

153 Public Counsel Initial Brief ¶ 41 (citing: TR. 737:7-739:19 (Leslie)).

44 percent equity capitalization and Commitment 36 prohibiting PSE distributions (dividends) if equity capitalization falls below 44 percent help ensure that PSE will maintain a strong balance sheet. In addition, under Commitment 40, if PSE’s credit rating falls to below investment grade, its dividend to Puget Energy is limited to amounts necessary to service debt and meet the financial covenants in Puget Energy’s credit facilities. But even these constrained dividends are allowed only so long as PSE’s EBITDA to interest expense ratio exceeds 3:1. If PSE’s credit rating falls to below investment grade when its EBITDA is also less than 3:1, PSE will retain 100 percent of its earnings (i.e., PSE eliminates its dividend). Furthermore, under Commitment 37 dividends from Puget Energy (where the debt at issue is held) up to Equico or Puget Holdings are eliminated unless Puget Energy has a consolidated EBITDA to interest expense ratio of at least 2:1. Finally, under Commitment 40, Puget Energy cannot declare any distribution if PSE’s dividends are restricted or eliminated. Taken together, these provisions prioritize PSE’s cash flow to service debt before dividends.154

186	Despite these ring-fencing restrictions on dividends, Public Counsel claims that Macquarie and the Consortium’s plans for PSE include increasing dividends to an amount that significantly exceeds earnings, effectively paying dividend distributions out of operating cash flow.155 Public Counsel says this “is a recipe for further financial deterioration for the company” and “represents another way in which the Macquarie and the Consortium plan will reverse the financial direction and well-being of Puget Energy.”156

154 While the dissent finds the dividend restrictions “more complex” when compared to those in the MEHC/PacifiCorp transaction and expresses concern over the “administrative burden” he thinks they impose, we find them simply more refined than those in MEHC/PacifiCorp and note that they are quite similar to what we and our dissenting colleague approved in MDU/Cascade, including the EBITDA to interest ratio feature. We note that the dissent is simply wrong in its assertion that “PSE is obligated to continue to make the debt service payments to PE and to observe the financial covenants in PE’s credit facilities,” under certain circumstances involving downgraded credit ratings. Dissent ¶ 43. Commitment 40 prohibits dividends under various circumstances, describes limits instead of prohibitions in other circumstances, but in no sense “obligates” PSE to pay dividends under any circumstances.

155 Public Counsel Initial Brief ¶¶47, 48.

156 Id. ¶ 48.

187	This assertion is grounded in significant part on Public Counsel’s misunderstanding of Exhibit 49 HC, which was a presentation made to investors illustrating hypothetical returns based on a set of assumptions and projections. It does not disclose a plan by Macquarie or the Consortium to increase dividends to amounts that exceed earnings or, indeed, to pay annual dividends at all. Unlike Puget Energy’s current shareholders, Macquarie’s investors do not expect quarterly or annual dividends. They focus on overall returns over a longer term. As Mr. Leslie explained in response to Public Counsel’s questions concerning the investors’ dividend expectations:

We don’t have the concept of a per-share return as far as our investors are concerned. They don’t think in those terms. They are preoccupied with a total return more, than a per-share return. Simply the nature of private investing, distinct from investing on the stock exchange.157

Although the illustrative returns shown in Exhibit 49 HC can be expressed in annual terms, they are not expressions of annual returns the investors actually expect to receive, but rather returns based on expected long-term results. These projected long-term results include expected returns on the previously described $1.4 billion combined capital expense credit facilities, which are expected to be invested in rate base. Public Counsel ignores the effect of this significant growth in rate base on earnings.

188	In further support of his argument that the Consortium expects excessive returns on its investment in PSE, Public Counsel cites projections contained in various presentations to investors regarding the internal rate of return and PSE dividends.158 With reference to the financial model prepared for potential lenders and investors, Mr. Kupchak explained the misleading nature of the dividend indicated for 2008.159 Joint Applicants provided corrected information via a supplemental response to Public Counsel Data Request 3206 that was made part of Exhibit 23HC. This shows that Puget Holdings’ financial model estimates PSE’s expected dividend payments in 2008 at a level lower than the amount distributed in 2007, not a dramatically higher

157 TR. 771:10-16 (Leslie).

158 Public Counsel Initial Brief ¶¶ 47, 78.

159 TR. 901:10 –909:25 (Kupchak).

amount as Public Counsel contends.160 The plain language of these documents makes clear that such numbers are not an “annual return promised by Macquarie to the investors”161 but merely projections:

Any financial projections have been prepared and set out for illustrative purposes only and do not in any manner constitute a forecast. They may be affected by changes in economic and other circumstances that cannot be foreseen and it must be recognized that the reliance to be placed on them is a matter of commercial judgment.162

189	Even if one were to accept arguendo Public Counsel’s premise that at the formation of Puget Holdings, the Consortium had expectations of excessive returns, the previously described ring-fencing limitations on dividends (Commitments 40 and 37) and minimum equity capitalization (Commitments 35 and 36) modify and indeed control those expectations.

190	Public Counsel acknowledges that the dividend restrictions and certain other commitments provide “limited,” but nonetheless “positive benefits.”163 He observes that the dividend restrictions under Commitment 40 allow PSE to make payments required to service debt or satisfy financial covenants in the credit facilities at Puget Energy even if PSE is downgraded.164 Public Counsel does not fully develop this point, but argues the cash retention aspects of the commitment would only rebuild the companies’ consolidated financial position slowly, with the ratings downgrade he assumes meanwhile creating a host of potential negative consequences. Public Counsel’s witness, Mr. Hill, however, does not support these concerns.

160 Joint Applicants’ Reply Brief ¶ 37. Although it was Public Counsel who brought to light the need to correct the expected dividend payout in the financial model, he ignores in his brief what he learned in cross-examining Mr. Kupchak on this point. TR. 901:10—909:25 (Kupchak); Exhibit 23HC at 4-7.

161 Id. at ¶ 75.

162 Exhibit 49HC (Leslie) at 6; TR. 803:5-12 (Leslie).

163 Public Counsel Initial Brief ¶ 61.

164 Note that under Commitment 40 such dividends would not be permitted unless the ratio of PSE’s EBITDA to its interest expense is equal or greater than 3.0 to 1.0.

191	Regarding Commitment 40’s cash retention protection, Mr. Hill testifies that the annual increase in the consolidated common equity ratio of Puget Energy that would result “represent[s] an improvement in financial position.”165 He qualifies this by saying “it would not be a rapid improvement and would take several years to reach a level appropriate for an investment grade company.”166 While this may be true, it nevertheless does not represent harm to customers or the public interest compared to the status quo. For example, when PSE and Puget Energy last suffered serious financial distress during to the 2000/2001 energy crisis, the Commission had to approve on an expedited basis an equity rebuilding program that resulted in marginally higher rates to customers so that the companies could regain their financial health.167

192	According to Public Counsel, the equity rebuilding program the Commission approved in 2002, while improving Puget Energy’s financial condition over the past six years has not yet resulted in a ratings upgrade.168 In contrast, Mr. Hill testified that, under Commitment 40 there would be an incremental yet steady “improvement in financial position for Puget Energy.”169 According to Mr. Hill, the result would be that it “would take several years to reach a level appropriate for an investment grade company.”170 Thus, it appears that in the event of future financial distress at Puget Energy resulting in a ratings downgrade, Commitment 40’s dividend restrictions mean it could require less time to restore Puget Energy to investment grade than under the status quo, and the recovery would occur without the necessity for Commission intervention.

165 Exhibit 261THC (Hill) at 8:3-9 (emphasis added).

166 Id.

167 As explained by Mr. Hill: “Puget strengthened its common equity ratio while ratepayers contributed by paying rates based on a hypothetical common equity ratio.” Exhibit 251 THC (Hill) at 9:14-15. He noted that: “rates were higher than they would have been based on PSE’s actual equity ratio, which had fallen to unbalanced low levels, while debt levels were excessively high. The higher rates, based on equity the Company did not actually have, helped PSE recovery [sic] financial soundness. PSE also cut dividends as part of the plan.” Id., footnote 5 (citing WUTC v. PSE, Docket UE-011570, et al, Ninth Supp. Order (March 28, 2002).

168 Public Counsel Initial Brief ¶ 40 (citing Exhibit 251 THC (Hill) at 9:15-18).

169 Exhibit 261THC (Hill) at 8:3-8.

170 Id. at 8:8-9.

193	Public Counsel argues Commitment 36, requiring Joint Applicants to maintain a 44 percent equity ratio at PSE, has little value because Puget Energy can issue debt in order to inject any amount of “equity” capital it chooses at the operating company level.171 He argues that there is no commitment to maintain a balanced level of debt and equity in Puget Holdings as a whole, implying that “Puget” should be a required to maintain a minimum consolidated equity ratio of 40 percent even though this would “defeat the essential purpose of this leveraged buy-out transaction by impairing the expected high internal rate of return.”172

194	As previously discussed, Commission precedent consistently has rejected consolidating the capital structure of a utility and its parent where adequate ring-fencing is in place.173 As Joint Applicants contend, Public Counsel’s proposal to require a minimum consolidated equity ratio “violates the Commission precedent adopting the benefit/burden principle that customers are only entitled to benefits from an action if they have borne the costs or risks of that action.”174 Staff points similarly to Commission precedent regarding adequate ring-fencing obviating the need to impose additional measures to insulate ratepayers from leverage-related risks at a holding company.175

195	Although focusing on the financial risks associated with the consolidated companies, Public Counsel continues to ignore the ring-fencing provisions that separate the companies. Thus, he fails to acknowledge the critically important fact that the ring-fencing commitments create several layers of protection for PSE. Commitment 35, for example, assures PSE’s equity ratio will not need rebuilding because it will be at least 44 percent. In addition, should PSE’s credit be downgraded for reasons attributable to the risks of new ownership, Commitments 9(iii), 24 and 26 assure that ratepayers will not pay any higher rates due to such a ratings downgrade.176 Finally, if there were a ratings downgrade at PSE, Commitment 40 requires PSE to have an

171 Id. ¶ 65.

172 Id. ¶ 66.

173 Joint Applicants’ Initial Brief ¶ 77 (citing: WUTC, v. PacifiCorp, Docket No. UE-050684, Order 04 at ¶ 285 (Apr. 17, 2006) and WUTC v. PacifiCorp, Docket No. UE-061546, Order 08 at ¶ 151 (June 21, 2007)) .

174 Id. at ¶ 76

175 Staff Initial Brief ¶ 38

176 Staff Initial Brief ¶¶ 66-67.

EBITDA to interest expense ratio of at least 3:1, or PSE will retain 100 percent of its earnings (i.e., PSE will eliminate its dividend).

196	Public Counsel argues the proposed transaction reverses the trend over the past six years toward Puget Energy’s and PSE’s strengthening financial structures and improved credit ratings.177 He contends the evidence shows “PSE’s credit rating improvement was reversed as a result of the proposed transaction and Puget Energy’s credit rating was placed on watch for possible downgrade by both Moody’s and S&P.”178 This is misleading because it is based on the ratings agencies’ early analyses of a financial structure scenario that was ultimately abandoned and is not the structure reflected in the Settlement.179 To the contrary, there is evidence that the transaction, as modified by the terms of the Settlement, may well result in PSE being upgraded.180 Public Counsel ignores this inconvenient evidence, choosing instead to focus on evidence he knows, or should know, is no longer relevant.

197	Finally, Commitment 39 requires best efforts to obtain and maintain credit ratings separation between PSE and Puget Energy, including taking other measures if necessary to achieve this goal. Assuming ratings separation is achieved, it is likely that PSE’s credit rating will improve over its current rating. The prospect of an improved credit rating at PSE is also supported by a strengthened PSE balance sheet that results from increasing equity capitalization to 50.4 percent at closing compared to the 43.7 percent it would otherwise have been, and the Joint Applicants’ commitment to maintain equity capitalization of no less than 44 percent.181

177 Public Counsel Initial Brief ¶ 40. Public Counsel’s introduction to this line of argument illustrates the problem engendered by his confusing references to “Puget,” “Puget Energy,” and “PSE.” He starts by asserting “Puget Energy has, over the past six years, substantially lowered its financial risk by increasing its common equity ratio.” He attributes this, however, to “an agreed equity rebuilding program adopted by the Commission in the 2002 general rate case.” The equity rebuilding program, however, was approved to strengthen PSE’s financial condition, not Puget Energy’s. Finally, he refers to a ratings review concerning “Puget,” presumably focused on the consolidated companies.

178 Id. ¶ 42 (Citing: Exhibit 161, p. 29:6-14 (Elgin Direct); Exhibit 172: S&P (“Credit Watch with Negative Implications”), Moody’s (statement it “may downgrade Puget Energy”).

179 Exhibit 38 HCT (Leslie) 17:8-15.

180 Exhibit 304CT (Horton, et al.)at 6:6-14; Exhibit 305C (Joint Applicants’ Response to Public Counsel Data Request 3255—Updated S&P Rating Evaluation Service Letter, August 4, 2008).

181 Joint Applicants Brief ¶44.

2.  REFINANCING RISK

198	Public Counsel argues there is “refinancing risk” because the transaction debt (i.e., the Puget Energy term loan) and the Puget Energy credit facility are for five-year terms. He suggests that interest rates could be much higher in five years, or the Macquarie infrastructure investment model may fall out of favor and it could be difficult or impossible to obtain refinancing at reasonable or at any cost. The dissent shares these concerns. Neither Public Counsel nor our colleague acknowledges that the term loan and the Puget Energy credit facility will be on Puget Energy’s books, outside the ring-fence. As Staff points out, Mr. Horton testified specifically that overall, the Commitments isolate PSE from the risks of Puget Energy and other companies in the ownership chain and he did not identify refinancing risk as an exception. 182

199	In addition to the extensive ring-fencing provisions that protect ratepayers from financial risks borne by Puget Energy, Commitment 57 memorializes the new owners’ plans to reduce refinancing risk. Public Counsel argues that Commitment 57, which states Joint Applicants’ “objective…to refinance the term loan of Puget Energy using medium-term or long-term financing” and requires them to “develop a plan” and make it available for review, does not address this risk.183 Staff points out, however, that Commitment 57 responded to Mr. Horton’s specific concern that the new owners might not be planning to refinance the term loan with longer term securities.184

200	Mr. Kupchak testified that the purpose of Commitment 57 is to:

[M]ake it clear to people that we did not like refinancing risk, and having a lot of debt coming on at one point in time would create a larger refinancing risk than we were comfortable with. We wanted to

182 Exhibit 304CT (Joint Rebuttal Testimony) at 23:20 – 24:1 (Horton separate statement).

183 Public Counsel Initial Brief ¶54. By focusing solely on Commitment 57, Public Counsel ignores numerous other ring-fencing measures that protect PSE from risk at PE, including refinancing risk, such as Commitments 8, 9(iii), 24, 25, 26, 35, 36, 37 and 40.

184 Staff Reply Brief ¶ 37 (citing Exhibit 181HTC (Horton) at 19:1-7; Exhibit 302 JT (Joint Testimony) at 13:5-11).

memorialize the intension to stagger the maturity profiles of the debt, including what you had in a term facility as well as what you would eventually have in a capex facility, to stagger the debt maturity profile over a longer period of time.185

201	Mr. Kupchak stated that staggering debt maturities in this fashion is “a prudent thing to do,”186 and that it has always been the Consortium’s intent to refinance using longer term instruments and to stagger their maturities.187 He also testified that they had already received proposals for refinancing.188 Mr. Kupchak points out that it is simply not possible for the Joint Applicants to obtain longer-term financing until the Commission approves the proposed transaction.189

3.  DEBT COVENANTS AND BANKRUPTCY

202	Public Counsel asserts “it is well within the realm of probability” that Puget Energy will violate its debt covenants, based on prior revenue volatility. He states that financial margins in the Macquarie financial model “are thin and are likely to be violated in real-world conditions.”190 He argues: “If Puget Energy does not have sufficient cash to cover its debt interest requirements, it will be in default of its debt agreements and the ownership of PSE will fall to the consortium of banks that provided debt capital to Puget Energy.”191 As previously discussed, this is simply inaccurate.192 In such a scenario, ownership of Puget Energy’s stock, not PSE’s assets, will be the collateral at risk and a change of ownership of that stock will be subject to the Commission’s approval and conditions.

203	The “real-world conditions” to which Public Counsel refers are related to volatile power costs due to such variables as weather and fuel costs. Public Counsel’s analysis regarding coverage ratio risk is in error, however, because the cash-flow impact of

185 TR. 554:10-18 (Kupchak).

186 Id.

187 TR. 553:21 – 555:7 (Kupchak); Exhibit 302T (Early, et al.) at 13:5-11.

188 Id.

189 Joint Applicants’ Reply Brief ¶28.

190 Public Counsel Initial Brief ¶ 57.

191 Id. ¶56. See, supra, ¶ 78, footnote 52 Contrary to Public Counsel’s assertion, PSE’s assets are not collateral for this debt).

192 See supra, ¶78, footnote 52.

movements in gas and electricity costs that flow through the Purchased Gas Adjustment (“PGA”) and Power Cost Adjustment (“PCA”) mechanisms are intentionally excluded from the calculation of the lock-up and financial covenants associated with the new debt financing package.193 Mr. Kupchak testified that the combination of the deferral accounts operating under the cost adjustment mechanisms that are “carved-out” of the coverage ratio calculations, and the operation of PSEs hedging strategy and hedging facilities mean that Public Counsel’s analysis concerning the possible impact of power cost variations on coverage ratios is misplaced.194

204	Joint Applicants demonstrate that a Puget Energy default on debt is unlikely and would require extreme situations for a number of years.195 As Joint Applicants argue, such extreme and prolonged situations would cause financial hardship for PSE even under the status quo. 196

205	Even in the event of a lock-up event (as defined in the Puget Energy Credit Agreement), however, PSE is able to incur capital expenditures that are:

•	Required to be made by applicable law.

•	Undertaken for health and safety reasons.

•	Undertaken to maintain and operate assets in accordance with industry standards and practices in Washington during the relevant

193 Joint Applicants’ Initial Brief ¶ 89. (emphasis in original) (citing: Exhibit 11HCT (Kupchak) at 4:16-5:1; TR 928:7-929:15 (Kupchak)). The PGA allows PSE to use deferral accounting as it experiences actual costs of gas that are higher or lower than projected for a given PGA period. At the end of the period, any over- or under-recovered costs are accounted for in rates set for the next PGA period. Thus, PSE’s actual gas costs, if prudent, are passed through to customers. The PCA is a similar mechanism that allows PSE to use deferral accounting and opportunities to update its projected power costs to keep them closely aligned with changes in the cost of power so that the costs associated with over- or under-recovery in rates in a given period are shared between the Company and its customers within defined parameters.

194 Id.; Joint Applicants Reply Brief ¶ 36.

195 Id. (citing Exhibit 66HC (Leslie)).

196 Id.

time period or that are reasonable and consistent with applicable law.

•	Required under any contractual obligation.197

This means, among other things, that PSE would continue to have the ability to make capital expenditures to meet its public service obligations.198

206	Staff does not address directly the cash flow and coverage ratio issues Public Counsel raised, but focuses on the fact that Commitments 8 (non-consolidation opinion), 25 (process to propose additional commitments if necessary to obtain non-consolidation opinion) and 16 (unanimous consent of PSE board including independent director to institute bankruptcy) protect PSE in the event of a bankruptcy at Puget Energy and Commitments 35 and 36 (minimum equity ratios at PSE) protect PSE’s balance sheet from being degraded by distributions to the holding company in the event PSE’s financial indicators erode.199 Staff notes that these commitments represent a substantial improvement over the status quo because currently “PSE is subject to events that could cause its equity ratio to deteriorate substantially”, citing the deterioration of PSE’s equity ratio during the energy crisis of 2001, to which Mr. Hill testified, as a powerful example.200 Staff argues, “[h]ad Commitments 35 and 36 been in effect during this period, ratepayers would have benefited because PSE would have maintained a balanced capital structure containing at least 44 percent equity,” making unnecessary the higher rates required by the Commission’s approval of a “hypothetical capital structure” to restore PSE’s deteriorated equity share. 201

207	Staff argues further that Commitment 40 (minimum debt coverage ratios) protects PSE’s financial condition in the event it suffers difficulty meeting coverage ratios even if its equity ratio is maintained at 44 percent. This, too, is an improvement over the status quo because it constitutes an automatic curtailment of the dividend until

197 Exhibit 13 (Joint Applicants’ Response to Public Counsel Data Request 3192-definition of “capital expenditures required to meet its public service obligation.”).

198 Id.; Exhibit 11 HCT (Kupchak) at 5:9-12.

199 Staff Initial Brief ¶¶ 68 and 70.

200 Id. ¶73-75 (citing, inter alia, Exhibit 251 HCT (Hill) at 9).

201 Id.

PSE’s financial condition improves.202 There is no such automatic curtailment in place today.

208	Even if we were to assume serious financial difficulty at Puget Energy, the ring-fencing commitments are designed to insulate PSE from harm and maintain its financial health.203 In the event of bankruptcy at the holding company level, Commitment 8’s non-consolidation opinion requirement and Commitment 16’s requirement of unanimous board consent including that of an independent director (both of which Commitments we clarify by condition)204 serve to further protect PSE. Finally, the addition of Equico, which will be prohibited from holding any debt, will protect PSE from financial circumstances at higher levels in the holding company and provide structural separation between PSE and Puget Holdings.205

209	Public Counsel argues that, while Commitment 16 provides protection against PSE consenting to be included in a bankruptcy without unanimous board approval, it does not protect against Puget Holdings including PSE in a petition for bankruptcy, notwithstanding a non-consolidation opinion. He says, “If the [Puget Holdings’] Board, dominated by representatives of the Consortium, can persuade the Independent Director to agree, the parent can nevertheless ‘consolidate’ PSE into a Puget Holdings

202 Id. ¶76-77.

203 Joint Applicants’ Initial Brief ¶¶ 46-48 (discussing the requirement for a minimum equity ratio in Commitment 35; the related limitation on distributions in Commitment 36; dividend restrictions in Commitments 37 and 40; and the intention to not issue any third-party debt at a corporate level above Puget Energy, reinforced by Commitment 38 that prohibits Equico from issuing any debt whatsoever).

204 Commitment 8 is conditioned by requiring that Puget Holdings and Puget Energy must file an affidavit with the Commission stating that neither Puget Holdings nor Puget Energy will seek to include PSE in a bankruptcy without the consent of PSE’s board of directors including the assent of PSE’s independent director. Commitment 16 is conditioned by requiring that Puget Holdings LLC governance will be on terms substantively the same as those presented in the Draft LLC Agreement Term Sheet presented at hearing (Exhibit 63HC), including an Independent Manager as clarified by Exhibit 408. The Puget Intermediate LLC and Equico LLC governance agreements will also include an independent manager as clarified by Exhibits 409 and 410. The Puget Holdings LLC agreement will be modified as necessary to require, in addition to supermajority member approval, supermajority Board approval, including the affirmative vote of the Independent Manager, of matters identified in Appendix C to the Draft LLC Agreement Term Sheet, subparts (D), (E) and (F). Puget Holdings LLC will file a copy of its final Corporate Bylaws with the Commission prior to closing of the transaction.

205 Id. ¶ 83.

bankruptcy, while remaining in full compliance with the settlement commitments.”206 We condition Commitment 8, however, to prohibit Puget Holdings and Puget Energy from seeking to include PSE in a bankruptcy without the PSE board’s unanimous consent. The combined requirements of a non-consolidation opinion, restricting the holding company from including PSE in a bankruptcy, including independent directors on the boards of both the holding company and PSE and requiring unanimous approval of the PSE board for a PSE bankruptcy, protect against an unnecessary or involuntary bankruptcy at PSE.

210	If a non-consolidation opinion cannot be obtained, Commitment 25’s provision for additional ring-fencing proposals to be made is of little consequence in Public Counsel’s view because the Commission would have little or no practical ability to unwind the transaction if Puget Holdings does not agree to new Commission conditions. The language of Commitment 25 is not discretionary. If Joint Applicants cannot obtain a non-consolidation opinion based on the ring-fencing provisions in place under the Settlement, they will “propose and implement” additional provisions as necessary to obtain the opinion. We condition our Order in this regard by adding to Commitment 9 (iii) the requirement that Puget Holdings and Puget Energy disclose to prospective lenders specified ring-fencing commitments, which include obtaining a non-consolidation opinion, and that these provisions provide no recourse to PSE’s assets as collateral or security for holding company debt. These disclosures to lenders reduce the risk of PSE being drawn into bankruptcy involuntarily. In any event, it seems highly unlikely that the ring-fencing provisions will prove insufficient to obtain a non-consolidation opinion since they are stronger than those upon which such opinions were obtained in prior transactions.

206 Public Counsel Initial Brief ¶ 69.

4.  EFFECT OF GOODWILL

211	Public Counsel states that “post-closing, the books will show a significant investment in an intangible asset, “goodwill, in the amount of $1.225 billion.”207 Public Counsel says this is important because goodwill has no real value and, if the goodwill is not included when assessing Puget’s financial strength, it further weakens an already heavily leveraged financial structure vis-à-vis the credit rating metrics. Staff acknowledges that the increased debt added to Puget Energy’s books and reflected as goodwill increases financial risk at Puget Energy, but argues the Settlement’s strong ring-fencing measures mean PSE’s risk profile will be no greater than under the status quo.208 We agree. Moreover, as previously discussed, this is not a heavily leveraged transaction, nor does it leave PSE with a heavily weighted financial structure relative to credit rating metrics. Even if a write-down at Puget Energy were to impair PSE’s credit rating, PSE’s customers are protected from increased capital costs by Commitment 24 and PSE’s balance sheet is protected by the dividend restrictions in Commitments 35, 36 and 40.

5.  MACQUARIE, CURRENT CIRCUMSTANCES, AND RISK

212	An underlying concern of both Public Counsel and the dissent (and of some public comments in the record) is that the “Macquarie model” of infrastructure investment through unlisted private equity funds is riskier than other capital investment models (e.g., publicly listed mutual funds), especially during the current turbulence in financial markets.209 Public Counsel cites various news and magazine articles and a paper by RiskMetrics Group that have raised concerns about the Macquarie model in “the following main categories: sustainability (including payment of dividends from both assets and debt capital); inflation of asset prices; high management fee structure;

207 Public Counsel Initial Brief ¶ 44. It is again unclear to which entity Public Counsel refers when he says “the books.” He follows this statement with the assertion: “This represents the premium the Investor Consortium is paying over the value of PSE’s stock.” PSE, however, has no stock for sale—its only shareholder is Puget Energy. The premium would be paid for Puget Energy stock. The goodwill will be on Puget Energy’s books.

208 Staff Initial Brief ¶¶ 31-32 and 37.

209 These discussions by Public Counsel and the dissent are unclear as neither Public Counsel nor our dissenting colleague explains exactly what they mean by the “Macquarie model.” It appears they are concerned with aspects of the overall Macquarie enterprise that have nothing whatsoever to do with Puget Holdings or this transaction and are therefore irrelevant. See, e.g., Dissent ¶ 19. Neither Public Counsel nor the dissent establish any connection between this transaction and their professed concerns over the “Macquarie model” and how it might fare in the context of current turmoil in world financial markets.

accounting practices that provide an overly robust picture of profitability; and governance and transparency concerns.”210

213	We note first that many of these concerns relate primarily to Macquarie’s investor relations and the risks faced by those who invest in their funds, rather than to customers of the infrastructure in which Macquarie invests those funds.211 We have not previously concerned ourselves with how mutual funds, investment banks or private equity funds have managed their investor relations or the funds entrusted to them for investment in our jurisdictional utilities. Neither Public Counsel nor the dissent explain why we should do so now, or what authority we would have to do so.

214	Second, we note that although the Macquarie funds collectively own 51 percent of Puget Holdings, they do not own a controlling interest because the governance structure requires the support of a 55 percent or more majority of the voting stock for all decisions. The other members of the Consortium are all large, sophisticated investors who did their due diligence before investing in Puget Holdings in concert with Macquarie.212 The self interest of these other investors can be expected to serve as a check on Macquarie’s actions to the extent they might affect shareholder value in Puget Energy.

215	Third and most importantly, the ring-fencing provisions and continuing Commission regulation of PSE are bulwarks against any risks associated with the “Macquarie model” that could affect Puget Holdings or other companies in the holding company structure outside the ring-fence. As Staff put it, Public Counsel’s “opposition is not credible because it focuses on the operations and risks of the new ownership structure, and essentially ignores the protections for PSE that will be in place to protect against those risks.”213

210 Public Counsel Initial Brief ¶ 98.

211 Macquarie investors are large, sophisticated entities such as pension and endowment funds which are presumably capable of protecting their interests. Exhibit 413 HC (Response to Bench Request 13: Largest investors in each Macquarie member of the Investor Consortium).

212 Exhibits 91T (McKenzie); 141T (Webb); 143 (bcIMC Annual Report 2006/2007); 151T (Wiseman); 153 (CPP Investment Board 2008 Annual Report); 414 HC (Response to Bench Request 14: Proportionate shares of equity to be invested in Puget Energy held by institutional investors).

213 Staff Brief at ¶ 97.

216	Finally, Public Counsel argues the Macquarie model’s reliance on debt is its “Achilles heel,” particularly in the current financial market turmoil. He argues that Puget does not currently face these same risks,214 concluding:

In their response to Public Counsel’s Motion to Reopen, Joint Applicants argue that the events of the past week are not relevant at all, or that if they are considered, they provide a reason to approve the transaction because it provides more options for Puget to raise capital.215 This latter argument twists the transaction out of any recognizable shape. Other than the equity used to purchase Puget, the entire transaction, as well as the future capital expenditure program, is built on debt capital which must be refinanced in the next five years. This is increased exposure that Puget does not now have. To characterize as desirable the exposure of Puget to new leverage risk in a market which is suffering the most serious contraction of access to debt capital, perhaps since the Great Depression, defies basic laws of economics and finance.216

* * *

Re-levering Puget in a time of unprecedented upheaval in the debt markets is not in the best interests of the Company or its customers. Puget will be better-off as a stand-alone electric and gas utility with a balanced capital structure than it would be as part of a debt-dependent international financial conglomerate.217

217	As discussed in detail above, this transaction does not “re-lever” PSE. At the PSE level it actually reduces debt and ring-fencing protects customers from the increased debt of Puget Energy. Just as importantly in the context of current market uncertainty, is Staff’s argument that Public Counsel “ignores the fact that under the status quo PSE is not immune to these risks,” which will affect its ability to raise

214 Id. ¶ 109.

215 Response of Puget Holdings, ¶¶ 21, 24.

216 Public Counsel Brief ¶ 110.

217 Id. ¶ 112.

capital. Neither Public Counsel nor the dissent dispute the very large amount of capital required to be raised in the next five years under PSE’s business plan.218 Neither do they explain how PSE could be “better off” competing for capital as a stand-alone utility that must rely on the very types of institutions that have recently failed for lack of capital, such as Merrill Lynch & Co. and Lehman Brothers Holding Co., than relying on well-capitalized government and private pension funds and endowment funds that have demonstrated even in the current climate an ability to retain financing from a global consortium of banks.219 Nonetheless, they conclude that there is less risk to PSE in rejecting the certainty of the Settlement than in the uncertainty of fending for itself in the current capital markets.

218	Most importantly of all, whatever concerns Public Counsel and the dissent may have about the adequacy or efficacy of the ring-fencing provisions in shielding PSE’s customers from the financial risks of this transaction, it defies common sense to conclude that they are “better off” fully exposed to all the risk associated with raising the capital required by PSE over the next few years. Even if we were to assume that PSE standing alone could raise the necessary capital on terms comparable to those in the proposed transaction, the ring-fencing provides real and substantial benefits to customers not otherwise available. It bears repeating that neither Public Counsel nor the dissent suggests any additional ring-fencing protections that would improve upon those already in the Settlement nor identifies any credible flaws in those protections, but seem quite comfortable rejecting them entirely and leaving PSE and its customers fully exposed to whatever risks lie ahead in the financial markets.

219	Finally, we note that the Settlement does not foreclose accessing public capital markets to support PSE. Joint Applicants assert that Commitment 35 ensures that

218 As the dissent acknowledges, PSE’s “external financing need, identified in its six year business plan as about $3.4 billion, is not disputed by any party, including Public Counsel.” Dissent ¶ 45.

219 Exhibits 514 (Rating Action: Macquarie Bank Ltd, Moody’s Investors Service, Ratings Action, September 18, 2008); 515 (“Ratings on Macquarie Group Affirmed, Standard & Poor’s, September 17, 2008”); 516 (ASX/Media Release, Macquarie Group Ltd, “Macquarie Group Notes S&P has Affirmed Ratings and Revised Outlook to Negative Due to Market Turmoil, September 17, 2008”). This evidence consists of recent credit rating agency evaluations that conclude the Macquarie Group’s financial health has not been adversely affected to any significant extent in current market conditions.

Puget Holdings has the ability to raise capital in public markets on behalf of PSE and that PSE has the ability to raise capital through hybrid, equity-like, securities in the public markets. According to Joint Applicants, these opportunities ensure that PSE’s access to needed capital is not limited to the willingness of the Consortium to supply additional capital in circumstances of financial difficulty at the holding company.220

220	Public Counsel argues that while Commitment 35 allows for equity issuances by Puget Holdings and the issuance of hybrid securities by PSE in both public and private markets, it is a mischaracterization to represent the transaction as providing more options by allowing Puget Holdings to access both the private equity and the public markets because there is no “commitment or assurance that equity would be available from or sought by the Consortium in a case of extreme financial risk.”221

221	First, this misses the point that the Consortium will have a powerful incentive to protect their multi-billion dollar investment “in a case of extreme financial risk” by recourse either to their own considerable resources or turning to the markets. Second, absent the transaction, PSE’s only option is recourse to the public markets. The Joint Applicants argue that the proposed transaction “significantly decreases the potential effect of market volatility on PSE” by providing a new source of equity capital to PSE, “while not preventing PSE from accessing listed markets if needed.”222 By allowing for both avenues of financing, the transaction clearly does not harm the public interest and probably is an improvement relative to the status quo.

220 Joint Applicants’ Initial Brief at ¶ 41-42.

221 Public Counsel Initial Brief ¶ 62.

222 Joint Applicants’ Initial Brief at ¶95-98.

F.   REGULATORY RISK

222	Public Counsel argues that the proposed transaction “introduces complexity, uncertainty, and potential grounds for dispute on a range of issues,” largely stemming from the governance structure proposed for PSE, Puget Energy and Puget Holdings, the “complexity “ and “opacity” of the Macquarie organization , and changing Puget Energy from a publicly listed to a privately held company.223 He concludes that the cumulative impact impairs the Commission’s ability to regulate PSE effectively, thus harming the public interest. The dissent agrees.

223	Staff responds that a core principle of the Settlement is to ensure the Commission will continue to exercise its authority to regulate PSE in the public interest.224 Mr. Kupchak testified on behalf of the Joint Applicants that there is “no intent to change the way the Commission regulates the business” of PSE under the terms of the Settlement.225

224	As we have stressed before, this issue is critically important to our evaluation of the Settlement. In order not to harm the public interest, the Settlement must fully protect the existing authority and ability of the Commission to regulate PSE effectively. After a thorough analysis, detailed below, of both the Settlement and the arguments of Public Counsel and the dissent, we conclude that the Commission not only retains all of the regulatory powers over PSE it has today, those powers are enhanced by the Settlement, not reduced. As to decisions that ultimately affect ratepayers and the public interest, it is and will remain the Commission itself that is the ultimate “governing authority” over PSE.

225	Turning to the proposed governance structure, Public Counsel argues it raises three new risks:226

•	The independence of PSE’s and Puget Energy’s boards is significantly reduced from the status quo.

223 Public Counsel Initial Brief ¶¶125-126.

224 Staff Initial Brief ¶ 80.

225 Staff Initial Brief ¶ 79 (citing: TR. 489:17 - 490:25 (Kupchak)).

226 Public Counsel Initial Brief ¶113.

•	Local representation on the boards of PSE and Puget Energy is significantly reduced from the status quo and no local representation is guaranteed on Puget Holdings’ board.

•

Control of the management and operation of PSE is held by the Investor Consortium, whose organization, particularly the Macquarie entities, is so complex and opaque as to threaten effective regulatory oversight and control by the Commission.

226	Public Counsel asserts that under the proposed governance the Consortium will control 81.8 percent of the voting power because the investors will appoint nine of eleven board seats at Puget Holdings.227 Macquarie entities would hold five of the seats and the Canadian investors would hold four seats. The remaining two seats would be held by “Puget members (three at the PSE level)” – the so-called local directors. According to Public Counsel, the Consortium’s voting power will allow it to dominate decisions on virtually all issues, even those requiring a supermajority of 80 percent.228 He notes that the Commitments do not include the requirement that supermajority decisions require participation of a local director and that “the level of influence or control of local directors” is not certain.229 Public Counsel contends that investor control of the boards will give them substantial ability to direct business decisions for all the new Puget entities.230

227	Turning to independence, Public Counsel argues that the proposed governance structure represents a significant loss of independence that exposes Puget to greater business risk. Currently, PSE and Puget Energy are required by NYSE rules to have a

227 The Puget Holdings board may have as many as 12 seats with 10 seats appointed by the Investor Consortium. See Exhibit 408 (Response to Bench Request 8—Puget Holdings LLC governance structure and voting rights).

228 Public Counsel Initial Brief ¶116. Of course, there is nothing unusual about the owners of a company “dominating” important decision-making. In contrast to a publicly held company, however, in a privately held company those decisions are controlled by comparatively few investors.

229 Id. ¶ 118.

230 Id. ¶¶ 114-118.

majority of independent board members.231 According to Public Counsel, the proposed post-acquisition governance structure does not require the boards to include a majority of independent members. Instead, he says, the PSE and Puget Energy boards are required to have at least two independent directors and there is no commitment for an independent director on the Puget Holdings board.232

228	The Joint Applicants counter that the governing agreement for Puget Holdings LLC includes one independent manager.233 Exhibits 409 and 410 also make clear that the boards of Equico and Puget Intermediate will include at least one independent manager. Further, they point to a key ring-fencing requirement of an independent director at PSE whose affirmative vote is required to voluntarily take the Company into bankruptcy and, as we clarify by conditioning our approval, who can prevent the parent company from involuntarily bringing the utility into a bankruptcy proceeding.234

229	Public Counsel points out that NYSE rules require certain key board committees, including the compensation, nominating/governance and audit committees, to be comprised entirely of independent members, but the Settlement does not include this requirement.235 Joint Applicants respond that Puget Energy/PSE will continue to maintain audit and compensation committees and that directors on these committees

231 Independent members are defined by the NYSE as directors that have “no material relationship with the listed company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.” See Public Counsel Brief ¶120.

232 The precise commitment is for “at least two (2) independent directors (based on NYSE standards)” on the PSE and Puget Energy Boards and “one (1) director who is unaffiliated with the Macquarie Consortium.” Exhibit 81 (Markell) at 1; Exhibit 422. We condition Commitment 16 by clarifying that the governance structures at all levels from Puget Holdings through PSE must be substantively the same, thus requiring an independent director or manager at all levels in the corporate structure.

233 Exhibit 408 (Response to Bench Request 8—Puget Holdings LLC governance structure and voting rights) at 1.

234 Joint Applicants’ Initial Brief ¶ 59, citing Commitment 16 requiring unanimous consent of PSE’s board, including the independent director, to bankruptcy proceeding.

235 Public Counsel Initial Brief ¶ 122 (citing Exhibit 81 (Proposed Commitments Relating to Puget Energy’s and PSE’s Post-Closing Governance and Disclosure Requirements) at 1, TR. 660:1-663:2, Exhibit 423)

will be independent of PSE management, although not necessarily “independent” directors as defined under NYSE standards.236

230	Public Counsel sums up his concerns about independence this way:

The resulting loss of independence for its directors exposes Puget to greater business risk. Without independent directors there is a loss of an important structural protection against self-dealing, conflicts of interest, a loss of higher quality board oversight that the NYSE rules are designed to achieve. This is a tangible harm that will arise from this transaction, even with the commitments offered.237

231	We find Public Counsel’s concerns in this regard somewhat misplaced. While there is value to independent board members in general, their value and importance is clearly greater in publicly traded companies than in privately held companies, and in relatively unregulated companies compared to heavily regulated utilities. The primary purpose of the NYSE rules in this regard is to protect the interests of all shareholders, regardless of the size of their holdings or their sophistication in following the company’s business, against potentially ill-advised or unfair board decisions adverse to their interests due to the dominance of the board by management or major shareholders. Independent directors serve as a check on potential conflicts of interest between management and shareholders and among classes of shareholders, and promote transparency because the independent director will have access to the same information as the other directors.

232	Here, the six primary investors are all large, sophisticated investors with direct representation on the boards of the holding company and its affiliated entities. As previously discussed, they have structured the governance of their holding company to prevent any single investor from controlling major business decisions and to require a supermajority vote for the most important decisions. Each of these investors is both capable of and can be expected to act in accordance with its interest in protecting its investment in PSE. In short, the nature of the investors and the

236 Joint Applicants’ Initial Brief ¶ 71.

237 Public Counsel Initial Brief ¶ 123.

governance structure diminish the importance of independent directors compared to that in a publicly traded company.

233	Our central concern, of course, is protecting the interests of PSE’s customers and the broader public interest. That is not the principal concern of a company’s directors, independent or not. A director owes a fiduciary duty to all shareholders. The NYSE rules relating to independent directors are intended to promote the fulfillment of that duty to minority shareholders in publicly traded companies. While independent directors do have some benefit in the context of this transaction, it is the Commission’s regulatory oversight and ultimate control of PSE that is the bulwark protecting customers and the public interest against harmful actions that might be taken by the board of directors.

234	Nonetheless, we find it appropriate for each of the boards in Puget Holding’s structure to contain at least one member independent of PSE management and unaffiliated with the Consortium. Based on their responses to our bench inquiries, the Joint Applicants agree. We condition our Order by requiring at least one such independent member sit on each of the boards of Puget Holdings, Puget Intermediate and Equico. Moreover, we require that the governance agreements for these entities provide that votes requiring a supermajority of the board must include the consent of the independent member.

235	In addition to its lack of independent directors, Public Counsel argues that the proposed governance represents a dramatic loss of local control. He observes that the current PSE and Puget Energy boards include seven out of ten members with “local ties”, while under the proposal at most three PSE and two Puget Energy board members are required to be residents of the region. He states further that the Settlement includes no commitment for regional representation on the Puget Holdings’ board. Finally, he observes that the term “regional” used in the Commitments is not defined.238

238 Public Counsel Initial Brief ¶ 119. This we cure by a clarifying condition defining the term to mean “Washington,” as Mr. Reynolds defined it during our hearing. TR. 585:19-20.

236	Under Commitment 41, at least three directors at PSE and two at Puget Energy and Puget Holdings will be Washington residents. 239 Joint Applicants argue that “these local directors and managers provide additional assurance to the community and PSE’s customers that local concerns will be considered at both the PSE and Puget Holdings board level.”240 They add that certain significant corporate decisions relating to the operation and business strategy of Puget Holdings will require the vote of either the PSE chief executive officer or the other local manager.241

237	Bearing in mind our standard on review, we note that there is nothing in Puget Energy’s or PSE’s governance requirements today that require any of the directors to be “local.” There can be no harm in requiring a minimum number of directors be Washington residents and presumably there is some benefit. The ultimate question, however, is whether the boards’ members are qualified and capable of overseeing PSE in the fulfillment of its public service obligations to the benefit of ratepayers and the broader public as well as shareholders. Understanding and valuing the communities served by PSE is important, but only one dimension of the boards’ responsibilities. We find this role adequately served by the requirements of Commitment 41, as clarified to provide that at least three directors at PSE and two at Puget Energy and Puget Holdings will be Washington residents.

238	Here again, we note that the ultimate “local control” is found in the Commission’s comprehensive regulatory control over PSE. It is the Commission that gives content to the meaning of “public interest” within the context of Washington’s laws, public policies and community values. If a board’s actions threaten harm to ratepayers or the public interest, the Commission’s duty is to respond appropriately regardless of from where the board members hale.

239	Both Public Counsel and the dissent voice doubts that the Consortium has the experience or “managerial fitness”242 to oversee PSE’s operations. The dissent states that he is “not convinced by the record evidence that the non-financial qualifications

239 Joint Applicants’ Initial Brief ¶ 70.

240 Id.

241 Id. (citing: Exhibit 408 (Response to Bench Request 8—Puget Holdings LLC governance structure and voting rights) at 1).

242 Public Counsel Initial Brief ¶ 141.

of the Macquarie Group and the Canadian pension funds are sufficient to control our state’s largest public utility.”243 This is predicated in part on the dissent’s observation that most of Macquarie’s infrastructure investments are in restructured markets where regulators allow a greater degree of competition, as opposed to our vertically integrated, monopoly markets. It is not clear what the dissent expects us to infer from this other than that Macquarie may be a successful owner of utility assets around the world in both regulated and competitive markets. Collectively, members of the Consortium own all or part of 14 natural gas, electric and water utilities in the U.S., Canada and several other countries.244 Indeed, as Joint Applicants state: “Through its investments, the Macquarie Group is responsible for providing utility service to over 13.7 million households.”245 The fact that we have pervasive regulatory authority over PSE means that we have less reason to be concerned about this issue than might be the case were our state’s electricity or natural gas systems deregulated and our powers more limited.

240	The dissent’s concern in this regard also depends on his uncertainty about evidence that refers to an “active management style.” He states that his “lack of certainty about the real meaning of ‘active’ is troubling, especially in light of transparency concerns, and may lead to management confusion within, or micro-management of, PSE management, which constitutes an additional potential risk compared to the status quo.”246 The evidence, however, is clear enough. Although they have an impressive record of investment experience in infrastructure assets and regulated utilities, the members of Puget Holdings do not consider themselves to be managers or operators of utilities.247 When they use the term “active management,” the investors are simply describing themselves as engaged owners and informed board members who believe that an effective long-term investment involves supporting strong management teams,

243 Dissent ¶ 26.

244 Joints Applicants’ Initial Brief ¶¶ 35-40.

245 Id. ¶ 35 (citing Exhibit 31T (Leslie) at 9:13-21).

246 Dissent ¶ 27. We note that there is no evidence of any proposed involvement by Puget Holdings in the affairs of PSE that might cause “management confusion” or that would constitute “micromanagement.” The dissent’s pejorative use of these terms is grounded in nothing more than speculation.

247 Joint Applicants’ Initial Brief ¶ 40 (citing Leslie, Exh. No. 31T at 20:14 – 23:12; Leslie, Exh. No. 36; McKenzie, Exh. No. 91T at 7:4-11; Webb, Exh. No. 141T at 9:3-7; Wiseman, Exh. No. 151T at 10:19 – 11:8).

such as the PSE management team currently in place and expected to remain in place.248 As summarized by the Joint Applicants:

Puget Holdings intends to provide an environment where local management and local employees have the strategic support to do their jobs with a view to long-term success. Toward this end, Puget Holdings has committed to seek to retain the current management and employees of PSE, and has made several commitments indicating its intent for PSE to continue pursuing the same objectives PSE has been pursuing over the past six years including service quality, renewable resource acquisition, energy conservation, and support of low-income programs.249

241	We do not share the dissent’s uncertainty about this issue. We believe the evidence clearly supports finding that the Consortium has both the experience and “fitness” to own PSE. Engaged and informed owners can positively affect management’s performance in a number of ways including compliance with regulatory requirements, because they are likely to know and care about sanctions and penalties imposed for noncompliance.

242	Public Counsel argues that the scope of the Commission’s jurisdiction under the commitments is unclear, focusing on several specific points. For example, he asserts the application of Commitment 26(b)(2), concerning change of control, is unclear because the term “material part of PSE” is not defined. The Joint Applicants’ respond that they will notify the Commission subsequent to Puget Holdings’ board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing five percent or more of the capitalization of Puget Holdings or; (2) the change in effective control or acquisition of any material part of PSE by any other firm, whether by merger, combination, transfer of stock or assets.250 In implementing Commitment No. 26(b)(2), the Joint Applicants will provide not less than 14 days’ written notice to the Commission prior

248 Id. We note that the investors’ intention to be engaged owners attentive to their considerable investment in PSE is further evidence that we may have confidence they will have every reason to provide additional capital should it be needed for PSE to succeed and meet its utility obligations.

249 Id. (internal citation omitted).

250 Joint Applicants’ Initial Brief ¶ 56 (citing: Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 26(b); Exhibit 302T (Early, et al.) at 23:6-12).

to any sale or transfer of stock representing 10 percent or more of the equity ownership of Puget Holdings or PSE. With respect to whether Commission approval of any sale or transfer of stock is required, Joint Applicants’ say it is not their intent to change the existing law or precedent regarding change of effective control triggering the need for Commission approval. PSE and Puget Holdings will seek approval if a sale or transfer of Puget Holdings stock will give a new or existing holder effective control of Puget Holdings under the then-applicable LLC Agreement.251 We clarify and affirm these points in the conditions to this Order, and specifically require Commission approval for any sale or transfer of 10 percent or more of the equity ownership of Puget Holdings or PSE.252

243	Public Counsel contends Commitment 28(c) is also unclear because it says PSE and Puget Holdings will comply with “all applicable provisions of Title 80 RCW,” but fails to clarify which of these provisions are applicable to Puget Holdings. According to Public Counsel, the record shows that Puget Holdings has not agreed to be subject to the provisions in Title 80 RCW except in limited circumstances.253 Title 80 RCW empowers the Commission to regulate “public service companies.”254 Neither Puget Energy nor Puget Holdings is a public service company as defined by law.255 To the extent they agree to be bound by provisions in Title 80 RCW, the Commission’s powers are expanded, not reduced. An expansion of our regulatory authority in this regard cannot be said to harm the public interest and indeed may be a benefit. In any event, no agreement among parties, including a settlement, can lawfully constrain the Commission’s statutory powers and we find nothing in this Settlement that purports to do so.

251 Exhibit 419 (Joint Applicants’ Response to Bench Request 19—Meaning of “Material Part” in Commitment 26(b)(2)) at 1.

252 Our ninth condition provides: As regards Commitments 26(b), 26(c) and 28(c) PSE and Puget Holdings will notify the Commission within 14 days and seek Commission approval if a sale or transfer of any part of PSE will give a new or existing member of Puget Holdings effective control of PSE, either in terms of ownership shares, or in terms of voting power under the then-applicable Puget Holdings LLC Agreement. The term “material part of PSE” means any sale or transfer of stock representing 10 percent or more of the equity ownership of Puget Holdings or PSE.

253 Public Counsel Brief ¶¶128-129 (citing: Exhibit 420).

254 RCW 80.01.040; RCW 80.04.010.

255 Id.

244	Public Counsel asserts that the Joint Applicants have failed to acknowledge or to agree that witnesses can be compelled to attend commission hearings, except where matters relate to PSE. He contends they have not agreed or committed that witness attendance can be compelled regarding matters involving Puget Holdings or any other entity save PSE.256 Again, it is PSE we regulate, not Puget Holdings or any other entity. Nonetheless, Joint Applicants offered assurances during our hearing that they will make available personnel the Commission may wish to have present in the exercise of its regulatory authority regardless of any legal authority the Commission may lack to compel their attendance.257 As, Mr. Wiseman testified: “It would be folly for us not to do so.”258 We clarify and affirm this point by a condition to Commitment 31 requiring a waiver of any jurisdictional defense Puget Holdings may have to compulsory appearance of witnesses in our proceedings.

245	Both Public Counsel and the dissent claim that the Commission will not have adequate access to financial information under the proposed transaction, thus impairing our ability to oversee PSE and consequently harming the public interest. Commitment 27 requires the Joint Applicants to maintain an audit trail for all corporate, affiliate or subsidiary transactions with, or that result in costs allocable to, PSE. Commitment 27(b) assures that the corporate structure will not be used as a basis to oppose access to books and records. Commitment 27(c) ensures that the Commission’s access to records under RCW 80.04.070 (general) or RCW 80.16.030 (affiliated interests) will not be limited. Commitment 27(d) provides that Puget Holdings and PSE will provide information provided by and to credit rating agencies. In sum, subparts (a) through (c) of Commitment 27 confirm the status quo with respect to transparency, and subpart (d) of Commitment 27 provides a new requirement with respect to transparency.259 We agree with Joint Applicants that Commitment 27 represents a “step forward” from current requirements.

246	Public Counsel and the dissent counter that Commitment 27 is inadequate because it does not include access to books and records of business entities in the ownership

256 Id. ¶130.

257 TR. 473:13 – 474:21 (Leslie); 567:5 – 569:18 (Wiseman).

258 TR. 569:14-15 (Wiseman).

259 Joint Applicants’ Initial Brief ¶ 69 (citing: Exhibit 301 (Settlement Stipulation Appendix A, Commitment 27; Exhibit 304CT (Horton, et al.) at 22:4-16).

structure above Puget Holdings. Public Counsel argues that the Commission requires broad access “to important financial information held by the entities which now, or in the future may, be owners of Puget.”260 The dissent agrees. Yet, the Commission does not have access today to the books and records of those who own Puget Energy (i.e., Puget’s many shareholders) and neither Public Counsel nor the dissent explains why the Commission will need such access under the proposed new ownership. The Commission’s powers to compel the production of records pertinent to the exercise of its regulatory authority are sufficient to its needs. Mr. Leslie testified that various financial reports Puget Holdings may make to its investors would be made available to the Commission if they are pertinent to PSE.261 We condition Commitment 27 to clarify and affirm that reports Puget Holdings produces for its investors will be provided to the Commission to the extent those reports are pertinent to PSE.

247	Public Counsel and the dissent argue that access to important financial information that might bear on PSE’s condition will be lost because Puget Energy will no longer be a publicly traded company required to file various reports and comply with various standards required by the NYSE, the SEC and the Sarbanes-Oxley Act. The Joint Applicants have agreed to comply with many of the reporting requirements and standards with which they otherwise would not be required to comply.262 For example, Puget Energy/PSE will continue to comply with the disclosure requirements of Section 13(a) and 15(d) of the Exchange Act to the same extent it complied as a publicly traded company. It will continue to file 10-K, 10-Q and 8-K reports.263 Additionally, Puget Energy/PSE will continue to maintain an internal audit function in compliance with section 303A.07 of NYSE Corporate Governance Standards and will continue to engage an independent auditor in compliance with Section 201 of Sarbanes-Oxley.264 The preceding commitments are documented in Exhibit 422 which we include as Attachment C and adopt as a part of this Order by this reference. In accordance with Commitment 43, PSE is required to comply with any reporting and governance obligations under NYSE Corporate Governance Standards that are

260 Public Counsel Initial Brief ¶ 131.

261 TR. 492:15 – 493:23 (Leslie)

262 Exhibit 81(Markell); Exhibit 422 (Joint Applicants’ Response to Bench Request 22-Post Closing Compliance with Sarbanes-Oxley).

263 Exhibit 422 (Joint Applicants’ Response to Bench Request 22, Attachment A at 6).

264 Id. (Attachment A at 8).

not identified in Exhibit 422, unless the Commission approves otherwise. Further and as previously discussed,265 Commitments 27 (a), (b) and (c) require PSE and Puget Holdings to maintain all books and records, provide full access to same with audit rights, and in general preserve the Commission’s full authority and power to access and if necessary compel the production of information as provided by state law and our rules just as they now apply to PSE and Puget Energy.

248	The fundamental importance of our regulatory regime is central to our analysis of this issue and others related to governance and regulatory risk. Whether publicly traded or privately held and regardless of the number of independent directors or the complexity of the corporate structure, the Commission will have complete access to all necessary information at every level of the holding company, including all PSE-related information available to all board directors.266 If PSE takes an action the Commission deems imprudent or contrary to its customers’ or the public interest, we have no doubt the Commission will do its duty notwithstanding the vote of directors at any level of the holding company or their independent status.

249	Finally, we come to a primary, if not the central concern, of Public Counsel and the dissent – governance and control of PSE would lie with the Consortium and in particular with the Macquarie investors. Public Counsel claims that the complexity of the proposed ownership structure will harm the Commission’s ability to regulate “Puget.”267 He observes that Puget currently consists only of the utility, PSE, and its holding company, Puget Energy. Under the proposed ownership structure, he says, “Puget” will consist of five entities, above which are found 15 interrelated Macquarie entities. Public Counsel questions whether the actual post-closing structure may turn out to be different than the one presented, whether new entities involving new and

265 See, supra, ¶¶ 75-76.

266 See, e.g., Commitments 9 (separate books and records); 19 (access to books and records, financial information and filings, costs allocable to PSE, PSE board minutes, audit reports and information provided to credit rating agencies); 27 (detailed commitments in furtherance of Commitment 19).

267 Public Counsel Initial Brief ¶ 132. Public Counsel here apparently uses the term “Puget” to refer to the combination of PSE and all entities in the holding company structure. It is, of course, only PSE that we regulate. It is the only “electrical company” and “public service company” in the structure, as those terms are defined in our governing statutes.

unknown sets of investors may be added to the structure,268 and what the role of the managerial entity MIP Inc., is in the ownership structure. He concludes that the level of complexity in the ownership structure will make regulation more difficult than it is under the status quo and that this harms the public interest.269 Public Counsel says:

Taken together, the number of questions and “red flags” in the record adds up to a troubling indication about the future ability to regulate the new owners, about managerial fitness and about the relationship that investors, in particular Macquarie will have with the commission and the regulatory process.270

250	The dissent embraces Public Counsel’s arguments, focusing on the “lack of transparency and complexity of the structure of the investor consortium,” referring in particular to Macquarie.271 Indeed, the dissent makes clear that one of his principal objections to the Settlement is his fundamental mistrust of Macquarie – mistrust of their investment “model’s” use of leverage, mistrust of “their overall attitude toward transparency and corporate governance,”272 mistrust of their “management style” both with respect to competency to oversee a utility such as PSE and possible “micro-management.”273 While these may be appropriate concerns, if they are to be taken seriously there must be a cogent analysis of how the ring-fencing provisions, other commitments and the Commission’s continuing authority fall short or will fail to protect the public interest from them. Instead, Public Counsel and the dissent rely on fear itself – their concerns about what might happen. Substantive due process and the legal standard on review require more than mere conjecture and hypothetical risk of harm.

251	First, we address the concern that the corporate structure of Puget Holdings and the Investor Consortium is so complex and opaque that it threatens harm. In fact, the

268 Commission approval is required in the event of any material change in effective control of PSE, including transfer of stock representing 10 percent or more of the equity interest in PSE.

269 Public Counsel Initial Brief ¶¶ 132-140.

270 Id. ¶141.

271 Dissent ¶ 4.

272 Id. ¶ 34.

273 Id. ¶ 27.

relevant corporate ownership structure is not complicated, particularly as it relates to our principal focus of concern, Puget Holdings. PSE will be wholly owned by Puget Energy and will be Puget Energy’s only business asset. Puget Energy’s stock will be wholly owned by Equico which will be held by Puget Intermediate. Puget Intermediate, in turn, will be held by Puget Holdings. Equico, which will be debt free and own only Puget Energy stock, was created at the request of parties who initially opposed the transaction for the specific purpose of making PSE bankruptcy remote from Puget Holdings.274 Puget Intermediate, while allowing for structural flexibility for future corporate transactions such as the acquisition of another business, provides another level of protection.275

252	When alleging complexity and lack of transparency, the dissent and Public Counsel focus inappropriately on the entities above Puget Holdings, particularly entities in the Macquarie organization that have nothing to do with the transaction. The worldwide family of Macquarie companies is undoubtedly a complex organization, but this is not a point relevant to our review. How Macquarie treats those who invest in its funds, the management fees it charges them, the information it shares with them, or the risks it takes with their money simply are not matters that have any bearing on this transaction, a point easily illustrated by considering the status quo.276

253	Currently we regulate PSE and indirectly to a limited degree its parent, Puget Energy, but we have no authority over and know nothing about the organization of the current institutional owners of Puget Energy or how they treat their investors. For example, we have no authority over and know nothing about Lehman Brothers’ organization or that of any other mutual fund or investment bank that holds large blocks of Puget Energy stock. Nor do we know anything about their investor relations. The fact that some of the current institutional owners of Puget Energy may be subject to a variety

274 Both the MDU/Cascade and the MEHC/PacifiCorp transactions included establishment of such bankruptcy remote entities in the holding company structure. See, MDU Commitment 4 and MEHC Commitments 11 and WA-8.

275 Exhibit 409 (Response to Bench Request 9-description of governance structure and voting rights of Puget Intermediate).

276 This means, among other things, that we do not need to concern ourselves with disputed evidence such as Exhibit 255 (RiskMetrics Group, April 2008, Infrastructure Funds: Managing, Financing and Accounting-In Whose Interests?), cited in the dissent. See, Exhibit 141T (Webb) at 13:13-16; Exhibit 151T (Wiseman) at 16:11-17:1.

of regulations (e.g., NYSE, SEC and Sarbanes- Oxley rules) intended to protect their investors, to which Macquarie and the Consortium are not subject, is a distinction without a difference.277 This could matter to those who consider investing in Macquarie, but it makes no difference to our jurisdiction or control over PSE or to our ability to protect ratepayers when Macquarie elects to invest in Puget Energy.

254	Although focusing on the irrelevant complexity and opacity of Macquarie, Public Counsel and the dissent largely ignore the importance of the structure and governance of Puget Holdings and the Settlement’s provisions that assure we will retain access to the information necessary to our oversight and control of PSE. They disregard the strengths and diversity that the other members of the Consortium bring to the transaction – not only with respect to their substantial and comparatively stable and secure access to pension fund capital and their financial acumen, but their ability to serve as a check on Macquarie’s position. No single investor or group of affiliated investors holds a controlling stake in Puget Holdings. The aggregated ownership interests of all the Macquarie entities is 51.5 percent, less than the 55 percent threshold required for “simple majority” rights and substantially less than the 80 percent required for “supermajority” decisions. Nonetheless and without any explanation, the dissent fears that Macquarie may exercise “effective control” of Puget Holdings.278 The Canadian pension funds have made substantial investments in Puget Holdings and have an interest in protecting their individual investments, regardless of Macquarie’s interests. There is no reason to think the individual members of Puget Holdings’ board will not act independently of each other.

255	We again return to the supreme irony of the dissent’s and Public Counsel’s position is that the Settlement’s ring-fencing and other commitments actually strengthen the Commission’s powers to prevent the kind of harm that can arise from financial distress among major owners of PSE under the status quo. As previously discussed, commitments related to minimum equity levels, limitations on dividends, credit rating separations, enhanced disclosure of credit rating-related information to the Commission, disclosure of ring-fencing and non-consolidation opinions to lenders,

277 We note that the Consortium already owns a significant block of Puget Energy stock and it, or other private investors are free to acquire more either through private placements or on the open public markets.

278 Dissent ¶ 5.

and bankruptcy protections for PSE all combine to reduce financial risks from what they are under the status quo. These are real, substantive public benefits associated with the transaction that the dissent and Public Counsel prefer to reject out of fear of something that might happen over which we would have no control in any event. They reject these benefits despite acknowledging that PSE must raise on the order of $3.4 billion over the next few years, yet do not explain why there is less risk for ratepayers in PSE raising this capital standing alone and with none of these protections.

256	The dissent dismisses the value of these commitments as an improvement over the status quo not because of some perceived flaw or weakness, but because of his trust that the protections they afford would not be necessary under the status quo.279 He “believes” the existing “management of PE and PSE would not take such an aggressive financial strategy280 before consulting with the commission….[and] even if it did… the holding company [Puget Energy] is locally situated and managed and is involved in only one operating utility company…is now accessible to regulatory inquiries as needed, it has only one Commission to deal with, its management structure is clear, and its Board is controlled by mostly local Directors with no large institutional investor having a seat.”281 In contrast, his concerns about Macquarie’s “opacity and corporate governance…characterize vividly the fundamental nature of the new owners of Puget Energy and PSE, and their overall attitude toward transparency and corporate governance. Macquarie is a privately-held equity and investment firm, and is likely to do the minimum necessary to satisfy regulatory bodies while pursuing its required return.”282

257	We note the dissent cites nothing in the record to support his opinion regarding Macquarie’s “overall attitude” or why it is “likely to do the minimum necessary to satisfy” regulators. In short, he trusts the current management and boards of Puget Energy and PSE, but he does not trust Macquarie. We cannot help but note the inconsistency that although the dissent trusts the current management and boards of PSE and Puget Energy to own and operate the Company in a responsible manner, he

279 Dissent ¶ 36.

280 Id. (Referring to his view of the leverage in the transaction).

281 Id..

282 Dissent ¶ 34.

does not trust their opinion that it is in the best interests of the Company and its customers to sell to the Investor Consortium because it will secure substantial long-term capital at less risk and less cost than is likely to be available to PSE on a stand-alone basis and allow management to focus on running the Company rather than raising capital.

258	We now turn to consider both the dissent’s and Public Counsel’s arguments regarding “opacity” as it relates to access to information. The dissent dismisses the value of the Settlement’s commitments and distinguishes this case from the MEHC acquisition of PacifiCorp because Macquarie is “opaque” compared to the publicly traded Berkshire Hathaway, which owns MEHC, and because he believes the Commission lacks the capacity to monitor the information to be provided under the commitments.283 We disagree on both counts.

259	First, as previously discussed, we have no jurisdiction over Berkshire Hathaway. MEHC is the entity in the vast Berkshire holding company that actually oversees PacifiCorp and it is not publicly traded. The fact that Berkshire Hathaway is publicly traded is irrelevant. All the information we need to oversee PacifiCorp we obtain from PacifiCorp or MEHC even though neither is publicly traded. Although there have been several proceedings related to PacifiCorp since its acquisition by MEHC, including a contemporaneous and one subsequent general rate case, 284 we are cited to no instance in which any information was provided by or sought from Berkshire Hathaway by any party or the Commission. The simple explanation is that there is no reason to believe that there is any relevant information held at the Berkshire level that is not already available at PacifiCorp or MEHC.

260	The same is true with respect to the location of relevant information in this transaction. It is simply unreasonable to believe that information necessary to perform our regulatory duties will be found at the Consortium’s entities above Puget Holdings, but not below. The dissent does not provide a single example of what it is he needs to know about PSE that he cannot find out from the sources available under

283 Dissent ¶ 18.

284 WUTC v. PacifiCorp, Docket UE-050684, Order 04 [Final Order] (April 17, 2006); WUTC v. PacifiCorp, Docket UE-080220, Order 05 [Final Order] (October 8, 2008).

the Settlement. Again by analogy, it would be akin to looking to Lehman Brothers for information about Puget Energy, simply because Lehman owns a substantial stake in Puget Energy.

261	Nor do we share the dissent’s doubts about the Commission’s ability to get the information it needs without undue burden. The Commitments are clear about the NYSE-, SEC- and Sarbanes-Oxley-related filings and standards with which the Joint Applicants must comply. We see no reason why a compliance program would be difficult to design and implement, as the Commission has done in many other areas of its responsibilities. More to the point, we have confidence in our Staff and have no reason to believe they would agree to such terms and conditions unless Staff believed they had the ability to secure needed information and the capacity to oversee compliance.

262	In any event, the entity the Commission regulates today is PSE and that will continue to be the case under the new Puget Holdings structure, whatever its complexity.285 Our regulatory powers over PSE are broad, including, for example, the authority to review and approve corporate budgets and management decisions.286 To the degree Joint Applicants have agreed to certain commitments and access to information and personnel within Puget Holdings’ ownership structure that may be beyond our ability to compel, our regulatory oversight is improved relative to what currently exists.287 We clarify Commitment 33 to make clear that commitments made by Puget Holdings

285 Under the status quo the Commission does not regulate PSE’s current owner, Puget Energy, except as to the commitments voluntarily made and approved in our Order approving formation of the Puget Energy holding company structure. In the Matter of the Application of Puget Sound Energy, Inc., For an Order Approving a Corporate Reorganization to Create a Holding Company, Puget Energy, Inc., Docket UE-991779, Final Order (August 15, 2000). The Commission also does not regulate the owners of Puget Energy (i.e., its stockholders) under the status quo. Yet, to the extent of the commitments in the Settlement Stipulation, the new owners do submit to our authority.

286 RCW 80.04.300 – 320.

287 See, e.g., Commitment 31, as conditioned, which provides authority for the Commission to compel from Puget Holdings and Puget Energy the attendance of witnesses pertinent to matters affecting PSE. Puget Holdings waives its right to interpose any legal objection it might otherwise have to the required appearance before the Commission of any such witnesses. As a condition of approval, Puget Holdings must file with the Commission prior to closing the transaction an affidavit affirming that it will submit to jurisdiction of Washington state courts for enforcement of the Commission’s orders adopting these commitments and subsequent orders affecting PSE.

and PSE are also binding on their successors in interest. Finally, for avoidance of doubt, we require a clarifying condition to Commitment 31 that Puget Holdings agrees to submit to the jurisdiction of Washington state courts for enforcement of the Commission’s orders adopting these commitments and subsequent orders affecting PSE.

263	The common thread running through the dissent’s effort to distinguish this transaction from the MEHC merger, whether in terms of financial risk, governance or access to information is his apparent deep distrust of Macquarie and his complete confidence in Berkshire Hathaway. In short, he trusted Warren Buffet and Berkshire Hathaway so he could approve MEHC’s acquisition of PacifiCorp, even though the capital proposed to fund it ($5.1 billion in hybrid securities) can be considered at least one-half debt288 and we did not know the source of the funds Berkshire used to purchase the stock. In contrast, he does not trust Macquarie so he cannot approve the instant transaction, even though the Consortium is partially funding the estimated $4.6 billion acquisition of stock with $3.4 billion in cash drawn largely from government-backed pension funds.289 Similarly, he has complete confidence in Warren Buffet and Berkshire’s governance and “management philosophy” even though the well-respected Mr. Buffet is mortal and the future of Berkshire upon his leaving the company uncertain. But he has no confidence in the Investor Consortium even though they are institutions which do not depend on the mortality or reputation of a single person for their long-term viability.

264	Our decision to approve the Settlement with conditions is not based on “trust” or “belief” in either PSE’s current regime or the proposed new ownership or our opinion about Macquarie’s “attitude.” Instead, we rely as we did in MEHC and MDU on comprehensive, enforceable legal protections against predictable financial and business risks regardless of ownership, structure, or physical location of the holding company. We put our trust in the law and in the commitment of the Commission and its dedicated and highly professional staff to do their duty under the law. If there is

288 We note that these hybrid securities would be considered 100 percent debt using public counsel’s reasoning. See, supra, ¶ 169.

289 The Macquarie entities similarly draw most of their capital from government and corporate pension funds. See, supra, ¶¶ 19, 41.

any lesson to be learned from the recent crisis in the financial markets, surely it is the fundamental importance of adequate regulatory structures and vigilant oversight rather than relying on trust and belief. That is the sum and substance of all the legally binding commitments and conditions made part of our Order approving the transaction.

265	Finally, the dissent suggests that the current financial market turmoil is a distinguishing factor from the MEHC transaction and should require a different a result, presumably because there is more uncertainty about the future and therefore more risk today than at the time we approved the MEHC merger.290 The dissent’s desire to know more about the future once again confounds his logic. The whole point of ring-fencing and other transaction commitments is to cope with the reality that the future is uncertain and can never be known or predicted well enough to be of any practical value in assessing transactions such as MEHC or the one before us. For example, at the time of the MEHC merger it is doubtful anyone could have predicted the state of financial markets today. We designed the ring-fencing and other commitments in MEHC to cope with the types of predictable risks that could threaten the public interest in preserving the ability of PacifiCorp to meet its public service obligations. We have done the same here by expanding and strengthening the kinds of protections adopted in MEHC because the present reality informs our judgment about the nature of the risks PSE may face in the future. Once again, the irony of the dissent’s concern about the lack of information regarding how PSE might fare in the future standing alone and in need of substantial capital, is that he rejects the certainty of this transaction with its enhanced protections for ratepayers in favor of greater uncertainty and less protection if the Settlement is rejected.

266	Despite his efforts, the dissent cannot meaningfully distinguish MEHC from this transaction. Public Counsel does not even try to distinguish MEHC or, for that matter, any other recent similar transaction before this Commission, perhaps because it is impossible for him to square his support of those prior transactions against his opposition here. Instead, Public Counsel points us to decisions in Montana and Oregon and posits that:

290 Dissent ¶ 25.

Two nearby states have rejected merger proposals that presented many of the same characteristics as this request. In 2007, the Montana Public Service Commission rejected an application by Babcock & Brown to acquire Northwestern Corporation, applying a “no harm” test. In 2005, the Oregon Public Utility Commission rejected Texas Pacific Group’s proposal to purchase Portland General Electric as an asset from the Enron bankruptcy, applying Oregon’s “net benefit” standard. Both proposals were highly leveraged transactions that raised many of the same issues presented in this case, including ring-fencing and other matters. While these are not governing authority, the similarities provide useful guidance in analyzing issues in this case.291

267	Not only are these decisions not “governing authority” in Washington, Public Counsel does not bother to provide any analysis at all of these cases. Had he done as we do below, he would be hard pressed not to acknowledge that these cases not only are easily distinguishable from the one here, but the comparison actually demonstrates the strength of both the terms and the commitments in this transaction.292 Among other things, such a comparison underscores that the characterization of this transaction as “highly leveraged” is simply wrong. The Montana and Oregon proposals involved at least twice as much leverage (i.e., debt component of the total acquisition costs) as what is proposed here.

268	The Montana Public Service Commission’s order reflects the striking differences from the proposal before us:

291 Public Counsel Initial Brief ¶ 8 (citing In the Matter of the Joint Application of NorthWestern Corporation and Babcock & Brown Infrastructure Limited et al For Approval of Sale and Transfer, Montana PSC Docket No. D2006.6.82, Order No. 6754e (August 1, 2007), and In the Matter of Oregon Electric Utility Company, LLC et al., Oregon PUC Docket No. UM 1121, Order 05-114 (March 10, 2005).

292 We note that, among other differences, Oregon applies the so-called net benefits standard when reviewing mergers and acquisitions, not the “no harm” standard followed in this state. Montana retains the flexibility to apply either standard depending on the circumstances of each individual case.

•	Babcock & Brown proposed to finance the acquisition of NorthWestern with 39 percent new debt as opposed to the 20 percent new debt proposed here.

•

Babcock & Brown proposed to “upstream” all or even more than all of NorthWestern’s available cash flow. The applicants refused to accept a condition limiting dividends to no greater than 100 percent of earnings without commission approval. Here, the Joint Applicants commit to maintaining a minimum equity threshold at PSE and to dividend restrictions involving both coverage ratios and credit ratings at PSE. In addition, they agree to restrictions on upward distributions from Puget Energy based on minimum coverage ratios.

•

The Montana transaction did not include any specific commitment of new capital to fund capital expenditure needs. The proposal here includes $1.4 billion in credit facilities that have already been arranged and are committed at closing expressly for capital expenditure financing at PSE over the next five years. The governance structure in the NorthWestern transaction does not appear to contain any limitations on Babcock & Brown’s control over the utility. In the transaction here, even at the Puget Holdings level, the commitments prohibit any one investor group from exerting control and prohibit consolidation of ownership yielding control of the board without Commission approval. The commitments also provide for an independent director at PSE whose affirmative vote is required for certain decisions.

269	Similarly, the Oregon Public Utility Commission’s order denying the application of Oregon Electric Utility , TPG (Texas Pacific Group) and others to acquire Portland General Electric Company (PGE) from Enron293 is clearly distinguishable from the proposal here:

293 TPG proposed to purchase PGE in the context of Enron’s spectacular financial meltdown and bankruptcy. The fact that PGE was not drawn into Enron’s bankruptcy is often cited as an example of how ring-fencing protects subsidiaries in a holding company structure. The ring-fence that successfully protected PGE from Enron’s failure has some, but not all of the same features as are provided by the commitments that are part of this transaction.

293 Exhibit 304CT (Horton, et al.)at 6:6-14; see also Exhibit 305C.

•	The Oregon purchasers proposed to finance their purchase of PGE with 48 percent new debt versus 20 percent new debt here.

•	Standard & Poor’s indicated that it would likely downgrade PGE’s credit rating after the proposed transaction. Evidence in our record suggests that PSE may see a credit rating upgrade.294

•

Board decisions at Oregon Energy could be dominated by TPG because it is the only member having a veto right. In the transaction before us, none of the six investors, nor even the three Macquarie investors collectively, has majority control and all board members share “veto rights” on supermajority decisions.

•

TPG stated its short-term interest in owning PGE, including a firm intention to hold its interest for no more than 12 years. Puget Holdings states its intention to be a long-term owner. In addition, several of the members of the Consortium testified unequivocally to their intentions to retain their interests in Puget Holdings. Indeed, only one of the Macquarie investors is established as an entity of finite duration and, while its ownership shares may be transferred at some point in the future, this will not result in a change in control at Puget Holdings. Further, any future acquisition of 10 percent or more of Puget Holdings by a new investor or any change in control requires approval from the Commission.295

•

The financing in the Oregon transaction included only a letter of credit and no firm terms. Nor were the sources of the funds identified. Our record includes detailed evidence showing definite financing terms and sources of credit.

294 Exhibit 304CT (Horton, et al.)at 6:6-14; see also Exhibit 305C (Joint Applicants’ Response to Public Counsel Data Request 3255—Updated S&P Rating Evaluation Service Letter, August 4, 2008).

295 Exhibit 301 (Settlement Stipulation, Appendix A, Commitment 26). We condition this commitment, as set forth in Attachment B to this Order, to clarify that PSE and Puget Holdings will notify the Commission within 14 days and seek Commission approval if a sale or transfer of a material part of PSE will give a new or existing member of Puget Holdings effective control of PSE, either in terms of ownership shares, or in terms of voting power under the then-applicable Puget Holdings LLC Agreement. The term “material part of PSE” means any sale or transfer of stock representing 10 percent or more of the equity ownership of Puget Holdings or PSE.

•

The PGE transaction did not include any specific commitment of new capital to fund capital expenditure needs. Here, $1.4 billion of credit facilities are arranged and committed at closing for capital expenditure financing at PSE over the next five years.

•	Rate credits offered in the PGE transaction are fully off-settable. In the Puget transaction 88 percent of rate credits are not off-settable.

270	Unlike Public Counsel and the dissent, we believe fundamental fairness and substantive due process require us to consistently apply the same standards to similar transactions. We take as a general proposition of administrative law that we will not make decisions here that are inconsistent with those made in prior, similar cases such as MEHC and MDU without having good reasons that we explain in support of reaching different results.296

CONCLUSION

271	We come to the end of our detailed analysis of the context and terms of the proposed transaction by returning to the beginning; applying the evaluative criteria derived from our precedent cases to the Settlement in order to determine whether the transaction, if approved, would harm the public interest and thus be contrary to law.

272	Among the 63 commitments are those which protect important public service obligations such as customer service, safety, reliability, resource adequacy including energy efficiency and conservation, support for low-income customers, and environmental stewardship.297 There are several commitments that protect customers from rate increases which otherwise might result from the transaction, including providing rate credits.298 There are comprehensive ring-fencing provisions that protect customers from financial distress either associated with the purchase’s

296 Goodman observes that although courts may not be concerned with consistency or inconsistency in agency decisions as such, they do require agencies to explain their departures from current precedent. Goodman, Leonard Saul, The Process of Ratemaking, Public Utilities Reports, Inc., 1998 at 132 (citing: Union Pacific R. Co. v. I.C.C., 867 F.2d 646 (D.C. Cir. 1989); King Broadcasting Co. v. F.C.C., 860 F.2d 465, 470 (D.C. Cir. 1988) (“agency must follow past practice or explain rationale for departure”)).

297 Commitments 4-7, 22, 23, 47-58.

298 Commitment 34.

financing or distress at other companies affiliated with the purchaser.299 There are commitments that fully protect and indeed enhance the Commission’s regulatory authority and control over the utility, including access to all necessary information.300 The evidence clearly supports finding that the purchaser has the financial and managerial fitness to own and operate PSE in fulfillment of its public service obligations. And finally, in addition to the Commission’s existing legal authority to enforce its rules and orders, including the terms and conditions of this Order, there are specific commitments that enhance the enforceability of the Settlement Commitments. 301

273	Taken together, these commitments and conditions we impose on the Settlement are more protective of customers and the public interest, more far-reaching, and at least as enforceable as any prior similar transaction in memory. Our decision is not only consistent with our precedent, but may well come to be cited in the future as an important precedent in its own right because it embodies and extends important principles of the Commission’s jurisprudence. In sum, we find that the Settlement does not harm the public interest and therefore the proposed transaction should be approved.

274	It is appropriate to end with a final word about the state of the financial markets at the time of our decision. While we understand and to a degree share our respected dissenting colleague’s anxiety about the uncertain financial future, there is nothing useful that can be done about it here. As we have stressed throughout our decision, we have focused on the adequacy of the commitments and ring-fencing to protect against reasonably foreseeable risks to the extent possible. There is nothing to be gained by further litigation to explore the future markets or PSE’s future viability as a stand-alone entity, because for the foreseeable future the future will remain unforeseeable. There is, however, something to lose by rejecting the Settlement – the option of the proposed transaction itself, which could be withdrawn or see its financing collapse in the interim. We believe the dissent earnestly desires to know more so that he can make a better decision, but if the transaction collapses as a result

299 Commitments 8, 9, 10, 24, 35, 36, 37, 39, and 40.

300 Commitments 19 and 27.

301 Commitment 31.

he will find that not to decide is to decide. We must make the best decision we can today on the basis of our full and complete record and that is what we have done.

FINDINGS OF FACT

275	Having discussed above all matters material to our decision, and having stated general findings, the Commission now makes the following summary findings of fact. Those portions of the preceding discussion that include findings pertaining to the Commission’s ultimate decisions are incorporated by this reference.

276

(1)      The Washington Utilities and Transportation Commission is an agency of the State of Washington, vested by statute with authority to regulate rates, rules, regulations, practices, and accounts of public service companies, including electric companies.

277

(2)      Puget Sound Energy, Inc., (PSE) is a “public service company” and an “electrical company” as those terms are defined in RCW 80.04.010, and as those terms are otherwise used in Title 80 RCW. PSE is engaged in Washington in the business of supplying utility services and commodities to the public for compensation. PSE is a wholly-owned subsidiary of Puget Energy, Inc.

278

(3)      Puget Holdings LLC is a Delaware limited liability company established for the purpose of effectuating a transaction that would transfer the ownership of Puget Energy from its current shareholders to a private investment consortium (Investor Consortium) that includes investor interests based in Australia, Canada, the United States, and other countries. These investor interests are predominantly comprised of government and private pension and endowment funds, and investment managers of such funds. The Investor Consortium plans to hold its investment in PSE for the long term. Relatively stable, comparatively lower risk returns are a good match to the relatively long-term liabilities of its investors.

279	(4) Puget Holdings, LLC and Puget Sound Energy, Inc., on December 17, 2007, filed their joint application requesting an order approving Puget Holdings,

LLC’s purchase through intermediary companies of all outstanding shares of common stock issued by Puget Energy, Inc., the holding company parent of PSE.

280

(5)      The stock purchase under the proposed transaction, including transaction costs, is funded by a combination of $850 million in net new debt and $3.4 billion in equity supplied by the owners of Puget Holdings, LLC. This results in leverage (i.e., ratio of debt to purchase price) of 20 percent, which is lower than the amounts of leverage in the most similar transactions approved by the Commission in recent years.302 All of the net new debt will be held on the books of Puget Energy, Inc., outside of a “ring-fence” that protects PSE and its ratepayers from any risks associated with this net new debt.

281

(6)      PSE’s business plan projects the need for $5.7 billion in infrastructure investment between 2008 and 2013 and substantial additional amounts in subsequent years. This is a significant capital need relative to PSE’s size. PSE expects to generate approximately $2.3 billion internally, requiring approximately $3.4 billion to be raised from external sources. PSE forecasts that $2 billion of this will be financed with debt, leaving $1.4 billion that will need to be financed with equity and equity-like securities. The transaction’s financial commitments secure approximately $1 billion of equity or equity-like capital and $400 million of debt financing for PSE’s infrastructure investments over the next five years.

282

(7)      On July 22, 2008, PSE, Puget Holdings, ICNU, NWIGU, The Energy Project, Kroger and the NWEC filed their Multi-Party Settlement Stipulation, which they propose the Commission approve and adopt in full resolution of the issues in this proceeding. Public Counsel opposes the settlement.

283	(8) The Settlement includes 63 commitments that emphasize important public service obligations including:

302 In re Application of MidAmerican Holdings Co. & PacifiCorp, d/b/a Pacific Power & Light Co., Docket UE-051090, Order 07 (February 22, 2006); In re Application of MDU Resources Group, Inc. & Cascade Natural Gas Corp., Docket UG-061721, Order 06 (June 27, 2007).

•

Capital requirement commitments to provide PSE with assured access to the significant capital it requires for infrastructure investments (e.g. generation, transmission and distribution facilities) necessary to provide sufficient, reliable and safe supplies of electricity and natural gas through 2013.

•	Financial integrity commitments that protect PSE’s financial health.

•	Regulatory and ring-fencing commitments that protect PSE from any financial distress experienced by other companies within the holding company structure.

•	Staffing, management, governance, recordkeeping and reporting commitments that protect and promote the Commission’s ability to regulate PSE in the public interest.

•	Local presence commitments at the levels of directors, officers, line employees, and corporate headquarters.

•	Rate commitments including beneficial rate credits and other protections for customers from rate increases that might otherwise result from the transaction.

•	Quality of service commitments.

•	Low-income assistance commitments.

•	Environmental, renewable-energy, and energy efficiency commitments.

284	(9) The Commission’s regulatory control and oversight of PSE will not be impaired or weakened in any way by the transaction and will in some respects be enhanced under the terms of the Settlement.

285

(10)    Under the terms of the Settlement the Commission will continue to receive from PSE and other companies in its holding company structure all the financial information necessary to effective regulatory oversight and control of PSE by the Commission. PSE and Puget Energy will continue to comply with many of the reporting and disclosure requirements of publicly traded companies under the New York Stock Exchange, Securities and Exchange Commission and Sarbanes-Oxley Act, although Puget Energy and Puget Holdings will not be publicly traded.

286

(11)    Puget Holdings, LLC’s acquisition of Puget Energy and its wholly owned subsidiary, PSE, on the terms provided by the joint application as modified by the Settlement Stipulation attached to and made a part of this Order by prior reference, including the 63 commitments set forth in Appendix A to the Settlement Stipulation, conditioned as set forth in Attachment B to this Order, is consistent with the public interest.

CONCLUSIONS OF LAW

287	Having discussed above in detail all matters material to our decision, and having stated general findings and conclusions, the Commission now makes the following summary conclusions of law. Those portions of the preceding detailed discussion that state conclusions pertaining to the Commission’s ultimate decisions are incorporated by this reference.

288	(1) The Washington Utilities and Transportation Commission has jurisdiction over the subject matter of, and parties to, these proceedings.

289

(2)      Chapter 80.12 RCW requires public service companies, including PSE, to secure Commission approval before they can lawfully sell or otherwise dispose of the whole or any part of their franchises, properties or facilities that are necessary or useful in the performance of their duties to the public. Any sale, disposition made without Commission authority is void.

290

(3)      WAC 480-143-170 governs the Commission’s standard of review for a change of control transaction and requires finding that the transaction is consistent with the public interest. To be consistent with the public interest, the transaction must not harm the public interest.

291

(4)      Under the terms of this Order and applicable law, following the change of control transaction the Commission will continue to regulate PSE’s “rates, services, facilities, and practices” to the same or greater extent and with same or greater authority as under the status quo.

292

(5)      The Settlement Commitments, as further conditioned by this Order, are sufficient to protect PSE’s customers and the public interest from risks of harm associated with the change of control transaction.

293

(6)      The Commission should authorize, as consistent with the public interest, Puget Holdings, LLC’s acquisition of Puget Energy and its wholly owned subsidiary PSE on the terms provided by the joint application, as conditioned by the terms of the Settlement Stipulation attached to and made a part of this Order by prior reference, including the 63 commitments set forth in Appendix A to the Settlement Stipulation, conditioned as set forth in Attachment B to this Order.

294	(7) The Joint Applicants should be authorized and required to make any compliance filing necessary to effectuate the terms of this Order.

295	(8) The Commission Secretary should be authorized to accept by letter, with copies to all parties to this proceeding, a filing that complies with the requirements of this Order.

296	(9) The Commission should retain jurisdiction over the subject matter and the parties to effectuate the terms of this Order.

ORDER

THE COMMISSION ORDERS THAT:

297

(1)      Puget Holdings LLC’s acquisition of Puget Energy, Inc., and its wholly owned subsidiary Puget Sound Energy, Inc., on the terms provided by the joint application, as conditioned by the terms of the Settlement Stipulation attached to and made a part of this Order by prior reference, including the 63 commitments set forth in Appendix A to the Settlement Stipulation, conditioned as set forth in Attachment B to this Order, is approved.

298	(2) Puget Sound Energy, Inc., is authorized and required to make any compliance filing and any other filing or submission necessary to effectuate the terms of, or required by, this Order.

299	(3) The Commission Secretary is authorized to accept by letter, with copies to all parties to this proceeding, all filings or submissions that comply with the requirements of this Order.

300	(4) The Commission retains jurisdiction to effectuate the terms of this Order.

DATED at Olympia, Washington, and effective December 30, 2008.

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

MARK H. SIDRAN, Chairman

NOTICE TO PARTIES: This is a Final Order of the Commission. In addition to judicial review, administrative relief may be available through a petition for reconsideration, filed within 10 days of the service of this order pursuant to RCW 34.05.470 and WAC 480-07-850, or a petition for rehearing pursuant to RCW 80.04.200 or RCW 81.04.200 and WAC 480-07-870.

DISSENT

Puget Acquisition: Docket U-072375

Dissenting Opinion, Commissioner Philip B. Jones

PHILIP B. JONES, Commissioner (dissenting):

Introduction and summary

1	I respectfully dissent from the majority view in this important decision. 303

2	I believe that unprecedented market turmoil, including events that occurred after the close of the record, distinguishes this application from prior proceedings and highlights risks of harm that are now inherent in this proposed transaction. I would reject the proposed settlement because I believe those risks, associated with the degree of leverage in the transaction, plus the lack of transparency in the Macquarie organization, are inadequately explored on the existing record and are inadequately mitigated by the proposed commitments.

3	This proposed acquisition of our state’s largest investor-owned utility completely changes the control of Puget Energy/Puget Sound Energy (PSE) by allowing an investors’ consortium to purchase all publicly listed common equity. I commend the settling parties for forging a document with strong commitments for sound regulatory performance. However, I believe the settlement has been overtaken by market conditions that require further exploration of the application, on a full record that carefully analyzes critical aspects of the proposal under the reality of extremely adverse financial conditions that exist today.

4	During this review, our nation’s financial markets have faced their greatest challenges in decades. The financial markets continue to be volatile and uncertain today. The most vulnerable institutions appear to be those relying heavily on short-term debt, or financial leverage. Investment banks, hedge funds, and private equity firms have

303 This opinion is based upon my understanding of the majority view. I may offer a supplemental opinion once I have had the opportunity to review the final written copy of the majority opinion.

suffered great damage due to their reliance on excessive debt. My concerns about this agreement are related to the risks in the current and future markets of the financial leverage embedded in the proposal, and the risks arising from the lack of transparency and complexity of the structure of the investor consortium.

5	The ring-fencing304 and other commitments agreed by the investor consortium and the settling parties are extensive and purport to protect against many potential evils, but they are inadequate to mitigate the fundamental and inherent risks in this proposed transaction, given the uncertain conditions of the economy. These risks include an excessive reliance on short-term debt for a utility whose assets and investment perspective should be on the order of decades and not months. The risks also include the opportunity for effective control by an organization whose governance is at best obscure, whose interests many not always coincide with those of the utility subject to our regulation, and whose ability to generate the financial resources it pledges might not continue indefinitely. Accordingly, I believe the risks in the proposal constitute harm to the public interest that warrants the rejection of the proposed settlement and a return to a full adjudicative hearing.

Legal standard and precedent decisions

6	This transaction is governed by WAC 480-143-170 which states, “If . . . the commission finds that the proposed transaction is not consistent with the public interest, it shall deny the application.” The Commission has interpreted the rule in recent cases to be a “no-harm” standard. The language of the rule sets out a broad public interest standard. While focusing on real and potential harm to ratepayers, the regulatory test must involve consideration and evaluation of the transaction’s impact on broad public interest concerns. I believe that arguments made by the settling parties are too narrowly focused, and that they are inconsistently applied in assessing both benefits and harms. I find the arguments of Public Counsel to be more persuasive regarding the legal standard.

304 “Ring-fencing” is a term reflecting attempts to structure an acquisition to insulate a regulated utility from legal or financial misfortunes that might befall the acquiring consortium and affiliated interests.

7	Several prior decisions speak to the public interest test set out in the rule. The first is the four-part analysis set forth in the WNG/Puget merger decision, adopted in February, 1997.305 The first two stated standards are the most relevant to this case. The first is the “no-harm” standard: “The transaction should not harm customers by causing rates or risks to increase . . . compared with what could reasonably be expected to have occurred in the absence of the transaction.”306 (Emphasis added.)

8	The second standard states: “The transaction, with conditions required for its approval, should strike a balance between the interests of customers, shareholders, and the broader public that is fair and that preserves affordable, efficient, reliable, and available service.”307 This broad standard requires balancing the transaction’s potential benefits and harms with respect to a broad range of effects on different groups. This test requires the use of the Commission’s highest judgment to arrive at an accurate outcome.308

9	In later orders, the Commission explained the dimensions of the tests. In the US West/Qwest order,309 the Commission acknowledged in its discussion of the legal standard that “There is no bright line against which to measure whether a particular transaction meets the public interest standard.” This decision cautions that factors adequate in prior circumstances might not have automatic application in a subsequent proceeding. In the Verizon/MCI merger proceeding ,310 we stated that the financial analysis of a merger, and our application of the public interest test, should include its impacts on “capital, capital structure, and access to financial markets.” This decision

305 In re Puget Sound Power & Light Company and Washington Natural Gas Co., Dockets UE-951270 and UE-960195, Fourteenth Supplemental Order (February 5, 1997).

306 Id., p. 19.

307 Id., P. 20.

308 The remaining two standards set out in the order are: 3. The transaction, with conditions required for its approval, should not distort or impair the development of competitive markets where such markets can effectively deliver affordable, efficient, reliable, and available service; and 4. The jurisdictional effect of the transaction should be consistent with the Commission’s role and responsibility to protect the interests of Washington gas and electricity customers.

309 In re Application of US WEST, Inc., and Qwest Communications Int’l, Inc., Docket UT-991358, Ninth Supplemental order (June 19, 2000), paragraph 26, pp. 8-9.

310 In re Application of Verizon Communications and MCI, Inc., Docket No. UT-050814, Order No. 7, Paragraph 07

stresses the need for current and realistic analysis of performance under likely future market conditions.

10	While this record acknowledges the beginning of financial market turmoil, it contains precious little data and analysis from qualified experts regarding growing and pervasive impacts the recent turmoil in financial markets on this transaction and other similar highly leveraged transactions. Most of the record information on this topic has not been subjected to the normal vetting and challenge that is part of litigation to determine its dimension and effect on our public interest analysis; instead, the information is superficial and anecdotal.311 Based on this limited record, I think an informed observer would conclude that the current state of financial markets adversely affects the risks of this transaction, and the risks must be fully assessed as we deliberate about its consistency with this public interest standard.

11	We simply don’t have sufficient information in this record, in this dynamic environment, to make a fully-reasoned judgment on the magnitude of resulting risks. Instead, we have huge warning signals rising from market chaos, the collapse of market valuations of financial institutions that were too highly leveraged, and from the complexity of the purchasers’ governance and organizational structure. We should not merely assume that the commitments and clarifications will resolve risks without a more thorough review of how the organization will operate in practice and how the commitments in the proposed transaction compare to the continuation of PSE as a stand-alone utility in today’s unsettled financial environment.

12	Settlements allow us to conserve valuable time and to make speedier decisions with more certainty for parties, and allow parties to focus on issues that are most important to them and their constituencies. Settlements are not without their downsides,

311 In Order 05 in this proceeding the Commission noted that information offered to the record by Public Counsel, consisting of “news articles and press releases taken from the online versions of various news sources . . .[depicting] various aspects of the current turmoil in U.S. and international financial markets” (Paragraph 1), merely described “events about which the Commission is fully aware and can take administrative notice.” (Paragraph 6).

however.312 Here, shortcomings may include relatively limited presentation and lack of cross-examination of the parties’ litigation evidence, lack of adversarial argument regarding litigation positions, and reliance on a joint presentation of a compromise. While Commission Staff represents its view of the overall public interest, we have in the past disagreed with Staff. We retain the ultimate agency authority to make such determinations.

13	Here the only opponent to the settlement is public counsel, the attorney charged with representing the interests of small business and residential ratepayers. The briefs of the settling parties challenge vigorously every position and argument of public counsel from many different angles. But I believe the positions of public counsel have demonstrated sufficient validity that we should require a full adversarial proceeding and a full exposition of current market conditions.

14	Let me be clear about my concerns regarding the potential risks. My first concern is the inadequacy of this record. Instead of heaving complete expert testimony and cross examination to review regarding the performance of the proposed settlement and the investor consortium’s organization under critical financial conditions, we must either ignore events that occurred after the close of the record or rely merely on anecdotal evidence of which we may only take official notice. Our analysis of how the facts to be noticed may affect the performance of the settlement must be based largely our agency’s expertise and on extrapolation and reasoning. My conclusion is that risk exists of harm to the public interest and that it is of a magnitude that demands rejection of this proposed settlement agreement and the admission of further evidence and expert analysis.

15	I do not disagree with the majority opinion’s view that it is unnecessary in this proceeding to reject or modify the so-called “no-harm” test we have crafted in previous cases to measure consistency of a proposal with the public interest. My views do not require a change. However, I believe that our record requires a thorough

312 See, Hempling, NRRI’s Monthly Essay – “Regulatory ‘Settlements’: When Do Private Agreements Serve the Public Interest?” August 18, 2008, National Regulatory Research Institute.

review of how the existing Puget operation would likely fare under similar conditions in financial markets that the post-acquisition Puget operation would be likely to face. Only through such a review may we determine whether harm or the risk of harm is greater in a proposed acquisition than under status quo ownership in the same anticipated conditions, and thus whether a proposal is or is not consistent with the public interest. In other words, I believe that we need not find absolute proof of harm in a transaction in order to reject it or a settlement agreement with ring-fencing conditions. As noted in one of our earlier decisions, we may find a risk of harm; moreover, “harm” is not defined in statute, rule, or decision and must be interpreted broadly to ensure consistency with the public interest. This record permits only a broad brush assessment of risks under extreme financial conditions, which I undertake in this dissent. I conclude that risks of harm exist with the proposed settlement that do not exist with the status quo utility operation. I therefore oppose adoption of this settlement.

Distinguishing factors

16	The majority opinion argues that the ring-fencing and other commitments in this settlement agreement are either the same or are more extensive than those in previous merger cases. It concludes that principles of precedence should result in a favorable ruling. In my view, however, there are significant distinguishing characteristics and unique circumstances in this record that require a different result.

17	Two distinguishing factors in the facts of record demand a difference in treatment between this proposal and prior proposals, and I will discuss them in this opinion. First and foremost is the critical state of today’s markets, which require a deeper inquiry into proposed arrangements and which casts doubt on the future of highly-leveraged transactions. Transparency is a second distinguishing characteristic, and Macquarie’s lack of transparency in governance poses distinct future risks to the public interest.

18

The Macquarie Group’s organization is sufficiently complex that witnesses were unable to identify which of the member businesses they worked for. The private organizations that comprise it, and the resulting Group organization, are so opaque that it is unclear how decisions are made, who makes them, and on what evidence.

Responsibility, accountability, continuity, and sustainability are impossible to determine. We have little information about the organization of the Canadian investors and how this relatively new category of alternative investments such as infrastructure is managed.

19	In the recent Pacificorp merger case, by contrast, Mid-American Energy Holding Company (MEHC)’s ultimate parent is a publicly listed company, Berkshire Hathaway. It has been a publicly listed company for several decades, and consists of a large number of both retail and institutional shareholders. Its management philosophy is transparent, in terms of the filings it must make the SEC, NYSE, and other regulatory bodies, and its ownership structure and accounting principles are well understood by the markets and Wall Street analysts. In contrast with Macquarie, there is a direct ownership and reporting line between two entities, MEHC as a subsidiary and Berkshire Hathaway as the publicly-listed parent, which both makes for clear decision-making and effective oversight.

20	Macquarie, however, has a much more complex organization that is difficult for an outsider to decipher. Although its bank is publicly listed on the Australian stock exchange, most of the units relevant for this transaction are unlisted and privately held. Even after the hearing and the evidence introduced in the record, it is difficult to determine the interaction of the various Macquarie funds, banks, and companies, and how decisions are made. Moreover, in contrast to the streamlined, transparent and regulated ownership structure for Pacificorp, we must accept the responsibility to monitor the activities of the three Canadian pension funds as well at least three Macquarie entities, all of which are private entities, to the extent they affect the management and operation of PE/PSE.

21	This reduction in transparency constitutes a risk of harm to our ratepayers and the public interest in our state. It is a tangible concern that the commitments cannot fully mitigate, nor can the proposed short-term equity injection compensate for this fundamental loss of transparency. There is too much uncertainty and there are too many unknowns to resolve these issues now. The settlement proponents have left us with the real concern that the lack of transparency poses a risk of harm to our ratepayers and public stakeholders.

22	As Public Counsel makes clear in its brief, it is easy for Puget Holdings to alter the mix of injected capital into either PE or PSE as debt or equity despite the minimum 44 percent minimum equity ratio. It is clear that this “equity” for PSE will be debt issued by PE. Unlike today, these critical decisions on the employment of financial leverage will be made by a privately-held entity (Puget Holdings) that lacks the transparency of a publicly-held entity such as Berkshire Hathaway.

23	This proposal does involve a higher degree of leverage at the holding company level than previous cases, and raises concern about the funding of the utility’s needs on an ongoing basis. The corporate credit ratings start at a lower level than in previous cases, which implies less of a cushion to absorb additional leverage and a greater risk of a credit downgrade. For example, Pacificorp entered its most recent transaction with a BBB+ rating (Baa1 from Moody’s) for unsecured debt, while PSE enters with a rating two notches lower of BBB- (Baa3 from Moody’s).

24	In addition, the financial structure of the MEHC purchase of Pacificorp was fundamentally different: it did not require a $3.6 billion syndicated credit facility (as Macquarie requires) to fund both the transaction and ongoing capex313 needs of Pacificorp; instead, it relied on MEHC and its ability to tap the resources of Berkshire Hathaway through the issuance of trust preferred securities. The transactions between MEHC and Berkshire Hathaway were fully disclosed in the public record, and assessed by the ratings agencies as “equity” or near-equity.

25	The figure of 20 percent “transaction leverage” cited in the majority opinion provides a narrow view of leverage in this transaction compared to previous cases that can be distinguished. For example, the financial support of MEHC (to support the $5.1 billion cash injection into Pacificorp) was raised through the issuance of trust preferred stock to Berkshire Hathaway. The narrow view does not recognize the record developed in that merger case, the testimony by MEHC witnesses, and the views ultimately accepted by the commission regarding the nature of that capital structure. Finally, the leverage employed to fund a transaction is important, but merely a snap-shot in time; instead, most investors and ratings agencies focus more closely on the post-transaction leverage and the forward-looking financial metrics

313 “Capex” refers to capital expenditures.

(including total debt to total capitalization) in light of the utility’s multi-year business plan. Therefore, I take no comfort from the lower transaction-based leverage in this proposal.

26	Moreover, I don’t believe it is prudent at this financially volatile time to approve an arrangement with essentially a new type of infrastructure asset ownership for a utility, one that hasn’t yet been fully tested and evaluated. This is an experiment that has only recently begun in North America for electric and gas utilities, and has accumulated only limited experience for a smaller electric utility in one other state. I believe that now is not the most optimal time to be embark on an experiment with this new form of private ownership.

Sustainability of the Macquarie model and qualifications

27	There is little question that the Investor Consortium has the financial resources to acquire Puget Energy, although the record is scant on the impact of the recent financial turmoil on the financial integrity of the four major investors. However, I am not convinced by the record evidence that the non-financial qualifications of the Macquarie Group and the Canadian pension funds are sufficient to control our state’s largest investor-owned utility. The Company brief merely cites the purchases around the world that the Macquarie Group has made in the United Kingdom, Latin America, Asia, and recently in North America.314 Many of these investments are in restructured markets where regulators allow a greater degree of competition, as opposed to our vertically integrated, monopoly markets. The Canadian pension funds have begun to make direct infrastructure investments in the past two or three years. Macquarie’s experience as a purchaser and operator of utility assets in the United States is thin and recent: a water company in Connecticut, an electric utility in western Pennsylvania, Duquesne Power and Light, and a small natural gas and propane utility in Hawaii. However, even as to Duquesne, we don’t have appropriate benchmarks by which to judge Macquarie’s management capacity or its exercise of control. That transaction was finalized in May, 2007, which means that many of the commitments haven’t been fully tested.

314 Puget Holdings, LLC and Puget Sound Energy brief of Sept. 24, 2008, page 19.

28	Macquarie and the pension funds sent conflicting messages in their testimony and at hearing. They asserted that they will largely be passive financial investors, focusing on financial returns, strategy and corporate governance. They professed full confidence in the “excellent management team” of PSE. However, the record also includes indications that the investors intend to pursue a more active management style.315 The lack of certainty about management style and the real meaning of “active” is troubling, especially in light of transparency concerns, and may lead to management confusion within, or micro-management of, PSE management, which constitutes an additional potential risk compared to the status quo.

29	The briefs of the consortium refer frequently to its members’ “patient capital” and a “long-term investment horizon.” But the Macquarie group is an unusual amalgam of investment bank, private equity, commercial banking, and infrastructure asset funds. The use of a high degree of financial leverage, with certain risk management tools to manage financial volatility, is critical to its financial performance. Moreover, as cited in the Risk Metrics Group (RMG) study published in April, 2008,316 there are lingering concerns about several aspects of the Macquarie Group: the funds’ complexity, leverage, ability to cover dividends, and corporate governance. The response of Macquarie to these concerns is not entirely persuasive, especially in light of the recent financial turmoil. As a result, I believe substantial uncertainty persists regarding the basic viability of its business model over a long-term horizon.

30	We are asked simply to trust the assurances of the investors that they will make the necessary investments in PSE for the long-term at the appropriate time. The majority decision mentions a strong “economic incentive” for the investors’ consortium to inject more equity capital if the need arises. In the final analysis, however, these statements on possible additional equity are not mandatory obligations. They ultimately depend on the investors’ access to capital, which in turn is intimately related to market performance in general, to performance of investors’ other investments, and on the perceptions of the consortium members of what is in their best interests at the moment in light of possibly conflicting priorities.

315 Witnesses Wiseman, Ex. 151 T, pp. 10-11; Webb, Ex. 141 T, pp. 7-9; McKenzie, Ex. 91 T, p. 7-8, and Leslie, Ex. 31T, pp. 21-22.

316 “Infrastructure Funds: Managing, Financing and Accounting: In Whose Interests?” April, 2008 (Exhibit 255).

31	There is insufficient information in the record that this shareholder capital from the consortium will be committed when necessary, especially by the Macquarie Group. We have vague assurances that they will commit more equity capital when they find it to be “value-accretive,” a “prudent investment,” and there exists “a fair regulatory environment.”317 But we have very little evidence in the record regarding how to define those terms and what actions will be taken if the Group does not find those conditions to occur. Neither is there authoritative evidence of the specific impacts of the current financial crisis on the Macquarie Group and on prospects for its core financial strength and viability in the future. Those are conditions that will directly affect its financial flexibility and capability to inject additional equity capital into this investment. Similarly, we don’t know how market turmoil has affected the financial strength of the three Canadian pension funds and their continuing ability to meet pension obligations and provide needed capital simultaneously. We can take notice that the post-hearing period contains perhaps the worst economic months in 75 years, with continuing declines in financial stability and performance among all financial institutions.

32	The majority opinion reflects the briefs of company and staff, in casting doubts about the prospects for an ongoing PE/PSE’s reliance on public equity and debt markets. It refers to anecdotal evidence about the failure of prominent financial institutions such as Lehman Brothers as firm evidence of the failure of properly functioning markets, and finds that such events indicate great challenges for the status quo. But such analysis lacks detailed evidence, and cannot be afforded much weight

33	Moreover, no party has put forth adequate information about the status quo alternative – the viability of sustaining PSE’s financial needs over the next six years on a stand-alone basis. Therefore, I don’t believe that we can truly answer on this record whether the proposed transaction actually does offer a no-harm alternative when compared with the potential risk to the public interest under the status quo.

317 PH/PSE brief, pp. 15-16, Witnesses Leslie, ex. 38HCT, pp. 8-9; Wiseman, Ex. 151 T, p. 13; Webb, Ex. 141T, p. 12; and McKenzie, Ex. 101 T, p. 9.

Macquarie’s lack of transparency and corporate governance

34	The Macquarie ownership and organizational structure (referred to as the “Macquarie consciousness” by its representative) is a complex and obscure maze of affiliates and structures in various countries that are difficult to identify and to find where and how decisions are actually made. In fact, when asked in hearing what organization actually employed them, the two Macquarie executives were unable to provide clear answers. Public Counsel pointed out some of the unknowns and possible alarm signals in this structure.

35	The majority opinion argues that the issues of the “Macquarie consciousness” and the activities of Macquarie affiliates above the Puget Holdings level are irrelevant. The concerns about opacity and corporate governance, however, remain very relevant. They characterize vividly the fundamental nature of the new owners of Puget Energy and PSE, and their overall attitude toward transparency and corporate governance. Macquarie is a privately-held equity and investment firm, and is likely to do the minimum necessary to satisfy regulatory bodies while pursuing its required internal rate of return.

36	Under the current organization structure of PE as a publicly listed company (with PSE as its subsidiary), the commission does not carry the burden of assessing and enforcing standards for transparency and corporate governance. As a publicly listed company, PE must comply with NYSE standards, with the accounting and financial reporting standards imposed by the SEC, and by other laws and regulations. Other regulatory bodies are responsible for ensuring compliance. It has been difficult enough in the past, even when dealing with regulated owners of jurisdictional utilities, to gain access to adequate information for our own regulatory purposes. It is likely to be immensely more difficult when dealing with the ephemeral structure of Macquarie.

37

The majority opinion cites frequently its view that the ring-fencing conditions are an improvement over the current holding company agreement, approved nearly a decade ago for PE. I do not find that view persuasive. First, the management of PE/PSE has never attempted to create such leverage at the holding company level during recent years when external financing requirements have been relatively high. Second, since PSE is subject exclusively to the jurisdiction of our commission, I believe the management of PE/PSE would not take such an aggressive financial strategy before consulting with the commission. Finally, even if it did attempt such a strategy, the holding company is locally situated and managed and is involved in only one operating utility company, not merely one in a group of companies. As such Puget is now accessible to regulatory inquiries as needed, it has only one Commission to deal with, its management structure is clear, and its Board is controlled by mostly local Directors with no large institutional investor (such as Franklin Resources) having a seat on the board.

38	The opaque ownership structure of these non-public entities and lengthy ring-fencing commitments will surely place an increased burden on the commission in overseeing compliance. Currently, other regulatory bodies such as the NYSE and the SEC ensure that PE/PSE comply with these mandatory rules. Under the system in the proposed settlement, the effective burden shifts from mandatory disclosure to discovery. Even under the current structure of public ownership our commission staff finds it difficult to maintain effective and timely oversight over every regulatory obligation. Important data are not always shared symmetrically with the commission staff, and the utility, by definition, always has superior information and can judge when it is best to make a filing or to release information. Requiring additional tasks and burdens for ensuring compliance on the commission and its staff may not necessarily facilitate timely and effective resolution of problems. Accordingly, the organizational and structure of Macquarie and the Investor Consortium does appear to impose increased risks to ratepayers and the public interest.

Access to capital on reasonable terms

39	I believe that the arguments of the investor consortium and staff in their briefs about which model offers the best access to capital “on reasonable terms” are not persuasive. The alleged benefits in capital access are questionable, and the risks appear to be so inherently great that the settlement agreement should be rejected.

40

The recapitalization in this proposal, including a $3.6 billion credit facility, increases the total debt of PE and PSE over the next six years compared to the status quo. Overall, the consolidated debt will increase a net of $850 million at close, and will likely increase close to $2 billion over five years under the negotiated credit facility.

The ratings agencies have offered preliminary opinions on this more aggressive financial strategy. PSE’s debt level will start at about $2.7 billion at the close of transaction, and may increase to $3.7 billion if its credit facilities are fully drawn. Most of the increased leverage, about $2.2 billion, is proposed to be held at the holding company level (PE). I believe this is excessive leverage for the overall PE/PSE structure in today’s financial environment, for the following reasons.

41	The ratings agencies look at the total corporate family when they review the capital structure and projections of cash flows and dividends of a utility and its affiliates, and they have assessed the proposed Macquarie transaction on a consolidated basis. I find Public Counsel’s arguments on this point to be most persuasive. He points out that the average debt-to-capital ratio will surpass the 60 percent ceiling allowed for investment-grade companies with a business profile of PSE at the close of transaction, and then will increase substantially above that ceiling as the credit facilities are drawn down, and as further debt is issued to fund the capital expenditure plan. It also points out that the Macquarie financial model assumes only debt capital to finance capital expenditures from external sources.318

42	Financial leverage is also a substantial cause of concern, given market turmoil and uncertainties. The ratings agencies recognize that the transaction shifts Puget’s capital structure to a more aggressive posture by proposing to add incremental debt of nearly $1 billion at the transaction’s close and nearly $2 billion if all credit facilities are drawn. One rating agency (we have nothing in the record from the other ratings agencies regarding the settlement agreement) has made a tentative conclusion that the settlement agreement may benefit PSE by increasing its unsecured debt rating. But it also means that the holding company, PE, which is the most likely issuer of additional debt for PSE’s future capital expenditure needs, will likely suffer a downgrade in its unsecured credit rating to below-investment-grade (junk) status.

43	I believe this increased incremental debt load creates undue risk for ratepayers by requiring PSE to create sufficient free cash flow to service the substantial amounts of

318 Witness Hill, Ex. 251, pp.64-65; Brief of Public Counsel, Sept. 24, 2008, para. 59, p. 28.

new debt to be issued by the holding company. Although this is mitigated by the commitments 35 through 40, it will still place unnecessarily large pressure on the company to file frequent and large rate increases to generate cash flow to service the increased debt. And it will place great pressure on the commission to approve the necessary large and frequent rate increases on a consistent basis.

44	The consortium and staff have argued generally that the commitments, including those on capital structure and restrictions on dividends, are the tightest conditions ever agreed to in a merger. I don’t necessarily believe this to be true, and emphasize that we must examine the commitments in light of the unique circumstances of each transaction. This is evidenced in the complicated structure of commitment 40, providing dividend limitations in the event of financial stress that is evidenced either by a credit downgrade by a ratings agency or by failing to meet the free cash flow metric (based on PSE’s EBIDTA to interest expense). PSE is obligated to continue to make the debt service payments to PE and to observe the financial covenants in PE’s credit facilities, even if PSE were downgraded to the junk debt status along with the likely junk rating of PE (but only if it had passed muster on the EBIDTA/interest expense ratio).

45	This dividend limitation is more complex, and places more of an administrative burden on the commission, than that in the MEHC/Pacificorp commitments. There, in Washington commitment 24, all dividends cease from Pacificorp to PPW Holdings or MEHC if the two ratings agencies downgrade Pacificorp to BBB- (investment-grade) or lower. This is straightforward for commission staff to monitor, since the burden will be on MEHC and Pacificorp to take steps quickly to restore its higher credit rating – otherwise, the parent company won’t receive the dividends. As Public Counsel cites in his brief, this dividend restriction does impose limited positive benefits. But it is also important to note that this fairly complex limitation would likely be unnecessary if the proposed transaction were not approved, since today there is no debt residing at the PE level. Therefore, I believe there is less risk and therefore less potential harm to the PSE ratepayers under the status quo.

46

The external financing need, identified in PSE’s six-year business plan as about $3.4 billion, is not disputed by any party, including Public Counsel. Of that amount, about $900 million (without hybrids) is estimated to be raised as equity, with the balance from debt, under the stand-alone option. The investor consortium supports this debt facility in the amount of $3.6 billion as being a significant accomplishment in difficult markets, and that may be true. But a large portion of this credit facility is being used to partially fund the acquisition transaction, meaning the purchase of existing Puget stock at the agreed-upon price of $30 per share and paying off a substantial amount of transaction fees for financial advisors and attorneys, as well as retiring certain existing PSE debt.

47	Therefore, PSE still faces a substantial gap in financing needs since this credit facility funds only about 40 percent of the external funding need, e.g., $1,400 million of a total external funding need in its six-year plan of $3,400 billion. Commitment 3 simply states that “Puget Holdings will secure and provide at closing contractually committed credit facilities for PSE and Puget Energy . . . in an amount not less than $1.4 billion.” Two of the five credit facilities are to be used exclusively for capex: a term loan of $1,000 million for PE and a revolving loan of $400 million for PSE. Therefore, the consortium has structured substantially more leverage at PE compared to PSE (2.5 times to 1) in making its initial explicit commitment to funding capital expenditures. One may assume that such a ratio would continue in the future, although there is little evidence in the record on this key point.

48	Meanwhile, Commitment 2 merely “acknowledges PSE’s need for significant amounts of capital. . . and meeting those requirements will be considered a high priority by the Boards of Puget Holdings and PSE.” The lack of any binding obligation in this commitment means that any such gap in financing needs will likely be met through increased issuance of debt in the range of $2.0 to $2.5 billion (unless the Investor Consortium decides to inject additional shareholder capital into PE/PSE, which based on the record and recent financial turmoil, is quite unlikely). If Puget Holdings follows the likely path and secures a large portion of this debt at the PE level, I believe it poses the following financial risks.

49

First, most likely the medium or long-term debt issued by PE will be junk status, meaning that if the debt is medium or long-term, it will be categorized in the high-yield bond sector. A below-investment-grade credit rating will most likely increase the credit cost for the new debt to be serviced by cash flows from PSE. Spreads on high-yield corporate bonds have risen to levels that haven’t been witnessed in many years, recently as much as 15 percentage points over similar Treasury bonds. While these markets may stabilize in the future, the uncertainty and volatility certainly create additional risk compared to the status quo of investment-grade bonds simply from a capital cost standpoint. Second, it will limit the financial flexibility of both PE and PSE, since a below-investment-grade status generally limits the options for the issuing entity to access the markets as volatility is higher and costs greater. Third, there is no assurance that such an amount of junk debt can be raised on a timely basis and on reasonable terms in today’s volatile financial markets.

50	There is no clear and binding obligation in the commitments for Puget Holdings to procure a medium or longer-term bond financing that would pose less financial risk than the proposed 5-year credit facility. While laudable, commitment 57 only obligates the Investor Consortium to “develop a plan for medium-term and/or long-term financing” and states the objective of refinancing the term loan of PE. Requiring a plan does not require any particular result, and if Puget Holdings wished to continue to rely on short-term financing, it could do so. The language doesn’t state a date by which such a study is due to be completed.

51	Moreover, as Public Counsel’s reply brief notes, the risk of refinancing after the current term of the credit facilities expires in five years is substantial. I don’t believe the majority opinion is correct in asserting that all of the refinancing risk is borne by PE, outside of the ring fence, and not PSE. That position does not recognize the fact that this is a combined credit facility providing debt facilities for both PE and PSE, and the financial metrics for such facilities are calculated for both PSE as a stand-alone entity and on a combined PE/PSE basis. Most of PSE’s projected capital expenditures relate to assets with depreciable lives of twenty years or more, including the generation, transmission and distribution assets. Financing long-lived facilities with short-term credit is risky, and subjects the debt service requirements from PSE’s free cash flow to unnecessary volatility.

52	This interest rate risk also applies to all five facilities included in the overall credit facility, since the terms reference the LIBOR rate,319 a standard interest rate reference for many short-term credit facilities. The applicable margin over the LIBOR rate

319 LIBOR stands for London Interbank Offer Rate.

changes frequently and must be adjusted to current interest rates. According to the record, the Investor Consortium has also hedged a significant portion of its interest rate risk in a certain type of LIBOR swap facility. I believe that we can take official notice that financial turmoil in the interbank markets has dramatically increased the LIBOR rate, compared to the federal funds rate of the Federal Reserve Bank. A short-term financing strategy using spreads over LIBOR, even with hedges, bears a significant financial risk for utility infrastructure investment, and for the ratepayers, who will ultimately suffer the effects of the volatility in rates.

53	Regarding the cost of capital, the company and staff place great reliance on commitment 24. This would require the investor consortium not to advocate for a higher cost of capital than would have been the case in the absence of this transaction. This condition implies that the cost of capital post-transaction will never exceed, and perhaps be lower, than the cost of capital prior to the transaction. Such a commitment has been included in ring-fencing conditions in other cases. But it is difficult to foresee how this provision will actually function since it has never been tested and such a decision must rely to some extent on imponderables.

54	For example, the commission clarification for commitment 24 in Appendix B makes a laudable attempt to put some specific parameters and guidelines on this hypothetical exercise that could serve to lessen the probable contention and litigation around this issue. It does so by locking in the credit rating in effect for PSE prior to the transaction (i.e., the BBB-minus credit rating) and thereby trying to ensure a similar cost of debt and equity for PSE. It also requires the use of a proxy group of companies similar for its current (BBB-minus) credit rating, so that it would be protected from the higher cost of equity created by potential credit downgrade. But this causes some of the concerns of the original language of commitment 24, as it still requires a hypothetical exercise in comparing the “presence” of ownership with the “absence” of an ownership structure of Puget Holdings. Although the burden will be on the company to prove its case, this provides it with substantial leeway in interpreting what is meant by “circumstances or developments not the result of financial risks or other characteristics of the transaction.” I believe this will likely increase the complexity of the cost-of-capital portion of a general rate case, and runs the risk of increasing the cost of capital compared to the current practices for the status quo PSE.

55	I recognize the value of commitments such as commitment 24, with the added clarification. These commitments, as I noted above, are indeed commendable. But it is not realistic to assume that commitments drawn in a spirit of cooperation and mutual goodwill will always be observed in that atmosphere. We have challenges in overseeing the activities of regulated utilities, and it is reasonable to expect the possibility of such challenges in a post-acquisition utility. Existence of the commitments offers assurances, but those may be viewed differently in moments of disagreement about the meaning of terms or about the degree of compliance required. The existence of dozens of commitments does not guarantee discord, but the passage of time, the stresses of challenge and the inherent differences in perspective among the PSE management, the ownership consortium of Puget Holdings LLC (which may not always be unanimous), and the regulator certainly increase the possibility of disagreement. Accordingly, we must look realistically at the proposal, and conditions, and the risks of harm.

56	Regarding the viability of a stand-alone PSE in accessing capital markets, we simply do not have an adequate and fully vetted record on which to make a decision, especially in light of the recent financial turmoil. The investor consortium argues that it will be nearly impossible for a status quo PE/PSE to access equity capital in the range of $900 million over the next six years on reasonable terms. But I find such arguments unpersuasive. While the future certainly poses challenges, I believe the record clearly shows that PE/PSE was able to raise about $800 million in equity (including the private placement of common equity to the investor consortium not contingent on this transaction) on reasonable terms over the past six years. I will set forth some of my preliminary thoughts.

57	First, as assessed by the ratings agencies, PE and PSE are solid investment-grade utilities with a BBB- corporate credit rating, and had a positive outlook until the proposed acquisition by the Macquarie consortium was announced a year ago. The majority of regulated gas and electric utilities are assessed a similar credit rating today, and therefore approach the equity and credit markets on a similar basis.

58	Second, as noted in the Public Counsel’s brief, there is nothing in the record that credibly establishes PSE/PE’s inability to secure the needed external equity in public capital markets on reasonable terms. It may be challenging and difficult to raise the necessary amounts of capital, and it may require a continuation or a strengthening of the regulatory support that this commission has provide to PSE in recent years. All parties recognize the challenge involved in securing needed funds. Although the advent of the “major capex cycle” presents many challenges to utilities like PE/PSE to secure capital and timely cost recovery through frequent rate cases, this next phase of utility growth also offers a substantial opportunity for investors with potentially solid returns for a growing rate base in a relatively low-risk environment.

59	Thirdly, the public markets have functioned by and large well for the past seven or eight decades in providing substantial amounts of equity and debt capital for publicly traded utilities in a capital-intensive industry. Despite the present challenges and turmoil, I believe that public markets will stabilize and will continue to offer an effective means for a utility like PSE to raise capital on reasonable terms as a stand-alone utility. Such a strategy appears to pose less risk for the utility and ratepayers and does not require a change-of-control transaction of this sort that introduces a much higher degree of complexity and less transparency in the control and governance of PSE. Therefore, on balance, I think this record fails to demonstrate that the proposed transaction poses no less risk – i.e., harm – than the status quo standalone organization.

60	Finally, the commission heard an unprecedented number of comments in four public hearings and in written comments, most of which oppose this acquisition. Many opponents of the proposed acquisition by the investor consortium referred to the “foreign investor consortium” led by the Macquarie Group and the Canadian pension funds. Let me be clear that my opposition to the settlement agreement has nothing to do with the respective home countries of these investors, namely Australia and Canada. Instead, as described above, my opposition centers on the substantial financial and other risks that this proposed transaction creates for our state’s largest utility and our ratepayers.

Conclusion

61	I conclude that this particular settlement agreement should be rejected. If adopted, it will lead to increased financial risk of harm for PSE and its ratepayers. Because of that harm, the settlement is not shown to be consistent with the public interest and should be returned to a full adjudicative hearing. The opacity of the Macquarie Group’s organization poses risks with regard to organization and control. The recent volatility and turmoil in financial markets increase the need for caution and further analysis in evaluating this transaction, in comparison to the viability of PSE as a stand-alone utility. Based on this record, I conclude that the increased leverage employed by the investor consortium for both PE and PSE poses excessive risk for our ratepayers and is not shown to deliver the alleged benefits of superior access to capital. Financial markets are volatile now, and therefore pose significant risks that have not been adequately explored in the record for both this proposed transaction and for the status quo for PE and PSE to operate as a stand-alone utility. Public markets for equity and debt have historically provided capital on reasonable terms for PE and PSE, and there is nothing definitive in this record that indicates they will not continue to do so in the future.

Philip B. Jones, Commissioner

ATTACHMENT A

SETTLEMENT STIPULATION

BEFORE THE

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

In the Matter of the Joint Application of	No. U-072375

PUGET HOLDINGS LLC	MULTIPARTY SETTLEMENT STIPULATION

and

PUGET SOUND ENERGY, INC.

For an Order Authorizing Proposed Transaction

1.            This Settlement Stipulation is entered into for the purpose of resolving all issues in this proceeding by and among the parties as set forth below. This Settlement Stipulation is subject to approval by the Washington Utilities and Transportation Commission (“Commission”) and it is not effective for any purpose until such approval, except for paragraphs 11, 14, and 15 below, which cover the agreement by the Participating Parties regarding how they will support the Settlement Stipulation before the Commission.

I.          PARTIES

2.              The initial parties to this Settlement Stipulation are Puget Holdings LLC (“Puget Holdings”), Puget Sound Energy, Inc. (“PSE”) (Puget Holdings and PSE are jointly referred to as the “Joint Applicants”), Staff of the Washington Utilities and Transportation Commission (“Commission Staff”),1 Industrial Customers of Northwest Utilities (“ICNU”), Northwest Industrial Gas Users (“NWIGU”), The Energy Project, NW Energy Coalition (“NWEC”), and The Kroger Company, on behalf of its Fred Meyer Stores and Quality Food Centers divisions (“Kroger”), as represented by the undersigned (referred to hereinafter jointly as the “Participating Parties” and individually as a “Participating Party”). All parties that have actively participated in this proceeding, with the sole exception of the Public Counsel Section of the Washington Office of Attorney General (“Public Counsel”), are signing the Settlement Stipulation.2 This Settlement Stipulation will be made available to other parties to this docket, who may participate by signing and filing a copy of this Settlement Stipulation.

II.          RECITALS

3.            On December 17, 2007, the Joint Applicants filed with the Washington Utilities and Transportation Commission (the “Commission”) a joint application for an order authorizing the proposed transfer of ownership and control of Puget Energy, Inc. (“Puget Energy”), and its wholly owned subsidiary, PSE, to Puget Holdings (the “Proposed Transaction”).

4.            The Commission convened a prehearing conference in this proceeding at Olympia, Washington on January 14, 2008, before Administrative Law Judge Dennis J. Moss. At the prehearing conference, the Commission granted the petitions to intervene by ICNU, NWIGU, The Energy Project, NWEC, Kroger, the Federal Executive Agencies, and Cogeneration Coalition of Washington. The Public Counsel Section of the Washington Office of Attorney General (“Public Counsel”) also made an appearance in this docket. The Commission included the Washington and Northern Idaho District Council of Laborers and PacifiCorp on the list of interested persons for the receipt of notices and orders.

5.            In accordance with the procedural schedule adopted at the prehearing conference (Order 01), Commission Staff, Public Counsel, ICNU, NWEC, and The Energy Project filed response testimony on June 18, 2008. On July 2, 2008, the Joint Applicants filed rebuttal testimony and Commission Staff filed cross-answering testimony. Settlement conferences were held in Olympia, Washington, on July 8, July 9, July 10, July 15, and July 17, 2008, and telephonic settlement conferences occurred on July 18 and July 21, 2008.

6.            Based on these discussions and related correspondence, the Participating Parties have reached agreement on proposed commitments (attached as Appendix A to this Settlement Stipulation) that would provide a basis upon which the Participating Parties could recommend Commission approval of the Proposed Transaction.

7.            The Participating Parties wish to present their agreement for the Commission’s consideration and approval. The Participating Parties therefore adopt the following Settlement Stipulation, which is entered into by the Participating Parties voluntarily to resolve matters in dispute among them in the interests of expediting the orderly disposition of this proceeding. The Participating Parties file this Settlement Stipulation with the Commission as a “Multiparty Settlement” pursuant to WAC 480-07-730(3).

III.          BACKGROUND REGARDING THE PROPOSED TRANSACTION

8.            On October 26, 2007, the Joint Applicants announced that Puget Energy, Inc. (“Puget Energy”),3 Puget Holdings,4 Puget Intermediate Holdings Inc. (“Puget Intermediate”),5 and Puget Merger Sub Inc. (“Merger Sub”)6 had entered into the Agreement and Plan of Merger, dated as of October 25, 2007 (the “Merger Agreement”).7 Under the terms of the Merger Agreement, Merger Sub will merge with and into Puget Energy, with Puget Energy continuing as the surviving corporation. Upon completion of the Proposed Transaction, Puget Energy’s common stock will cease to be publicly traded, and Puget Energy will be a wholly-owned subsidiary of the entity identified in Appendix B to this Settlement Stipulation as “Equico,” which will be a new Washington limited liability company. Equico will be a wholly-owned subsidiary of Puget Intermediate, which is a wholly-owned subsidiary of Puget Holdings. The corporate organizational structure that Puget Holdings anticipates after closing of the Proposed Transaction is set forth in the Post-Acquisition Organizational Chart provided as Appendix B to this Settlement Stipulation.

9.            Pursuant to the Merger Agreement, the merger consideration will be $30.00 per share in cash, representing a premium of over 25% based upon Puget Energy’s closing share price on October 25, 2007 (the last trading day prior to the announcement of the Proposed Transaction). Approximately $2.6 billion of Puget Energy redeemable securities and outstanding debt obligations (estimated at completion) will be assumed. The Proposed Transaction has an enterprise value of approximately $7.4 billion. At completion, the Proposed Transaction will be funded as follows:

(i)	$3.4 billion in shareholder capital provided by the Investor Consortium;

(ii)	$1.4 billion of newly issued debt; and

(iii)	$2.6 billion of existing debt (net of the retirement of approximately $0.6 billion of existing debt).

The Proposed Transaction has been approved by the Board of Directors and shareholders of Puget Energy, the members of the Investor Consortium, and the Federal Energy Regulatory Commission.

IV.          TERMS OF THE SETTLEMENT STIPULATION

10.          Appendix A contains the complete list of commitments that the Joint Applicants agree to make as part of the Proposed Transaction (the “Transaction Commitments”). By virtue of executing this Settlement Stipulation, the Joint Applicants agree to perform and/or comply with each of the Transaction Commitments set forth in Appendix A according to the provisions of each such Transaction Commitment as set forth therein.

11.          The Participating Parties agree that, with the Transaction Commitments, the Proposed Transaction meets the public interest standard in WAC 480-143-170 necessary for Commission approval. The Participating Parties therefore agree to support this Settlement Stipulation as a settlement of all issues in this proceeding and to recommend Commission approval of the Proposed Transaction and the Application pursuant to the terms of this Settlement Stipulation. The Joint Applicants encourage the Commission to enter a final order approving the Proposed Transaction as early in September as possible, consistent with the current schedule for an order. The Participating Parties understand that this Settlement Stipulation is not binding on the Commission in ruling on the Application.

12.          The Participating Parties agree that this Settlement Stipulation represents a compromise in the positions of the Participating Parties. As such, conduct, statements, and documents disclosed in the negotiation of this Settlement Stipulation shall not be admissible as evidence in this or any other proceeding. By executing this Settlement Stipulation, no Participating Party shall be deemed to have approved, admitted, or consented to the facts, principles, methods, or theories employed in arriving at the terms of this Settlement Stipulation, nor shall any Participating Party be deemed to have agreed that any provision of this Settlement Stipulation is appropriate for resolving issues in any other proceeding, except those proceedings involving the enforcement or implementation of the terms of this Settlement Stipulation.

13.          Each of the Joint Applicants acknowledge that the Commission’s approval of the Settlement Stipulation, the Transaction Commitments, or the Joint Application shall not bind the Commission in other proceedings with respect to the determination of prudence, just and reasonable character, rate or ratemaking treatment, or public interest of services, accounts, costs, investments, any particular expenditures, or actions referenced in these Transaction Commitments.

14.          The Participating Parties shall cooperate in submitting this Settlement Stipulation promptly to the Commission for approval, and shall cooperate in developing supporting materials as required by WAC 480-07-740(2)(a). The Participating Parties agree to support the Settlement Stipulation throughout this proceeding, according to the procedures used by the Commission to review the Settlement Stipulation. For example, if the Commission permits a panel presentation, each Participating Party will provide a witness or witnesses (if necessary) for a panel to sponsor such Settlement Stipulation. Each Participating Party will also provide a legal representative or representatives to support the Settlement Stipulation at a Commission hearing, and recommend that the Commission issue an order adopting the Settlement Stipulation in its entirety. In the event the Commission rejects this Settlement Stipulation or accepts this Settlement Stipulation upon conditions not contained herein, the provisions of WAC 480-07-750(2) shall apply.

V.          MISCELLANEOUS PROVISIONS

15.          The Participating Parties shall cooperate in submitting this Settlement Stipulation promptly to the Commission for acceptance so that it may be approved and implemented as early in September as possible, consistent with the current schedule for an order. The Participating Parties shall request that a hearing be set as soon as possible, to present the Settlement Stipulation, and shall each make a witness or witnesses available (if necessary) to answer questions in support of this Settlement Stipulation or provide such other indication of support as the Commission or Administrative Law Judge requests. The Participating Parties agree to recommend that the Commission suspend all existing due dates and hearing dates in Docket No. U-072375, and request that a prehearing conference be set as soon as possible to determine a procedural schedule for hearing on the settlement schedule.

16.          If the Commission rejects all or any material portion of this Settlement Stipulation, or adds additional material conditions, each Participating Party reserves the right, upon written notice to the Commission and all Parties to this proceeding within seven (7) days of the date of the Commission’s Order, to withdraw from the Settlement Stipulation. If any Participating Party exercises its right of withdrawal, this Settlement Stipulation shall be void and of no effect, and the Participating Parties will support a joint motion to reinstate an expedited procedural schedule for those dates specifically suspended by the Commission pursuant to the above request.

17.          The Participating Parties enter into this Settlement Stipulation to avoid further expense, uncertainty, and delay. By executing this Settlement Stipulation, no Participating Party shall be deemed to have accepted or consented to the facts, principles, methods, or theories employed in arriving at the Settlement Stipulation, and except to the extent expressly set forth in this Settlement Stipulation, no Participating Party shall be deemed to have agreed that such a Settlement Stipulation is appropriate for resolving any issues in any other proceeding.

18.          Each Participating Party retains the right to provide information to the public about this Settlement Stipulation, after this Settlement Stipulation is filed with the Commission. Each Participating Party shall provide to each other Participating Party a copy of each public announcement, news release or similar communication (hereafter “public communication”) that the issuing Participating Party intends to make regarding this Settlement Stipulation, as soon as practicable in advance of publication. Each Participating Party receiving such public communication may review the public communication and make a reasonable request to the issuing Participating Party to change the text of such public communication. Notwithstanding anything else in this paragraph, each Participating Party agrees that each such public communication shall include a statement to the effect that this Settlement Stipulation is subject to Commission approval and the Commission Staff’s signing of this Settlement Stipulation and/or Commission Staff’s recommendation that the Commission approve this Settlement Stipulation is not binding on the Commission itself.

19.          This Settlement Stipulation may be executed by the Participating Parties in several counterparts, through original and/or facsimile signature, and as executed shall constitute one agreement.

20.          Each Participating Party stipulates that the pre-filed testimony and exhibits of each other Participating Party may be admitted into evidence in the record of this proceeding.

21.          This Settlement Stipulation is entered into by each Participating Party as of the date entered below.

1 In formal proceedings such as this, Commission Staff functions as an independent party with the same rights, privileges, and responsibilities as other parties to the proceeding. There is an “ex parte wall” separating the Commissioners, the presiding Administrative Law Judge, and the Commissioners’ policy and accounting advisors from all parties, including Commission Staff. See RCW 34.05.455. The three-member panel of Commissioners is not a party to this Stipulation. The Commissioners must review, consider, and decide whether this Stipulation should be adopted by the Commission.

2 One non-active party to this proceeding, the Cogeneration Coalition of Washington, has stated that it will not oppose the Settlement Stipulation.

3 Puget Energy is the parent company of PSE.

4 Puget Holdings is a Delaware limited liability company, the members of which are wholly owned indirect subsidiaries of:

(i)    Macquarie Infrastructure Partners (31.8% ownership interest);

(ii)   Macquarie Capital Group Ltd (15.9% ownership interest);

(iii)  Macquarie-FSS Infrastructure Trust (3.7% ownership interest);

(iv)  Canada Pension Plan Investment Board (28.1% ownership interest);

(v)   British Columbia Investment Management Corporation (14.1% ownership interest); and

(vi)  Alberta Investment Management Corporation (6.3% ownership interest).

All of these members are referred to collectively in this Narrative Statement as the “Investor Consortium.” Puget Holdings was formerly named Padua Holdings LLC. Please note that the ownership interests described above add to 99.9% due to rounding.

5 Puget Intermediate is a Washington corporation, is a wholly owned subsidiary of Puget Holdings, and is the parent of Merger Sub. Puget Intermediate was formerly named Padua Intermediate Holdings Inc.

6 Merger Sub is a Washington corporation and is a wholly owned subsidiary of Puget Intermediate. Merger Sub was formerly named Padua Merger Sub Inc.

7 In addition, on December 3, 2007, members of the Investor Consortium invested approximately $296 million in 12.5 million shares of newly issued common stock of Puget Energy under a separate private placement, priced at $23.67 per share. These proceeds were invested in PSE to strengthen its equity base and used to fund PSE’s ongoing construction program and working capital needs.

DATED this 22nd day of July, 2008.

PUGET SOUND ENERGY, INC.		PUGET HOLDINGS LLC

By	/s/ Eric M. Markell	By	/s/ Christopher J. Leslie
	Eric M. Markell		Christopher J. Leslie
	Executive Vice President and		Chairman of the Board of Managers
Chief Financial Officer

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION STAFF		INDUSTRIAL CUSTOMERS OF NORTHWEST UTILITIES

By	/s/ Donald T. Trotter	By	/s/ Melinda J. Davison
	Donald T. Trotter		Melinda J Davison
	Senior Counsel		Attorney for ICNU

NORTHWEST INDUSTRIAL GAS USERS		NW ENERGY COALITION

By	/s/ Chad Stokes	By	/s/ Danielle Dixon
	Chad Stokes		Danielle Dixon
	Attorney for NWIGU		Senior Policy Associate

NW ENERGY COALITION		THE ENERGY PROJECT

By	/s/ Sheree Strom Carson	By	/s/ Ronald L. Roseman
	for David S. Johnson		Ronald L. Roseman
	Attorney for NWEC		Attorney for The Energy Project
Telephone Authorization
7/22/08

THE KROGER COMPANY

By	/s/ Sheree Strom Carson
for Kurt J. Boehm
Attorney for The Kroger Company
Telephone Authorization
7/22/08

Perkins Coie LLP

The PSE Building

10885 N.E. Fourth Street, Suite 700

Bellevue, WA 98004-5579

Phone: 425.635.1400

Fax: 425.635.2400

APPENDIX A TO

MULTIPARTY SETTLEMENT STIPULATION

TRANSACTION COMMITMENTS

In support of the Joint Application, Puget Holdings LLC (“Puget Holdings”) and Puget Sound Energy, Inc. (“PSE”) make the following commitments (the “Commitments”) in connection with Commission approval of the transaction pursuant to which Puget Holdings would acquire all of the outstanding common stock of Puget Energy, Inc. (“Puget Energy”) and PSE would thereafter become an indirect, wholly-owned subsidiary of Puget Holdings (the “Proposed Transaction”).

1.	PSE and Puget Holdings commit to continue the Service Quality measures currently in place for PSE or as may be modified in any future proceeding.

2.	Puget Holdings acknowledges PSE’s need for significant amounts of capital to invest in its energy supply and delivery infrastructure and commits that meeting these capital requirements will be considered a high priority by the Boards of Puget Holdings and PSE.

3.	Puget Holdings will secure and provide at closing contractually committed credit facilities for PSE and Puget Energy of a term not less than three years, in an amount not less than $1.4 billion to support PSE’s capital expenditure program as set forth in the summary of PSE’s multi-year Business Plan, dated October 19, 2007.

4.	Puget Holdings acknowledges PSE’s obligations under Washington’s Renewable Portfolio Standard and commits to support PSE with additional expertise and capital as necessary to enable PSE to fulfill those obligations.

5.	Puget Holdings commits to work with PSE to acquire all renewable energy resources required by law and such other renewable energy resources as may from time to time be deemed advisable in accordance with its biennial integrated resource planning process.

6.	Puget Holdings commits to and supports PSE’s Greenhouse Gas and Carbon Policy contained in PSE’s current Integrated Resource Plan.

7.	Puget Holdings commits to and supports PSE’s energy efficiency goals and objectives set forth in PSE’s May 2007 Integrated Resource Plan and its ongoing collaborative efforts to expand and enhance them.

8.	Within ninety (90) days of the Proposed Transaction closing, PSE and Puget Holdings will file a non-consolidation opinion with the Commission which concludes, subject to customary assumptions and exceptions, that the ring fencing provisions are sufficient that a bankruptcy court would not order the substantive consolidation of the assets and liabilities of PSE with those of Puget Energy or its affiliates or subsidiaries.

9.	PSE will (i) maintain separate books and records; (ii) agree to prohibitions against loans or pledges of utility assets to Puget Energy or Puget Holdings without Commission approval; and (iii) generally hold PSE customers harmless from any business and financial risk exposures associated with Puget Energy, Puget Holdings and its other affiliates.

10.	PSE will maintain separate debt and preferred stock, if any. PSE will maintain its own corporate and debt credit rating, as well as ratings for long-term debt and preferred stock.

11.	Any net cost savings that may be achieved by PSE as a result of the Proposed Transaction will be reflected in subsequent rate proceedings, as such savings materialize.

12.	Puget Holdings and PSE commit that PSE will honor its labor contracts.

13.	PSE will maintain its pension funding policy in accordance with sound actuarial practice.

14.	PSE and Puget Holdings will maintain staffing and presence in the communities in which PSE operates at levels sufficient to maintain the provision of safe and reliable service and cost-effective operations.

15.	As part of the Proposed Transaction, Puget Holdings will seek to retain all current senior management of PSE. This Commitment shall not limit the ability of PSE to determine its organizational structure and select and retain personnel best able to meet PSE’s need over time.

16.

At least one director of PSE will be an Independent Director who is not a member, stockholder, director (except as such Independent Director of PSE), officer, or employee of Puget Holdings or its affiliates. The organizational documents for PSE will not permit PSE, without the unanimous consent of all its directors including the Independent Director, to consent to the institution of bankruptcy proceedings or the inclusion of PSE in bankruptcy proceedings. The Chief Executive Officer of PSE will be a member of the board of PSE.

17.	PSE and Puget Holdings commit that PSE and Puget Energy corporate headquarters will remain in PSE’s service territory.

18.	PSE and Puget Sound Energy Foundation will maintain its existing level of corporate contributions and community support in the State of Washington (as identified by PSE for such region in its budget for 2007) for a period five years after closing. Upon closing of the Proposed Transaction, Puget Holdings will make a one-time contribution of $5 million to the Puget Sound Energy Foundation.

19.	Puget Holdings and PSE will make reasonable commitments, consistent with recent Commission merger orders, to provide access to PSE’s books and records; access to financial information and filings; audit rights with respect to the documents supporting any costs that may be allocable to PSE; and access to PSE’s board minutes, audit reports, and information provided to credit rating agencies pertaining to PSE.

20.	Affiliate Transactions, Cross-Subsidization: PSE agrees (i) to file cost allocation methodologies used to allocate Puget Energy or Puget Holdings-related costs to PSE; (ii) to propose methods and standards for treatment of affiliate transactions; and (iii) that there will be no cross-subsidization by PSE customers of unregulated activities.

21.	Transaction Costs: PSE and Puget Holdings agree that there will be no recovery of legal and financial advisory fees associated with the Proposed Transaction in rates and no recovery of the acquisition premium in rates.

22.	PSE and Puget Holdings commit to maintain existing low-income programs or as such programs may be modified in any future proceeding. In addition, the Joint Applicants commit to increase the budgeted funding of low-income energy efficiency programs in future years at a level commensurate with increases in funding for energy efficiency programs for other residential customers through the CRAG process.

23.	PSE and Puget Holdings commit to continue to work with low-income agencies to address issues of low-income customers.

24.	Puget Holdings and PSE will not advocate for a higher cost of debt or equity capital as compared to what PSE’s cost of debt or equity capital would have been absent Puget Holdings’ ownership.

25.	In furtherance of Commitment 8, if the ring-fencing provisions are insufficient to obtain a non-consolidation opinion, Puget Holdings and PSE agree to promptly undertake the following actions:

(i)	Notify the Commission of this inability to obtain a non-consolidation opinion.

(ii)	Propose and implement, upon Commission approval, such additional ring-fencing provisions around PSE as are sufficient to obtain a non-consolidation opinion subject to customary assumptions and exceptions.

26.	In furtherance of Commitment 9:

(a)	Puget Holdings and PSE commit that PSE’s customers will be held harmless from the liabilities of any non-regulated activity of PSE or Puget Holdings. In any proceeding before the Commission involving rates of PSE, the fair rate of return for PSE will be determined without regard to any adverse consequences that are demonstrated to be attributable to the non-regulated activities. Any new non-regulated subsidiary will be established as a subsidiary of either Puget Holdings, Puget Intermediate Holdings Inc., or Puget Energy rather than as a subsidiary of PSE. Measures providing for separate financial and accounting treatment will be established for each non-regulated activity.

(b)	Puget Holdings and PSE will notify the Commission subsequent to Puget Holdings’ board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of Puget Holdings; or (2) the change in effective control or acquisition of any material part of PSE by any other firm, whether by merger, combination, transfer of stock or assets.

(c)	Neither PSE nor Puget Holdings will assert in any future proceedings, that, by virtue of the Proposed Transaction and the resulting corporate structure, the Commission is without jurisdiction over any transaction that results in a change of control of PSE.

27.	In furtherance of Commitment 19:

(a)	PSE and Puget Holdings will maintain the necessary books and records so as to provide an audit trail for all corporate, affiliate, or subsidiary transactions with PSE, or that result in costs that may be allocable to PSE.

(b)	PSE will provide Commission Staff and Public Counsel access to books and records (including those of Puget Holdings or any affiliate or subsidiary companies) required to be accessed to verify or examine transactions with PSE, or that result in costs that may be allocable to PSE. The Proposed Transaction will not result in reduced access to the necessary books and records that relate to transactions with PSE, or that result in costs that may be allocable to PSE, and the Proposed Transaction and resulting corporate structure will not be used by PSE as a basis to oppose requests for such books and records made by the Commission or by Commission Staff or Public Counsel.

(c)	Nothing in the Proposed Transaction will limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of PSE pursuant to RCW 80.04.070 or RCW 80.16.030. Nothing in the Proposed Transaction will limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of Puget Holdings pursuant to RCW 80.16.030; provided, that such right to inspection shall be limited to those accounts, books, papers and documents of Puget Holdings that pertain to transactions affecting PSE’s regulated utility operations.

(d)	Puget Holdings and PSE will provide the Commission with access to written information provided by and to credit rating agencies that pertains to PSE. Puget Holdings and each of its members will also provide the Commission with access to written information provided by and to credit rating agencies that pertains to Puget Holdings’ subsidiaries to the extent such information may potentially affect PSE.

28.	In furtherance of Commitment 20:

(a)	If and when any subsidiary of PSE becomes a subsidiary of Puget Holdings, Puget Intermediate Holdings Inc., or Puget Energy, PSE will so advise the Commission within thirty (30) days and will submit to the Commission a written document setting forth PSE’s proposed corporate and affiliate cost allocation methodologies.

(b)	PSE will notify the Commission of any change in corporate structure that affects PSE’s corporate and affiliate cost allocation methodologies. PSE will propose revisions to such cost allocation methodologies to accommodate such changes. PSE will not argue that compliance with this provision constitutes approval by the Commission of a particular methodology for corporate and affiliate cost allocation.

(c)	PSE and Puget Holdings will comply with all applicable provisions of Title 80 RCW, including those pertaining to transfers of property under Chapter 80.12 RCW, affiliated interests under Chapter 80.16 RCW, and securities and the assumption of obligations and liabilities under Chapter 80.08 RCW.

(d)	With respect to the ratemaking treatment of affiliate transactions, PSE and Puget Holdings will comply with the Commission’s then-existing practice; provided, however, that nothing in this Commitment limits PSE from also proposing a different ratemaking treatment for the Commission’s consideration or limit the positions any other party may take with respect to ratemaking treatment.

(e)	PSE will bear the burden of proof in any general rate case that any corporate and affiliate cost allocation methodology it proposes is reasonable for ratemaking purposes. Neither PSE nor Puget Holdings will contest the Commission’s authority to disallow, for retail ratemaking purposes in a general rate case, unsupported, unreasonable, or misallocated costs from non-regulated or affiliate businesses to PSE’s regulated utility operations.

29.	PSE and Puget Holdings acknowledge that all existing orders issued by the Commission with respect to PSE or its predecessors, Puget Sound Power & Light Company and Washington Natural Gas Company, will remain in effect, and are not modified or otherwise affected by the Proposed Transaction or any order of the Commission approving the Proposed Transaction. Notwithstanding the immediately preceding sentence, the Commission’s Order Accepting Stipulation and Approving Corporate Reorganization to Create a Holding Company, With Conditions, dated August 15, 2000, in Docket No. UE-991779 will be superseded and replaced in its entirety by any order of the Commission approving the Proposed Transaction.

30.	Nothing in these Commitments shall be interpreted as a waiver of Puget Holdings’ or PSE’s rights to request confidential treatment for information that is the subject of any of the Commitments.

31.	The Joint Applicants understand that the Commission has authority to enforce these Commitments in accordance with their terms. If there is a technical violation of the terms of these Commitments, then the offending party may, at the discretion of the Commission, have a period of thirty (30) calendar days to cure such technical violation.

32.	By April 1, 2009 and each April 1 thereafter through April 1, 2013, PSE will file a report with the Commission regarding the implementation of the Commitments as of December 31 of the preceding year. The report will, at a minimum, provide a description of the performance of each of the Commitments. If any of the Commitments is not being met, relative to the specific terms of the Commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. PSE will make publicly available at the Commission non-confidential portions of the report.

33.	Puget Holdings and PSE acknowledge that the Commitments are being made by Puget Holdings and PSE and are binding only upon them (and their affiliates where noted). Puget Holdings and PSE are not requesting in this proceeding a determination of the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions referenced in the Commitments, and the Parties in appropriate proceedings may take such positions regarding the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions as they deem appropriate.

34.	Joint Applicants commit to provide rate credits of $100 million ($10 million per year for a 10-year period) commencing at the closing of the Proposed Transaction. These rate credits will be allocated between PSE’s gas and electric operations on an annual basis based upon the traditional Federal Energy Regulatory Commission four-factor allocation methodology. For natural gas customers, these credits will be returned on an equal percent of margin basis to all natural gas customers. For electric customers, these credits will be returned on an equal percent of margin basis to all electric customers. These rate credits will consist of two components:

(a)	An $8.8 million rate credit per year for ten years that is not offsettable, but that reflects the Investor Consortium’s willingness to accept what, in effect, is a reduction in its returns for a ten-year period.

(b)	A $1.2 million fully offsettable rate credit per year for ten years connected with the savings associated with de-listing from the New York Stock Exchange. To the extent PSE can demonstrate in any subsequent rate proceeding that these savings are reflected in the underlying cost of service, the rate credit would cease to be provided separately to customers.

35.	Joint Applicants commit that as of the closing of the transaction (or within sixty (60) days thereof), PSE will have a common equity ratio of not less than 50 percent. Joint Applicants commit that at all times thereafter, PSE will have a common equity ratio of not less than 44 percent, except to the extent a lower equity ratio is established for ratemaking purposes by the Commission. Joint Applicants represent that Puget Holdings is not prohibited from issuing new equity to third parties. Joint Applicants will not amend the LLC Agreement or other transaction documents to prohibit Puget Holdings from issuing new equity to third parties (including public markets). The transaction documents also permit PSE to issue certain hybrid securities to third parties (including public markets) and Puget Holdings. If Puget Holdings makes a new equity issuance for the purpose of (i) contributing the proceeds thereof (through its relevant subsidiaries) to Puget Energy or PSE, or (ii) applying the proceeds thereof toward the purchase from PSE of hybrid securities that are permitted to be issued under the transaction documents, the proceeds of any such new equity issuances by Puget Holdings shall be used for such purpose. Joint Applicants will provide an annual certificate of an officer of Puget Holdings certifying that neither Puget Holdings nor PSE is prohibited from undertaking the transactions described above.

36.	PSE shall not be permitted to declare or make any PSE distribution unless, on the date of such PSE distribution, the PSE common equity ratio after giving effect to such PSE distribution is not less than 44%, except to the extent a lower equity ratio is established for ratemaking purposes by the Commission.

37.	Puget Energy may not declare or make a PE distribution, unless on the date of such PE distribution, the ratio of consolidated EBITDA to consolidated interest expense for the most recently ended four fiscal quarter period prior to such date is equal or greater than 2.00 to 1.00.

38.

The Joint Applicants agree to amend the corporate organizational structure by inserting a new entity (tentatively identified as “Equico”) in the organizational structure between Puget Intermediate and Puget Energy. See the post-

acquisition organizational chart in Exhibit No.         (CJL-10). In summary, following closing of the Proposed Transaction, all of the common stock of Puget Energy will be owned by “Equico,” which will be a new Washington limited liability company. “Equico” will be a wholly-owned subsidiary of Puget Intermediate. “Equico” is expected to be established as a bankruptcy-remote special purpose entity, and shall not have debt.

39.	The Joint Applicants commit that each of Puget Energy and PSE will continue to be rated by both Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. The Joint Applicants will use best efforts to obtain and maintain from Standard & Poor’s Ratings Group confirmation of separation between the respective corporate credit rating for each of Puget Energy and PSE within the ninety (90) days following the closing of the Proposed Transaction. If the Joint Applicants are unable to obtain or maintain ratings separation, the Joint Applicants will make a filing with the Commission explaining the basis for their failure to obtain or maintain such separation, and parties will have an opportunity to participate and propose additional commitments.

40.	PSE shall not declare or make any distribution, unless, on the date of such distribution, either:

(a)	The ratio of PSE EBITDA to PSE interest expense for the most recently ended four fiscal quarter period prior to such date is equal or greater than 3.00 to 1.00; or

(b)	PSE’s corporate credit/issuer rating is at least BBB- (or its then equivalent) with S&P and Baa3 (or its then equivalent) with Moody’s.

However, if PSE satisfies part a) above but its corporate credit/issuer rating is downgraded to a level below BBB- (or its then equivalent) with Standard & Poor’s Ratings Group or Baa3 (or its then equivalent) with Moody’s Investors Service, Inc., then PSE shall provide notice to the Commission of such downgrade within two business days of PSE’s receipt of notice of such downgrade. Following such downgrade, distributions by PSE to Puget Energy shall be limited to an amount sufficient (i) to service debt at Puget Energy, and (ii) to satisfy financial covenants in the credit facilities of Puget Energy, and distributions by Puget Energy to Equico shall cease. If PSE seeks to make any distribution to Puget Energy greater than such amount and Puget Energy seeks to make any distribution to Equico whatsoever, PSE and Puget Energy shall within forty-five calendar days of such downgrade (or earlier if PSE anticipates that such a downgrade may be forthcoming) file a petition with the Commission to show cause why (i) PSE should be permitted to make any distribution to Puget Energy in excess of such amount and (ii) Puget Energy should be permitted to make any distribution to Equico. It is the expectation of the Joint Parties that the Commission within sixty (60) days after PSE’s and Puget Energy’s filing of such petition will issue an order granting or denying such petition. In considering such petition, due consideration shall be given to the financial performance and credit rating of PSE and to whether PSE has, and is expected to achieve, financial metrics that fall within the ranges used by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. for investment grade-rated utility companies and any changes in such ranges since the date of closing of the Proposed Transaction; provided that nothing in this commitment shall prohibit the parties from advancing any arguments regarding factors the Commission should consider. If PSE’s corporate credit/issuer rating is subsequently upgraded to BBB- (or its then equivalent) or above with Standard & Poor’s Ratings Group or Baa3 (or its then equivalent) or above with Moody’s Investors Service, Inc., then PSE shall provide notice to the Commission of such upgrade within two business days of PSE’s receipt of notice of such upgrade, and neither PSE nor Puget Energy shall be subject to any dividend restriction pursuant to this Commitment as of the date PSE provides such notice to the Commission.

41.	Joint Applicants commit that (i) the board of directors of PSE will include at least three directors who are residents of the region, one of whom shall be the chief executive officer of PSE, and (ii) the board of directors of Puget Energy will include at least two directors who are residents of the region, one of whom shall be the chief executive officer of PSE.

42.	Joint Applicants agree to PSE’s proposal to increase bill assistance benefits for qualifying low-income customers by making the appropriate tariff filings in the on-going general rate case to:

(a)	increase the total aggregate funding cap for its low income customer bill assistance program to approximately $15 million per year from approximately $10.25 million per year, and

(b)	permit benefit funds not distributed to qualifying customers in any single program year be able to be carried over to provide supplemental benefit funding to be available in the next program year.

Furthermore, the Joint Applicants agree to PSE’s proposal for clarification of the program accounting rules to define the program caps to include benefits and administrative costs. Amounts to be set in rates would include a gross-up over and above the program caps sufficient to cover PSE’s revenue sensitive items.

43.	PSE will to the extent practical, comply with the rules applicable to a registrant under NYSE rules. Please see Exhibit No. (EMM-11) at pages 1-4 for an analysis of PSE’s present reporting and governance obligations under NYSE Corporate Governance Standards. Such analysis identifies the applicable NYSE rule, describes the current requirement, describes the post-closing requirement, and sets forth PSE’s post-closing commitment with respect to each requirement in the event a current requirement is not a continuing obligation. Such analysis also details the requirements of the NYSE with respect to the following:

(a)	annual report availability,

(b)	interim financial statements,

(c)	independent directors,

(d)	director executive sessions,

(e)	communication with non-management directors,

(f)	nominating and governance committee matters,

(g)	compensation committee matters,

(h)	the audit committee and committee membership,

(i)	the internal audit function,

(j)	corporate governance guidelines,

(k)	disclosure of corporate governance guidelines,

(l)	code of business conduct and ethics, and

(m)	officer certification.

44.	Joint Applicants commit that Puget Energy and PSE will continue to make the same SEC financial reporting requirements after closing of the Proposed Transaction with respect to the following:

(a)	Section 13(a) disclosure requirements,

(b)	Section 15(d) disclosure requirements, and

(c)	indenture covenants disclosure requirements.

45.	Joint Applicants commit to the following post-closing commitments with respect to the Sarbanes-Oxley Act for both PSE and Puget Energy:

(a)	Section 201 guidance on the use of outside auditors,

(b)	Section 202 pre-approval requirements with respect to the engagement and compensation of auditors,

(c)	Section 203 requirements with respect to audit partner rotation,

(d)	Section 204 guidance with respect to the requirements of auditor reports to audit committees,

(e)	Section 206 guidance with respect to auditor conflicts of interest,

(f)	Section 301 requirements with respect to audit committee requirements,

(g)	Section 302 requirements with respect to corporate responsibility for financial reports,

(h)	Section 401 requirements with respect to the form and content of periodic and annual reports,

(i)	Section 403 requirements with respect to disclosures of certain transactions involving management and shareholders,

(j)	Section 404 requirements with respect to management assessment of internal controls,

(k)	Section 406 requirements with respect to the code of ethics for senior financial officers,

(l)	Section 407 requirements with respect to disclosure of audit committee financial expert, and

(m)	Section 906 requirements with respect to corporate responsibility for financial statements.

46.	PSE will continue to meet all the applicable FERC reporting requirements with respect to annual reports (FERC Form 1) and quarterly reports (FERC Form 3) after closing of the Proposed Transaction.

47.	Each of the Joint Applicants agrees that PSE will undertake a study, in collaboration with stakeholders, to identify potential energy efficiency improvements in its distribution, transmission and generation assets (consistent with any analysis required as part of the Integrated Resource Plan (“IRP”) process) and present the results of such study to the Conservation Resource Advisory Group (CRAG) for its consideration and potential inclusion as part of PSE’s energy efficiency portfolio. These potential improvements in PSE’s energy efficiency improvements in its distribution, transmission and generation assets are in addition to end-use energy efficiency improvements.

48.	Each of the Joint Applicants agrees that PSE will support increased funding in the next Northwest Energy Efficiency Alliance budget cycle. If (i) such funding is determined to have merit as an outcome of the strategic planning process and (ii) PSE’s proportion of the Northwest Energy Efficiency Alliance budget is not changed, PSE will pay its pro rata share of such budget, contingent on availability of sufficient rider/tracker funds. This commitment will not limit PSE’s ability to engage in bilateral contracts with the Northwest Energy Efficiency Alliance for targeted program delivery in PSE’s service area.

49.	Each of the Joint Applicants agrees that PSE will acquire renewable resources, to the extent such resources are reasonably commercially available and determined to be necessary to meet load and cost-effective pursuant to PSE’s established IRP and resource evaluation and acquisition processes, that will enable PSE to meet its internal objective of serving 10% of load with renewable energy resources by 2013, provided that nothing in such commitment would prohibit PSE from retaining or selling renewable energy credits associated with such resources that are surplus to PSE’s needs to meet Washington Renewable Portfolio Standards targets. Communications with customers shall accurately reflect the environmental attributes associated with power delivered to such customers. Joint Applicants acknowledge that PSE retains the burden of proof to demonstrate the prudence of any resource acquisition.

50.	Each of the Joint Applicants agrees that PSE supports the objective of increasing penetration of the Green Power Program to at least 2% of PSE’s annual load or at least 5% of electric customers subscribed within five years of the close of the Proposed Transaction, provided that the Commission approves the program and related program costs. To meet such a commitment, PSE will enlist the services of a third-party marketer experienced with the Northwest marketplace.

51.	Each of the Joint Applicants agrees that PSE will (i) continue to offer customers the investment cost recovery incentive authorized by RCW 82.16.120 each year for as long as the law is in effect and (ii) dedicate resources to market and promote net metering. Such a commitment, however, is contingent on the continuation of implementing tariffs supporting such net metering programs on file with the Commission.

52.	Each of the Joint Applicants agrees that PSE will continue to actively participate in national and regional forums regarding transmission issues, pricing policies, siting requirements, and interconnection and integration policies.

53.	Each of the Joint Applicants agrees that PSE will continue to produce an annual greenhouse gas emissions inventory report, including an inventory of total emissions from each of the sources listed in Table 2-1 of PSE’s 2006 Greenhouse Gas Inventory Report, and make such greenhouse gas emissions inventory report available to its customers and stakeholders.

54.	Each of the Joint Applicants agrees that PSE will file a carbon-offset program for PSE’s natural gas customers with the Commission within two years of closing of the Proposed Transaction. This pilot program would allow PSE’s customers to offset the greenhouse gas emissions associated with their natural gas use. Customers’ participation in the program will be entirely voluntary.

55.	Each of the Joint Applicants agrees that PSE will

(a)	consider the final recommendations of the Oregon Public Utility Commission in Docket UM1302 within the context of the IRP; and

(b)	report to the Commission and the parties to this proceeding the results of PSE’s assessment of the final recommendations of the Oregon Public Utility Commission in Docket UM1302 and their applicability to PSE’s IRP process within twelve months of the close of the Proposed Transaction.

56.	Puget Energy shall not operate or own any business other than PSE.

57.	The objective of Joint Applicants is to refinance the term loan of Puget Energy using medium-term and/or long-term financing. The Joint Applicants will develop a plan to achieve this objective and maintain records of their efforts to achieve such objective. The plan developed by the Joint Applicants pursuant to this Commitment will be available to the Commission and other interested parties, upon request and subject to the protective order in Docket No. U-072375.

58.	Joint Applicants commit that the current and any future capital expenditure credit facilities will by their terms limit the use of such funds only for financing PSE capital expenditures. Quarterly officer certificates under each of the credit facilities of Puget Energy and PSE will be made available to the Commission and other interested parties, upon request and subject to the protective order in Docket No. U-072375.

59.	The Joint Applicants commit to reduce the size of the Puget Energy term facility from $1.425 billion to $1.225 billion by investing an additional $200 million of equity in Puget Energy.

60.	The Joint Applicants commit that they will not make any proposals to materially change or affect industrial service under rate Schedule 449, including any change to the methodology that is used for calculating rates for Schedule 449 customers during the five-year period commencing as of the date of the closing of the Proposed Transaction.

61.	The Joint Applicants agree that PSE will propose and support in its next general rate case rates for Schedule 40 based on the current calculated rate methodology. Under the calculated rate methodology, Schedule 40 rates are equal to the high voltage (Schedule 49) charges (adjusted for power factor and losses) for power supply and transmission, plus the actual costs of all the PSE distribution facilities used to provide delivery services to the Schedule 40 customers.

62.	PSE has no current plans to make any proposals regarding decoupling for natural gas customers in the State of Washington for the two-year period following the date of closing of the Proposed Transaction. The Joint Applicants agree that PSE will not make any proposals regarding decoupling for gas industrial customers during the two-year period commencing as of the date of closing of the Proposed Transaction.

63.	PSE has no current plans to make any proposals regarding decoupling for electric customers in the State of Washington for the two-year period following the date of closing of the Proposed Transaction. The Joint Applicants agree that PSE will not make any proposals regarding decoupling for electric industrial customers during the two-year period commencing as of the date of closing of the Proposed Transaction.

APPENDIX B TO

MULTIPARTY SETTLEMENT STIPULATION

POST-ACQUISITION ORGANIZATIONAL CHART

ATTACHMENT B

TRANSACTION COMMITMENTS

WITH

COMMISSION CLARIFYING CONDITIONS

ATTACHMENT B

TRANSACTION COMMITMENTS

With Commission Clarifications and Conditions

First Condition

Acceptance by Puget Holdings and PSE of each of the following conditions upon and clarifications of the Settlement Stipulation is a prerequisite to the Commission’s approval of the proposed transaction.

Second Condition

3. Puget Holdings will secure and provide at closing contractually committed credit facilities for PSE and Puget Energy of a term not less than three years, in an amount not less than $1.4 billion to support PSE’s capital expenditure program as set forth in the summary of PSE’s multi-year Business Plan, dated October 19, 2007.

Commission Clarification: To ensure the availability of funds necessary to support PSE’s capital expenditure program, Puget Holding’s $1.4 billion commitment must be fulfilled with either committed credit facilities, or with additional equity. Joint Applicants must file an affidavit with the Commission, prior to closing of the transaction, affirming that the capital expenditure credit facilities described in Commitment 3 have been secured on terms substantively identical to the credit agreements provided in Exhibit 424.

Third Condition

8. Within ninety (90) days of the Proposed Transaction closing, PSE and Puget Holdings will file a non-consolidation opinion with the Commission which concludes, subject to customary assumptions and exceptions, that the ring fencing provisions are sufficient that a bankruptcy court would not order the substantive consolidation of the assets and liabilities of PSE with those of Puget Energy or its affiliates or subsidiaries.

Commission Clarification: Puget Holdings and Puget Energy must file an affidavit with the Commission stating that neither Puget Holdings nor Puget Energy, nor any of their subsidiaries, will seek to include PSE in a bankruptcy without the unanimous consent of PSE’s board of directors including PSE’s independent director.

Fourth Condition

9. PSE will (i) maintain separate books and records; (ii) agree to prohibitions against loans or pledges of utility assets to Puget Energy or Puget Holdings without Commission approval; and (iii) generally hold PSE customers harmless from any business and financial risk exposures associated with Puget Energy, Puget Holdings and its other affiliates.

Commission Clarification: Commitment 9(ii) is modified to read “agree to prohibitions against loans or pledges of utility assets to Puget Energy, Puget Holdings, or any of their subsidiaries or affiliates, without Commission approval.”

Commission Clarification: Pursuant to Commitment 9(iii), Puget Energy and Puget Holdings will file with the Commission, prior to closing of the transaction, a form of notice to prospective lenders describing the ring-fencing provisions included in Commitments 8, 9, 10, 24, 35, 36, 37, 39, and 40 stating that these provisions provide no recourse to PSE assets as collateral or security for debt issued by Puget Energy or Puget Holdings. This notice also must include a statement that any change in control of Puget Holdings or change in ownership of ten percent or more of Puget Holdings, including lenders taking equity interest, requires Commission approval, as specified in the Commission clarification of Commitment 26. This notice must be provided to prospective lenders.

Fifth Condition

16. At least one director of PSE will be an Independent Director who is not a member, stockholder, director (except as such Independent Director of PSE), officer, or employee of Puget Holdings or its affiliates. The organizational documents for PSE will not permit PSE, without the unanimous consent of all its directors including the Independent Director, to consent to the institution of bankruptcy proceedings or the inclusion of PSE in bankruptcy proceedings. The Chief Executive Officer of PSE will be a member of the board of PSE.

Commission Clarification: The Puget Holdings LLC governance will be on terms substantively the same as presented in the Draft LLC Agreement Term Sheet presented at hearing (Exhibit 63HC), including an Independent Manager as clarified by Exhibit 408. The Puget Energy Inc., Puget Intermediate Inc. and Equico LLC governance agreements will also include an independent manager as clarified by Exhibits 409 and 410. The Puget Holdings, Puget Intermediate, Equico, and Puget Energy governance agreements will be modified, as necessary, to require, in addition to supermajority member approval, supermajority Board approval, including the affirmative vote of the Independent Manager, of matters identified in Appendix C to the Draft LLC Agreement Term Sheet, subparts (D), (E) and (F). Puget Holdings LLC will file a copy of its final Corporate Bylaws with the Commission prior to closing of the transaction.

Sixth Condition

20. Affiliate Transactions, Cross-Subsidization: PSE agrees (i) to file cost allocation methodologies used to allocate Puget Energy or Puget Holdings-related costs to PSE; (ii) to propose methods and standards for treatment of affiliate transactions; and (iii) that there will be no cross-subsidization by PSE customers of unregulated activities.

Commission Clarification: The cost-allocation methodology filed pursuant to Commitment 20 will be a generic methodology that does not require Commission approval prior to its being proposed for specific application in a general rate case or other proceeding affecting rates.

Seventh Condition

21. Transaction Costs: PSE and Puget Holdings agree that there will be no recovery of legal and financial advisory fees associated with the Proposed Transaction in rates and no recovery of the acquisition premium in rates.

Commission Clarification: The scope of transaction costs in Commitment 21 includes any compensation of senior executives tied to change of control.

Eighth Condition

24. Puget Holdings and PSE will not advocate for a higher cost of debt or equity capital as compared to what PSE’s cost of debt or equity capital would have been absent Puget Holdings’ ownership.

Commission Clarification: For future ratemaking purposes Commitments 24, 26(a) and 9(iii) are clarified as follows:

(a)	Determination of PSE’s debt and equity costs will be no higher than such costs would have been assuming PSE’s credit ratings by S&P and Moody’s in effect on the day before the transaction closes and applying those credit ratings to then-current debt and equity markets, unless PSE proves that a lower credit rating is caused by circumstances or developments not the result of financial risks or other characteristics of the transaction.

(b)	PSE bears the burden to prove prudent in a future general rate case any pre-payment premium or increased cost of debt associated with existing PSE debt retired, repaid, or replaced as a part of the transaction.

(c)	Determination of the allowed return on equity in future general rate cases will include selection and use of one or more proxy group(s) of companies engaged in businesses substantially similar to PSE, without any limitation related to PSE’s ownership structure.

Ninth Condition

26. In furtherance of Commitment 9:

(a)	Puget Holdings and PSE commit that PSE’s customers will be held harmless from the liabilities of any non-regulated activity of PSE or Puget Holdings. In any proceeding before the Commission involving rates of PSE, the fair rate of return for PSE will be determined without regard to any adverse consequences that are demonstrated to be attributable to the non-regulated activities. Any new non-regulated subsidiary will be established as a subsidiary of either Puget Holdings, Puget Intermediate Holdings Inc., or Puget Energy rather than as a subsidiary of PSE. Measures providing for separate financial and accounting treatment will be established for each non-regulated activity.

(b)	Puget Holdings and PSE will notify the Commission subsequent to Puget Holdings’ board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of Puget Holdings; or (2) the change in effective control or acquisition of any material part of PSE by any other firm, whether by merger, combination, transfer of stock or assets.

(c)	Neither PSE nor Puget Holdings will assert in any future proceedings that, by virtue of the Proposed Transaction and the resulting corporate structure, the Commission is without jurisdiction over any transaction that results in a change of control of PSE.

Commission Clarification: As regards Commitments 26(b), 26(c) and 28(c), within 14 days following the notice required by Commitment 26(b) PSE and Puget Holdings will seek Commission approval of any sale or transfer of: (1) any part of PSE that will give a new or existing member of Puget Holdings effective control of PSE, either in terms of ownership shares, or in terms of voting power under the then-applicable Puget Holdings LLC Agreement, or; (2) any material part of PSE. The term “material part of PSE” means any sale or transfer of stock representing ten percent or more of the equity ownership of Puget Holdings or PSE. (Exhibit 419) No sale or transfer subject to Commitment 26(b) may close prior to approval by the Commission.

Tenth Condition

27. In furtherance of Commitment 19:

(a)	PSE and Puget Holdings will maintain the necessary books and records so as to provide an audit trail for all corporate, affiliate, or subsidiary transactions with PSE, or that result in costs that may be allocable to PSE.

(b)	PSE will provide Commission Staff and Public Counsel access to books and records (including those of Puget Holdings or any affiliate or subsidiary companies) required to be accessed to verify or examine transactions with PSE, or that result in costs that may be allocable to PSE. The Proposed Transaction will not result in reduced access to the necessary books and records that relate to transactions with PSE, or that result in costs that may be allocable to PSE, and the Proposed Transaction and resulting corporate structure will not be used by PSE as a basis to oppose requests for such books and records made by the Commission or by Commission Staff or Public Counsel.

(c)	Nothing in the Proposed Transaction will limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of PSE pursuant to RCW 80.04.070 or RCW 80.16.030. Nothing in the Proposed Transaction will limit or affect the Commission’s rights with respect to inspection of accounts, books, papers and documents of Puget Holdings pursuant to RCW 80.16.030; provided, that such right to inspection shall be limited to those accounts, books, papers and documents of Puget Holdings that pertain to transactions affecting PSE’s regulated utility operations.

(d)	Puget Holdings and PSE will provide the Commission with access to written information provided by and to credit rating agencies that pertains to PSE. Puget Holdings and each of its members will also provide the Commission with access to written information provided by and to credit rating agencies that pertains to Puget Holdings’ subsidiaries to the extent such information may potentially affect PSE.

Commission Clarification: Commitment 27(b) includes reports Puget Holdings produces for its investors, to the extent those reports are pertinent to PSE.

Eleventh Condition

31. The Joint Applicants understand that the Commission has authority to enforce these Commitments in accordance with their terms. If there is a technical violation of the terms of these Commitments, then the offending party may, at the discretion of the Commission, have a period of thirty (30) calendar days to cure such technical violation.

Commission Clarification: The scope of Commitment 31 includes the authority of the Commission to compel from Puget Holdings and Puget Energy the attendance of witnesses pertinent to matters affecting PSE. Puget Holdings waives its right to interpose any legal objection it might otherwise have to the Commission’s jurisdiction to require the appearance of any such witnesses.

Commission Clarification: Puget Holdings must file with the Commission prior to closing the transaction an affidavit affirming that it will submit to the jurisdiction of Washington state courts for enforcement of the Commission’s orders adopting these commitments and subsequent orders affecting PSE.

Twelfth Condition

33. Puget Holdings and PSE acknowledge that the Commitments are being made by Puget Holdings and PSE and are binding only upon them (and their affiliates where noted). Puget Holdings and PSE are not requesting in this proceeding a determination of the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions referenced in the Commitments, and the Parties in appropriate proceedings may take such positions regarding the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions as they deem appropriate.

Commission Clarification: The Commitments made by Puget Holdings and PSE also are binding, upon their successors in interest.

Thirteenth Condition

36. PSE shall not be permitted to declare or make any PSE distribution unless, on the date of such PSE distribution, the PSE common equity ratio after giving effect to such PSE distribution is not less than 44%, except to the extent a lower equity ratio is established for ratemaking purposes by the Commission.

37. Puget Energy may not declare or make a PE distribution, unless on the date of such PE distribution, the ratio of consolidated EBITDA to consolidated interest expense for the most recently ended four fiscal quarter period prior to such date is equal or greater than 2.00 to 1.00.

40. PSE shall not declare or make any distribution, unless, on the date of such distribution, either:

(a)	The ratio of PSE EBITDA to PSE interest expense for the most recently ended four fiscal quarter period prior to such date is equal or greater than 3.00 to 1.00; or

(b)	PSE’s corporate credit/issuer rating is at least BBB- (or its then equivalent) with S&P and Baa3 (or its then equivalent) with Moody’s.

However, if PSE satisfies part a) above but its corporate credit/issuer rating is downgraded to a level below BBB- (or its then equivalent) with Standard & Poor’s Ratings Group or Baa3 (or its then equivalent) with Moody’s Investors Service, Inc., then PSE shall provide notice to the Commission of such downgrade within two business days of PSE’s receipt of notice of such downgrade. Following such downgrade, distributions by PSE to Puget Energy shall be limited to an amount sufficient (i) to service debt at Puget Energy, and (ii) to satisfy financial covenants in the credit facilities of Puget Energy, and distributions by Puget Energy to Equico shall cease. If PSE seeks to make any distribution to Puget Energy greater than such amount and Puget Energy seeks to make any distribution to Equico whatsoever, PSE and Puget Energy shall within forty-five calendar days of such downgrade (or earlier if PSE anticipates that such a downgrade may be forthcoming) file a petition with the Commission to show cause why (i) PSE should be permitted to make any distribution to Puget Energy in excess of such amount and (ii) Puget Energy should be permitted to make any distribution to Equico. It is the expectation of the Joint Parties that the Commission within sixty (60) days after PSE’s and Puget Energy’s filing of such petition will issue an order granting or denying such petition. In considering such petition, due consideration shall be given to the financial performance and credit rating of PSE and to whether PSE has, and is expected to achieve, financial metrics that fall within the ranges used by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. for investment grade-rated utility companies and any changes in such ranges since the date of closing of the Proposed Transaction; provided that nothing in this commitment shall prohibit the parties from advancing any arguments regarding factors the Commission should consider. If PSE’s corporate credit/issuer rating is subsequently upgraded to BBB- (or its then equivalent) or above with Standard & Poor’s Ratings Group or Baa3 (or its then equivalent) or above with Moody’s Investors Service, Inc., then PSE shall provide notice to the Commission of such upgrade within two business days of PSE’s receipt of notice of such upgrade, and neither PSE nor Puget Energy shall be subject to any dividend restriction pursuant to this Commitment as of the date PSE provides such notice to the Commission.

Commission Clarification: Commitments 36, 37 and 40, which limit upward dividends or distributions from PSE to Puget Energy and from Puget Energy to Equico, are clarified as follows:

a)	If the ratio of PSE EBIDTA to PSE interest expense is equal to or greater than 3.0 and PSE’s corporate credit/issuer rating with S&P and Moody’s (or their then equivalents) is investment grade, distributions from PSE to Puget Energy are not limited so long as PSE’s equity ratio is equal to or greater than 44 percent [Commitment #36] and distributions from Puget Energy to Equico are not limited so long as consolidated PSE/Puget Energy EBITDA to consolidated PSE/Puget Energy interest expense is equal to or greater than 2.0. [Commitment #37]

b)	If the ratio of PSE EBIDTA to PSE interest expense is less than 3.0, but PSE’s corporate credit/issuer rating with S&P and Moody’s (or their then equivalents) is investment grade, distributions from PSE to Puget Energy are not limited so long as PSE’s equity ratio is equal to or greater than 44 percent [Commitment #36] and distributions from Puget Energy to Equico are not limited so long as consolidated PSE/Puget Energy EBITDA to consolidated PSE/Puget Energy interest expense is equal to or greater than 2.0. [Commitment #37]

c)	If the ratio of PSE EBIDTA to PSE interest expense is equal to or greater than 3.0, but PSE’s corporate credit/issuer rating with either S&P or Moody’s (or their then equivalents) is not investment grade, distributions from PSE to Puget Energy are limited as specified in Commitments 36 and 40, unless allowed by specific Commission approval. No distributions are allowed from Puget Energy to Equico.

d)	If the ratio of PSE EBIDTA to PSE interest expense is less than 3.0 and PSE’s corporate credit/issuer rating with either S&P or Moody’s (or their then equivalents) is not investment grade, no distributions are allowed from PSE to Puget Energy and no distributions are allowed from Puget Energy to Equico.

Fourteenth Condition

41. Joint Applicants commit that (i) the board of directors of PSE will include at least three directors who are residents of the region, one of whom shall be the chief executive officer of PSE, and (ii) the board of directors of Puget Energy will include at least two directors who are residents of the region, one of whom shall be the chief executive officer of PSE.

Commission Clarification: The term “regional” as it applies to Commitment 41 means Washington State.

Fifteenth Condition

43. PSE will to the extent practical, comply with the rules applicable to a registrant under NYSE rules. Please see Exhibit No. 81(EMM-11) at pages 1-4 for an analysis of PSE’s present reporting and governance obligations under NYSE Corporate Governance Standards. Such analysis identifies the applicable NYSE rule, describes the current requirement, describes the post-closing requirement, and sets forth PSE’s post-closing commitment with respect to each requirement in the event a current requirement is not a continuing obligation. Such analysis also details the requirements of the NYSE with respect to the following:

(a) annual report availability,

(b) interim financial statements,

(c) independent directors,

(d) director executive sessions,

(e) communication with non-management directors,

(f) nominating and governance committee matters,

(g) compensation committee matters,

(h) the audit committee and committee membership,

(i) the internal audit function,

(j) corporate governance guidelines,

(k) disclosure of corporate governance guidelines,

(l) code of business conduct and ethics, and

(m) officer certification.

Commission Clarification: Puget Energy and PSE will each comply with applicable NYSE rules and the requirements of the Sarbanes–Oxley Act as specified in Exhibit 422, Attachment A, column entitled “post-closing commitment.” Unless the Commission approves otherwise, Puget Energy and PSE will comply with any new NYSE rules, or rules not covered in Exhibit 422 (Attachment C to this Order). The independent managers or directors on the PSE, Puget Energy, and Puget Holdings boards will be members of the nominating/governance, compensation, and audit committees and their affirmative vote will be required on all matters subject to vote.

ATTACHMENT C

EXHIBIT 422

BEFORE THE WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

Docket No. U-072375

Puget Holdings LLC and Puget Sound Energy, Inc.

Joint Application for an Order Authorizing Proposed Transaction

BENCH REQUEST NO. 022

BENCH REQUEST NO. 022

Re: Exhibit No. 081(EMM-11)

If there are any clarifications or corrections regarding the commitments detailed in Exhibit No. 081(EMM-11), please provide and supplement as necessary.

Response:

In the testimony of Eric Markell on August 25, 2008, Chairman Sidran identified potential inconsistencies between commitment 45 (“Commitment 45”) and the chart provided in Exhibit No. 81 (EMM-11) (the “Chart”), relating to the audit committee requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

In acknowledgement of the potential inconsistency between Commitment 45 and the Chart, this Response intends to clarify the relationship between §301 of Sarbanes-Oxley and the New York Stock Exchange (the “NYSE”) listing standards and Puget Energy, Inc.’s (“Puget Energy”) and Puget Sound Energy, Inc.’s (“PSE”) post-closing compliance with the Sarbanes-Oxley requirements.

With respect to §301 of Sarbanes-Oxley, the Chart refers to the post-closing commitments under the NYSE requirements. This cross-reference was included because, as discussed in more detail below, the requirements set forth in §301 of Sarbanes-Oxley were implemented through §303A.06 and §303A.07 of the NYSE listing standards.

Post-closing, Puget Energy and Puget Sound Energy will continue to comply with the provisions of Sarbanes-Oxley to the extent detailed in the Chart. With respect to the audit committee independence requirements in §301 of Sarbanes-Oxley (implemented through §303A.06 and §303A.07 of the NYSE requirements), as noted in the NYSE portion of the Chart, the Puget Energy and Puget Sound Energy audit committees will not be comprised entirely of independent directors (as would otherwise be required of a NYSE listed company). Puget Energy and Puget Sound Energy will, however, remain

Joint Applicants’ Response to Bench Request No. 022	Page 1
Date of Response: September 5, 2008
Person who Prepared the Response: Lisa Rice; Durga Doraisamy
Witness Knowledgeable About the Response: Eric M. Markell

in compliance with the other requirements of §301 of Sarbanes-Oxley and §303A.06 and §303A.07 of the NYSE listing standards.

Section 301 of Sarbanes-Oxley amended §10A of the Securities Exchange Act of 1934, as amended, and directed the Securities and Exchange Commission (“SEC”) to promulgate a rule that national securities exchanges, such as the NYSE, must prohibit the listing of an issuer’s securities if the issuer does not have an audit committee that:

(1)	is responsible for the appointment, compensation and oversight of the auditor;

(2)	is comprised of members of the Board of Directors, who are otherwise independent;

(3)	has established procedures for the receipt, retention and treatment of complaints and the confidential, anonymous submission by employees regarding accounting or auditing concerns; and

(4)	has the authority to engage advisors and compensate such advisors.

As a result of this SEC rule (Rule 10A-3 under the Exchange Act), the NYSE implemented §303A.06 and §303A.07, which requires issuers to establish an audit committee, comprised of independent directors (including the independence requirements mandated by the SEC in implementing §301 of Sarbanes-Oxley), with a written charter that provides for the roles and responsibilities as intended by §301 of Sarbanes-Oxley.

Therefore, §303A.06 and §303A.07 of the NYSE listing standards relating to audit committee independence and responsibilities incorporates the requirements as set forth in §301 of Sarbanes-Oxley, which is the reason the cross-reference was included in the Chart.

To clarify the commitments relating to Sarbanes-Oxley, the Joint Applicants have revised the Chart to more clearly specify the relationship between the §301 Sarbanes-Oxley requirements and the related §303A.06 and §303A.07 NYSE listing requirements. The revisions are marked in the Chart attached as Attachment A to the Joint Applicants’ Response to Bench Request No. 22. In addition, to reconcile the inconsistency between Commitment 45, which states that Puget Energy and Puget Sound Energy will commit to following all the listed provisions of Sarbanes-Oxley (including §301 relating to audit committee independence) and the Chart, which indicates that the audit committees will not be composed of entirely independent directors, the Joint Applicants propose to revise Commitment 45 as follows (proposed revisions are marked to show):

Joint Applicants’ Response to Bench Request No. 022	Page 2
Date of Response: September 5, 2008
Person who Prepared the Response: Lisa Rice; Durga Doraisamy
Witness Knowledgeable About the Response: Eric M. Markell

Joint Applicants commit to the following post-closing commitments with respect to the Sarbanes-Oxley Act for both PSE and Puget Energy to the extent indicated in Exhibit No.      (EMM-11) under the column heading ‘Post-Closing Commitment’:

Other than the inconsistency identified by Chairman Sidran, the Joint Applicants do not believe there are any other inconsistencies among Commitment 45 (or any other commitment), the post-closing NYSE commitments listed in the Chart and the Sarbanes-Oxley commitments listed in the Chart.

Independence for purposes of this response and the Chart shall solely mean independence in accordance with the applicable NYSE and Sarbanes-Oxley standards. With respect to the issue of what constitutes an independent director for purposes of NYSE standards, please see Attachment B to the Joint Applicants’ Response to Bench Request No. 22, which is an excerpt from the NYSE Listed Company Manual 303A.00 Corporate Governance Standards, 303A.02 Independence Tests. With respect to the additional independence requirements for audit committee members per §303A.06 of the NYSE listing standards (which refers to SEC Rule 10A-3), please see Attachment C to the Joint Applicants’ Response to Bench Request No. 22, which is an excerpt from Rule 10A-3(b)(1).

Joint Applicants’ Response to Bench Request No. 022	Page 3
Date of Response: September 5, 2008
Person who Prepared the Response: Lisa Rice; Durga Doraisamy
Witness Knowledgeable About the Response: Eric M. Markell

ATTACHMENT A TO

JOINT APPLICANTS’ RESPONSE TO

BENCH REQUEST NO. 22

Proposed Commitments Relating to

Puget Energy’s and PSE’s Post-Closing Governance and Disclosure Requirements

New York Stock Exchange Corporate Governance Standards
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
NYSE §203.01

Annual Report Availability: If required to file annual report with SEC, issuer must:

•   Simultaneously make such report available to shareholders on or through the company’s website.

•   Indicate that a hard copy of the report can be requested free of charge.

•   Issue a press release regarding the annual report.

• Website Posting of 10-K: Not required. • Requesting Copy of 10-K: Not required. • Press Release re: 10-K: Not required.

•   Puget Energy/PSE will continue to file an annual report on Form 10-K with the SEC.

•   Puget Energy/PSE will continue to make such report available on or through the company’s website and indicate that a hard copy of the report can be requested free of charge.

•   Puget Energy/PSE will issue a press release regarding the availability of the annual report on the company’s website.

NYSE §203.02	Interim Financial Statements: • If required to file interim financial statements, company must issue an earnings release.	• Earnings Release: Not required.

•   Puget Energy/PSE will not issue quarterly earnings releases.

•   But, Puget Energy/PSE will continue to file quarterly reports on Form 10-Q, which will include interim financial statements, with the SEC.

NYSE §303A.01

Independent Directors:

•   Must have a majority of independent directors on the Board of Directors.

•   Must disclose independent directors in the proxy statement and the standard of independence it adopts in the proxy statement or if not proxy statement, in the 10-K

• Majority of Independent Directors: Not required. • Independence Standards: Not required. • Disclosure of Standards: Not required.

•   Puget Energy/PSE’s Board will include at least two (2) independent directors (based on NYSE’s independence standards) and one (1) director who is unaffiliated with the Macquarie Consortium.

•   Puget Energy/PSE will disclose independent and unaffiliated directors in its Form 10-K.

NYSE §303A.03	Executive Sessions: • Non-management directors must meet	• Executive Sessions: Not required. • Disclosure re: presiding director or	• Non-management Puget Energy/PSE directors will continue to meet regularly

Exhibit No.      (EMM-11)

New York Stock Exchange Corporate Governance Standards
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment

regularly in executive sessions without management.

•   Non-management director must preside over each executive session.

•   If one director chosen to preside over all executives sessions, must disclose name in proxy statement or if no proxy statement, in the 10-K. If no specific director selected, disclose procedure on selecting the presiding director at each session.

procedure to select presiding director: Not required.

in executive sessions without management.

•   Non-management director will continue to preside over each executive session.

•   One director will be chosen to preside over all executive sessions and the name of that director will be disclosed in the Form 10-K.

NYSE §303A.03	Communication with Presiding Director / Non-Management Directors: • Disclose method to communicate in proxy statement, or if no proxy statement, in the 10-K.	• Disclose Communication Method: Not required.	• Puget Energy/PSE will continue to disclose in its Form 10-K a means by which non-management and/or independent directors may be contacted.
NYSE §303A.04	Nominating/Governance Committee: • Listed companies must have a nominating/corporate governance committee composed of independent directors. • Must have a written charter.	• Nominating Committee: Not required.

•   Puget Energy/PSE will maintain a nominating/governance committee, however, it will not be composed entirely of independent directors under NYSE standards.

•   The Committee will have a written charter that is substantially the same as the existing charter, except for changes necessary to conform to the post-closing governance structure.

NYSE §303A.05	Compensation Committee: • Listed companies must have a compensation committee composed of independent directors. • Must have written charter.	• Compensation Committee: Not required.

•   Puget Energy/PSE will maintain a compensation committee, however, it will not be composed entirely of independent directors under NYSE standards.

•   The Committee will have a written charter that is substantially the same as the existing charter, except for changes necessary to conform to the post-closing

Exhibit No.      (EMM-11)

New York Stock Exchange Corporate Governance Standards
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
governance structure.
NYSE §303A.06; NYSE §303A.07

Audit Committee:

•    Listed companies must have an audit committee composed of independent directors, including the additional independence standards of §301 of Sarbanes-Oxley (as implemented by Rule 10A-3 under the Exchange Act).

•    Must have a written charter, which includes (among other things) the Sarbanes-Oxley §301 requirements that the audit committee (1) be responsible for the appointment, compensation and oversight of the auditor, (2) adopt procedures to receive/administer complaints regarding accounting and auditing matters, as well as the confidential submission of employee concerns or complaints as to accounting and auditing matters, and (3) have the authority to engage and compensate independent counsel and advisors.

• Audit Committee: Not required.

•    Puget Energy/PSE will maintain an audit committee, however, it will not be composed entirely of independent directors under NYSE standards.

•    The Committee will have a written charter that is substantially the same as the existing charter, except for changes necessary to conform to the post-closing governance structure, which charter will include the committee responsibilities as required by §301 of Sarbanes-Oxley (as implemented by Rule 10A-3 under the Exchange Act).

NYSE §303A.07	Audit Committee Members: • Audit Committee must have a minimum of 3 members. • Each member must be financially literate. • One member must have financial management expertise.	• Audit Committee Member Requirements: Not required.	• Puget Energy/PSE will maintain the eligibility requirements for its audit committee members.
NYSE §303A.07	Audit Committee - Impairment of Ability Determination: • If a member serves on more than 3 public company audit committees, company must	• Audit Committee Member Requirements: Not required.	• Puget Energy/PSE will maintain its existing policy regarding service on multiple public company audit committees: generally, no member of the Committee shall serve on more than three

Exhibit No.      (EMM-11)

New York Stock Exchange Corporate Governance Standards
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
determine whether ability is impaired and disclose determination in proxy statement, or if no proxy statement, the 10-K.

audit committees of publicly traded companies at the same time, and any member’s service on more than three audit committees of publicly traded companies will be subject to the Board’s determination that such simultaneous service will not impair such member’s ability to effectively serve on the Committee and Puget Energy/PSE will disclose such determination in the Form 10-K.

NYSE §303A.07	Audit Committee – Internal Audit • Must maintain internal audit function.	• Internal Audit: Not required.	• Puget Energy/PSE will maintain an internal audit function.
NYSE §303A.09	Corporate Governance Guidelines • Must adopt corporate governance guidelines.	• Corporate Governance Guidelines: Not required.	• Puget Energy/PSE will maintain corporate governance guidelines, revised as necessary to reflect the post-closing governance structure.
NYSE §303A.09

Disclosure of Corporate Governance Guidelines and Charters

•   Must include corporate governance guidelines and charters of its most important committees (including at least the audit, and if applicable, compensation and nominating committees) on its website.

		• Website Posting of Governance Guidelines: Not required. • Website Posting of Committee Charters: Not required.	• Puget Energy/PSE will include the revised corporate governance guidelines and charters of its most important committees on its website.
NYSE §303A.10	Code of Business Conduct and Ethics • Must adopt a Code of Business Conduct and Ethics for directors, officers and employees.	• Code of Business Conduct and Ethics: Not required.	• Puget Energy/PSE will maintain a Code of Business Conduct and Ethics for its directors, officers and employees.

Exhibit No.      (EMM-11)

New York Stock Exchange Corporate Governance Standards
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
NYSE §303A.10	Disclosure of Code of Business Conduct and Ethics • Must promptly disclose any waivers. • Post Code of Business Conduct and Ethics on website.	• Disclosure: Not required.	• Puget Energy/PSE will promptly disclose any waivers granted and will post the Code on the company’s website.
NYSE §303A.12	Officer Certification: • Must certify to NYSE that company is compliant with NYSE corporate governance requirements.	• Certification: Not required.	• Puget Energy and PSE will not submit a certification to the NYSE, since neither will be a NYSE-listed company.

Exhibit No.      (EMM-11)

Securities and Exchange Commission Disclosure Requirements
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
Exchange Act §13(a)

Section 13(a) disclosure requirements:

•   Puget Energy has outstanding common stock registered pursuant to Section 12(b) of the Exchange Act.

•   PSE has outstanding preferred stock registered pursuant to Section 12(g) of the Exchange Act.

•   Under Section 13(a) of the Exchange Act, Section 12 registration requires compliance with the SEC’s periodic and current reporting requirements, which include the preparation and filing of an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Puget Energy

•   Post-closing, Puget Energy will not have any outstanding securities registered pursuant to Section 12 of the Exchange Act and will therefore not be subject to Section 13(a) disclosure requirements.

PSE

•   PSE preferred stock (registered pursuant to Section 12(g) of the Exchange Act) will continue to be outstanding. So long as registered under Section 12(g), SEC reporting obligations will continue.

•   Under Rule 12g-4 of the Exchange Act, Section 12(g) registration may be terminated if the preferred stock is held by less than 300 persons.

•   Preferred stock is currently held by fewer than 100 persons.

Puget Energy/PSE will continue to comply with the disclosure requirements of Section 13(a) and 15(d) of the Exchange Act to the same extent as it does prior to the merger (i.e., will continue to file SEC reports on Forms 10-K, 10-Q and 8-K), even if it is no longer required to do so by law or indenture contractual covenants.
Exchange Act §15(d)

Section 15(d) disclosure requirements:

•   PSE has outstanding first mortgage bonds, senior notes and other debt securities that were issued pursuant to registration statements filed with the SEC.

•   Under Section 15(d) of the Exchange Act, an issuer that files a registration statement of the type PSE has filed in connection with the issuance of its first mortgage bonds, senior notes and certain other debt securities is required to file the same SEC reports as are required to be filed in respect of a security that is registered pursuant to Section 12(g) of the Exchange Act – that is,

PSE

•   PSE will continue to have outstanding debt securities issued pursuant to registration statements filed with the SEC. Section 15(d) reporting requirements may continue to apply.

•   Duty to file reports pursuant such Section 15(d) is automatically suspended as to any fiscal year, other than the fiscal year in which the registration became effective, if at the beginning of such fiscal year, the securities of each class to which the registration relates are held of record by less than 300 persons.

Exhibit No.      (EMM-11)

Securities and Exchange Commission Disclosure Requirements
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
	Forms 10-K, 10-Q and 8-K.	• Status of possible suspension has not been determined, but would likely apply in the future if PSE does not continue to issue registered debt securities.
Indenture Covenants

Indenture covenants disclosure requirements:

•   PSE’s debt indenture (including mortgage indentures, senior note indenture and subordinated debt indenture) require PSE to continue to file the reports required by Sections 13(a) and 15(d) of the Exchange Act (i.e. Forms 10-K, 10-Q and 8-K), even if PSE is no longer required to do so under such sections of the Exchange Act.

•   Until the debt indenture provisions are eliminated (either through retirement of the debt or amendment of the indentures, which would require bondholder approval), PSE’s SEC reporting obligations would not be substantially different than the reporting requirements applicable to PSE today.

Exhibit No.      (EMM-11)

Sarbanes-Oxley Reporting and Governance Obligations[1]
Sarbanes- Oxley Title	Sarbanes- Oxley Section	Applicable SEC /NYSE Rule and Brief Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
Title II: Auditor Independence	Section 201: Services Outside the Scope of Practice of Auditors	Reg. S-X, Rule 2-01(c)(4): Qualifications of Accountants / Non-Audit Services • Auditor is not considered independent if it performs certain non-audit services for an audit client.

•   These requirements will continue to apply to PSE so long as it has securities registered under §12(g) or is subject to reporting obligations under §15(d).

•   Puget Energy will not be subject to most of these requirements since it is not an issuer with registered securities under §12 or subject to reporting obligations under §15(d). However, so long as Puget Energy files SEC reports, it must comply with those requirements regarding disclosure (i.e., pre-approval policies).

Puget Energy/PSE will continue to engage an independent auditor in compliance with these requirements. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
Section 202: Preapproval Requirements

Reg. S-X, Rule 2-01(c)(7):

Qualifications of Accountants / Audit Committee Administration

•   Auditor is not considered independent unless audit committee (or full board, if no committee exists) has policies/procedures for approval of services and pre-approves such services

10-K Form, Item 14: Principal Accountant Fees and Services

•   Disclose pre-approval policies and approval of non-audit services by the audit committee, or if none, the full board of directors

	Section 203: Audit Partner Rotation	Reg. S-X, Rule 2-01(c)(6): Qualifications of Accountants / Partner Rotation • Auditor is not considered

1 Provisions not relating to governance and reporting obligations, or that are not applicable to Puget Energy or PSE, were excluded (i.e., provision establishing the Public Company Accounting Oversight Board and provisions relating to fines and penalties).

Exhibit No.      (EMM-11)

Sarbanes-Oxley Reporting and Governance Obligations[1]
Sarbanes-Oxley Title	Sarbanes- Oxley Section	Applicable SEC / NYSE Rule and Brief Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
independent unless certain partner rotation criteria are met.
Section 204: Auditor Reports to Audit Committees

Reg. S-X, Rule 2-07: Communication with Audit Committees

•   Each accounting firm that performs an audit for an audit client that is an issuer shall provide a report (with certain disclosures) to the Audit Committee

	Section 206: Conflicts of Interest	Reg. S-X, Rule 2-01(c)(2): Qualification of Accountants / Employment Relationships • Auditor is not independent if certain employment relationships existed with an audit client
Title III: Corporate Responsibility	Section 301: Public Company Audit Committees

NYSE §303A.06: Audit Committee

Listed companies must have an audit committee satisfying Rule 10A-3 under the Exchange Act. Requirements include:

•   Committee to consist entirely of independent members

•   Responsible for appointment, compensation and oversight of auditor

•   Adopt procedures to receive / administer complaints re: accounting and auditing matters (and confidential submission of

			• Since Puget Energy and PSE will no longer have any securities listed on an exchange, neither company will be subject to the rules of the exchange.	See NYSE §§ 303A.06; 303A.07 commitments above regarding maintenance of ~~an~~ the audit committees of Puget Energy and PSE.

Exhibit No.      (EMM-11)

Sarbanes-Oxley Reporting and Governance Obligations[1]
Sarbanes-Oxley Title	Sarbanes- Oxley Section	Applicable SEC / NYSE Rule and Brief Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
complaints by employees) • Authority to engage independent counsel and advisers
	Section 302: Corporate Responsibility for Financial Reports	Reg. S-K, Item 601: Exhibits • Certification of financial statements by Principal Executive Officer and Principal Financial Officer required for periodic and annual reports.	• So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), this requirement will continue to apply post-merger.	Puget Energy/PSE will continue to provide required certifications in connection with SEC reports. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
Title IV: Enhanced Financial Disclosures	Section 401: Forms for Periodic and Annual Reports

Reg. S-K, Items 10; 303: General; MD&A of Financial Condition and Results of Operations

•   Requires disclosure of material correcting adjustments, material off-balance sheet transactions and contractual obligations.

•   Requires registrants to reconcile all publicly disclosed non-GAAP financial measures

•   So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), Puget Energy/PSE will still be required to disclose material correcting adjustments, material off-balance sheet transactions and contractual obligations.

•   PSE will be required to reconcile all publicly disclosed non-GAAP financial measures since it will still be a registrant post-closing.

•   Puget Energy may not be a registrant post-closing and therefore, may not be required to reconcile non-GAAP financial measures.

Puget Energy/PSE will continue to comply with these requirements. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
	Section 403: Disclosures of Transactions involving Management and Principal	Rule 16a-3 of Exchange Act: • Filing requirements for Section 16 reports • Website posting requirements for Section 16 reports	• PSE will continue to be subject to these requirements since it will have preferred stock outstanding that was registered pursuant to §12. • Puget Energy will not have any

Puget Energy/PSE will comply with these requirements only to the extent required by Rule 16a-3 of the Exchange Act (i.e., only to the extent Puget Energy/PSE have equity securities registered pursuant to §12 of the Exchange Act.

Exhibit No.      (EMM-11)

Sarbanes-Oxley Reporting and Governance Obligations[1]
Sarbanes-Oxley Title	Sarbanes- Oxley Section	Applicable SEC / NYSE Rule and Brief Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
	Stockholders		securities registered pursuant to §12 post-closing and will therefore no longer be subject to these requirements.
	Section 404: Management Assessment of Internal Controls	Reg. S-K, Item 308: Internal Control over Financial Reporting • Provide report of management on internal control over financial reporting • Provide attestation report of auditor	• So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), Puget Energy/PSE will continue to be subject to these requirements.	Puget Energy/PSE will continue to comply with these requirements. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
Section 406: Code of Ethics for Senior Financial Officers Regulation S-K: §406

Reg. S-K, Item 406: Code of Ethics

•   Disclose whether registrant has adopted a code of ethics that applies to PEO, PFO, PAO or controller

•   File code of ethics and post same on website, undertaking to provide a written copy upon request

			• So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), Puget Energy/PSE will continue to be subject to these requirements.	Puget Energy/PSE will continue to comply with these requirements. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
	Section 407: Disclosure of Audit Committee Financial Expert	Reg. S-K, Item 407: Corporate Governance • Disclose whether the audit committee is comprised of at least 1 member who is a financial expert.	• So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), Puget Energy/PSE will continue to be subject to these requirements.	Puget Energy/PSE will continue to comply with these requirements. See SEC commitments above regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K.
Title IX: White Collar Crime Penalty Enhancements	Section 906: Corporate Responsibility for Financial Reports	Reg. S-K, Item 601: Exhibits • Requires certification of financial statements by Principal Executive Officer and Principal Financial Officer.	• So long as Puget Energy/PSE continue to file SEC reports (on Forms 8-K, 10-Q, 10-K), Puget Energy/PSE will continue to be subject to these requirements.	Puget Energy/PSE will continue to comply with these requirements. See SEC commitments above.

Exhibit No.      (EMM-11)

FERC Reporting Obligations
Rule	Description of Requirement	Post-Closing Requirement	Post-Closing Commitment
18 CFR §141.1(b)(1)(i)	Annual Report (FERC Form 1) • Each Major electric utility shall prepare and file Form 1 electronically with the FERC pursuant to the General Instructions set out in that form.

•   PSE will continue to be a Major electric utility and will therefore continue to comply with this requirement.

•   Puget Energy has never been subject to this requirement since it is not a Major electric utility.

• PSE will continue to be required to comply with this requirement.
18 CFR §141.400(b)(1)(i)	Quarterly Reports (FERC Form 3) • Each electric utility must prepare and file Form No. 3-Q with the FERC pursuant to the General Instructions set out in that form.

•   PSE will continue to be an electric utility and will therefore continue to comply with this requirement.

•   Puget Energy has never been subject to this requirement since it is not an electric utility.

• PSE will continue to be required to comply with this requirement.
18 CFR §260.2(b)

Annual Reports (FERC Form 2-A)

•   Each Nonmajor interstate natural gas pipeline subject to the jurisdiction of the FERC shall prepare and file Form 2-A electronically with the FERC pursuant to the General Instructions set forth in that form.

•   PSE owns an interest in the Jackson Prairie Underground Storage Project, which will continue to be a Nonmajor natural gas company and will therefore continue to comply with this requirement.

•   Neither Puget Energy nor PSE has been subject to this requirement because neither is a natural gas company, as that term is defined by Natural Gas Act (15 U.S.C. §§ 717, et seq.).

• The Jackson Prairie Underground Storage Project will continue to be required to comply with this requirement.
18 CFR §260.300(b)(1)	Quarterly Reports (FERC Form 3) • Each natural gas company must prepare and file Form 3-Q with the FERC pursuant to the General Instructions set out in that form.

•   The Jackson Prairie Underground Storage Project will continue to be a natural gas company and will therefore continue to comply with this requirement.

•   Neither Puget Energy nor PSE has been subject to this requirement because neither is a natural gas company, as that term is defined by Natural Gas Act (15 U.S.C. §§ 717, et seq.).

• The Jackson Prairie Underground Storage Project will continue to regarding continued filing of SEC reports on Forms 10-K, 10-Q and 8-K comply with this requirement.

Exhibit No.      (EMM-11)

ATTACHMENT B TO

JOINT APPLICANTS’ RESPONSE TO

BENCH REQUEST NO. 22

303A.02 Independence Tests	Page 1 of 3

Last Modified: 11/03/2004

303A.00 Corporate Governance Standards

303A.02 Independence Tests

In order to tighten the definition of “independent director” for purposes of these standards:

(a) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

Commentary: It is not possible to anticipate, or explicitly to provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company (references to “company” would include any parent or subsidiary in a consolidated group with the company). Accordingly, it is best that boards making “independence” determinations broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the listed company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. However, as the concern is independence from management, the Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The identity of the independent directors and the basis for a board determination that a relationship is not material must be disclosed in the listed company’s annual proxy statement or, if the company does not file an annual proxy statement, in the company’s annual report on Form 10-K filed with the SEC. In this regard, a board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. A company must disclose any standard it adopts. It may then make the general statement that the independent directors meet the standards set by the board without detailing particular aspects of the immaterial relationships between individual directors and the company. In the event that a director with a business or other relationship that does not fit within the disclosed standards is determined to be independent, a board must disclose the basis for its determination in the manner described above. This approach provides investors with an adequate means of assessing the quality of a board’s independence and its independence determinations while avoiding excessive disclosure of immaterial relationships.

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the listed company.

Commentary: Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

303A.02 Independence Tests	Page 2 of 3

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Commentary: Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the listed company (other than an executive officer) need not be considered in determining independence under this test.

(iii) (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning)

practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Commentary: In applying the test in Section 303A.02(b)(v), both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The lookback provision for this test applies solely to the financial relationship between the listed company and the director or immediate family member’s current employer; a listed company need not consider former employment of the director or immediate family member.

Contributions to tax exempt organizations shall not be considered “payments” for purposes of Section 303A.02(b)(v), provided however that a listed company shall disclose in its annual proxy statement, or if the listed company does not file an annual proxy statement, in the company’s annual report on Form 10-K filed with the SEC, any such contributions made by the listed company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the listed company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. Listed company boards are reminded of their obligations to consider the materiality of any such relationship in accordance with Section 303A.02(a) above.

General Commentary to Section 303A.02(b): An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions in Section 303A.02(b), listed companies need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In addition, references to the “company” would include any parent or subsidiary in a consolidated group with the company.

1For purposes of Section 303A, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

303A.02 Independence Tests	Page 3 of 3

Transition Rule. Each of the above standards contains a three-year “look-back” provision. In order to facilitate a smooth transition to the new independence standards, the Exchange will phase in the “look-back” provisions by applying only a one-year look-back for the first year after adoption of these new standards. The three-year look-backs provided for in Section 303A.02(b) will begin to apply only from and after November 4, 2004.

As an example, until November 3, 2004, a listed company need look back only one year when testing compensation under Section 303A.02(b)(ii). Beginning November 4, 2004, however, the listed company would need to look back the full three years provided in Section 303A.02(b)(ii).

ATTACHMENT C TO

JOINT APPLICANTS’ RESPONSE TO

BENCH REQUEST NO. 22

TITLE 17--COMMODITY AND SECURITIES EXCHANGES

CHAPTER II--SECURITIES AND EXCHANGE COMMISSION (CONTINUED)

PART 240_GENERAL RULES AND REGULATIONS, SECURITIES EXCHANGE ACT OF 1934--Table of Contents

Subpart A_Rules and Regulations Under the Securities Exchange Act of 1934

Sec. 240.10A-3 Listing standards relating to audit committees.

(b)	Required standards—

(1)	Independence.

(i) Each member of the audit committee must be a member of the board of directors of the listed issuer, and must otherwise be independent; provided that, where a listed issuer is one of two dual holding companies, those companies may designate one audit committee for both companies so long as each member of the audit committee is a member of the board of directors of at least one of such dual holding companies.

(ii) Independence requirements for non-investment company issuers. In order to be considered to be independent for purposes of this paragraph (b)(1), a member of an audit committee of a listed issuer that is not an investment company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee:

(A) Accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or

(B) Be an affiliated person of the issuer or any subsidiary thereof.

(iii) Independence requirements for investment company issuers. In order to be considered to be independent for purposes of this paragraph (b)(1), a member of an audit committee of a listed issuer that is an investment company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee:

(A) Accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or

(B) Be an “interested person” of the issuer as defined in section 2(a)(19) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(19)).

(iv) Exemptions from the independence requirements.

(A) For an issuer listing securities pursuant to a registration statement under section 12 of the Act (15 U.S.C. 78l), or for an issuer that has a registration statement under the Securities Act of 1933 (15 U.S.C. 77a et seq.) covering an initial public offering of securities to be listed by the issuer, where in each case the listed issuer was not, immediately prior to the effective date of such registration statement, required to file reports with the Commission pursuant to section 13(a) or 15(d) of the Act (15 U.S.C. 78m(a) or 78o(d)):

(1) All but one of the members of the listed issuer’s audit committee may be exempt from the independence requirements of paragraph (b)(1)(ii) of this section for 90 days from the date of effectiveness of such registration statement; and

(2) A minority of the members of the listed issuer’s audit committee may be exempt from the independence requirements of paragraph (b)(1)(ii) of this section for one year from the date of effectiveness of such registration statement.

(B) An audit committee member that sits on the board of directors of a listed issuer and an affiliate of the listed issuer is exempt from the requirements of paragraph (b)(1)(ii)(B) of this section if the member, except for being a director on each such board of directors, otherwise meets the independence requirements of paragraph (b)(1)(ii) of this section for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors, audit committee or any other board committee of each such entity.

(C) An employee of a foreign private issuer who is not an executive officer of the foreign private issuer is exempt from the requirements of paragraph (b)(1)(ii) of this section if the employee is elected or named to the board of directors or audit committee of the foreign private issuer pursuant to the issuer’s governing law or documents, an employee collective bargaining or similar agreement or other home country legal or listing requirements.

(D) An audit committee member of a foreign private issuer may be exempt from the requirements of paragraph (b)(1)(ii)(B) of this section if that member meets the following requirements:

(1) The member is an affiliate of the foreign private issuer or a representative of such an affiliate;

(2) The member has only observer status on, and is not a voting member or the chair of, the audit committee; and

(3) Neither the member nor the affiliate is an executive officer of the foreign private issuer.

(E) An audit committee member of a foreign private issuer may be exempt from the requirements of paragraph (b)(1)(ii)(B) of this section if that member meets the following requirements:

(1) The member is a representative or designee of a foreign government or foreign governmental entity that is an affiliate of the foreign private issuer; and

(2) The member is not an executive officer of the foreign private issuer.

(F) In addition to paragraphs (b)(1)(iv)(A) through (E) of this section, the Commission may exempt from the requirements of paragraphs (b)(1)(ii) or (b)(1)(iii) of this section a particular relationship with respect to audit committee members, as the Commission determines appropriate in light of the circumstances.